The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell, nor a solicitation of an offer to buy securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-145983
SUBJECT TO COMPLETION DATED FEBRUARY 5, 2008

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 11, 2007
Qimonda Finance LLC
$              % Senior Unsecured Convertible Notes due 2013
Guaranteed as to Payment of Principal and Interest by Qimonda AG

Qimonda AG
Up to   American Depositary Shares Each Representing One Ordinary Share

This prospectus supplement relates to:

•	An offering by Qimonda Finance LLC, which we refer to as Finance, of $ aggregate principal amount of its % Senior Unsecured Convertible Notes due 2013, which we refer to as the notes, and

•	An offering of up to American Depositary Shares, or ADSs, each representing one ordinary share of Qimonda AG, a German stock corporation. Infineon Technologies AG, which we refer to as Infineon, is lending the ADSs, which we refer to as the Borrowed ADSs, to an affiliate of Credit Suisse Securities (USA) LLC, one of the underwriters in the offering of the ADSs, together with Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., which affiliate we refer to as the ADS borrower, pursuant to an ADS lending agreement, which we refer to as the ADS Lending Agreement. The ADSs may be evidenced by American Depositary Receipts, or ADRs. Each ADS will represent one ordinary share.

The notes will be convertible, at your option, into ordinary shares, which we refer to as ordinary shares or shares of Qimonda AG, which we refer to as our company. We will deliver these ordinary shares only in the form of ADSs. The initial conversion rate will be   ADSs per $1,000 principal amount of notes (equivalent to an initial conversion price of $   per ADS). This rate is subject to adjustment as described in this prospectus supplement. You may convert the notes at any time, except during the excluded periods, described in this prospectus supplement, beginning on       , 2008 and ending on the third business day prior to the maturity date or an earlier redemption date. We will fully, unconditionally and irrevocably guarantee all of Finance’s payments under the notes.

The notes will be general unsubordinated and unsecured obligations of Finance. The notes will bear interest at a rate of  % per year, and Finance will pay interest on the notes on March 15 and September 15 of each year beginning on September 15, 2008. The notes will mature on March 22, 2013.

Finance may redeem some or all of the notes on or after  , if the closing sale price of our ADSs for at least 20 trading days in the 30 consecutive trading day period ending on the date one day prior to the date of the notice of redemption is greater than 150% of the applicable conversion price on the date of our notice. Finance will also have the option to redeem the notes if at any time the aggregate principal amount of notes outstanding falls below 10% of the aggregate principal amount of notes originally issued or upon certain changes in tax regulations. Any redemption will be at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to (but excluding) the redemption date. You will have the option, if certain fundamental changes such as a change of control or a termination of the stock exchange listing of our ADSs occur, and subject to specified conditions, to require us to repurchase your notes. In addition, if a fundamental change occurs, the conversion rate for any notes converted in connection with such event will be increased as described herein.

The ADS borrower is offering the Borrowed ADSs to the public by means of this prospectus supplement. The ADSs may be offered on a delayed basis. We will not receive any proceeds from any of the sales of ADSs described in this prospectus supplement. The ADS borrower has informed us that it intends to use the short position created by the sale of the Borrowed ADSs pursuant to this prospectus supplement to facilitate transactions by which investors in the notes will hedge their respective investments through short sales or privately negotiated derivatives transactions. Our ADSs are listed on the New York Stock Exchange under the symbol “QI”.

The notes are a new issue of securities for which there is currently no market. Finance intends to include the notes in trading on the Open Market (Freiverkehr) of the Frankfurt Stock Exchange. On February 4, 2008, the closing sale price of our ADSs was $7.34 per share.

See “Risk Factors” on page S-7 to read about factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public offering price of the notes(1)	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Finance	$	$

(1) Plus accrued interest, if any, from February   , 2008.

To the extent the underwriters sell more than   notes, the underwriters have the option to purchase up to an additional   notes from Finance at the public offering price per note less the underwriting discount to cover over-allotments.

The ADSs offered hereby may be offered for sale in transactions, including block sales, on the New York Stock Exchange, in the over-the-counter market, in negotiated transactions or otherwise. Approximately   of these ADSs will be initially offered at $   per ADS and the remaining ADSs will subsequently be sold at prevailing market prices at the time of sale or at negotiated prices.

The underwriters for the offering of the notes, expect to deliver the notes against payment in New York, New York on February   , 2008. The underwriters in the offering of the Borrowed ADSs, expect to deliver approximately   of the ADSs against payment in New York, New York on February   , 2008.

Citi	Credit Suisse	Deutsche Bank Securities

ABN AMRO, Inc.	JP Morgan	UniCredit

The date of this Prospectus Supplement is February   , 2008.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where sale of these securities is legally permitted. The information in this document may only be accurate on the date of this document.

In this prospectus supplement, references to:

•	“our company” refers to Qimonda AG;

•	“we”, “us”, “Qimonda AG” or “Qimonda” refer to Qimonda AG and, unless the context otherwise requires, to our subsidiaries and our predecessor, the former Memory Products segment of Infineon;

•	“Infineon” refers to Infineon Technologies AG, a German stock corporation and its subsidiaries;

•	“Citi” refers to Citigroup Global Markets Inc. and its affiliates;

•	“Credit Suisse” refers to Credit Suisse Securities (USA) LLC and its affiliates;

•	“Deutsche Bank Securities” refers to Deutsche Bank Securities Inc. and its affiliates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using an automatic shelf registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended.

Under the shelf registration process, we may from time to time sell the securities identified in the accompanying prospectus, including the notes and the ADSs offered hereby. This prospectus supplement supersedes the prospectus to the extent it contains information that is different from the information in the prospectus. See “Underwriting” in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference is accurate only as of the respective dates of those documents in which the information is contained. You should read this entire prospectus supplement and accompanying prospectus, as well as the documents incorporated by reference that are described under “Incorporation of Certain Information By Reference” in this prospectus supplement and accompanying prospectus before making your investment decision.

WHERE YOU CAN FIND MORE INFORMATION AND
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC in other documents, which means:

•	incorporated documents are considered part of this prospectus supplement and the accompanying prospectus; we can disclose important information to you by referring you to those documents; and

•	information in this prospectus supplement and the accompanying prospectus automatically updates and supersedes information in earlier documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, and information that we file with the SEC after the date of this prospectus supplement automatically updates and supersedes this prospectus supplement.

We incorporate by reference our Annual Report on Form 20-F for the year ended September 30, 2007, which was filed with the SEC on November 16, 2007, and our Interim Report for the quarter ended December 31, 2007, which was filed with the SEC on Form 6-K on February 1, 2008. We also incorporate by reference the section “Description of American Depositary Shares” in our prospectus filed pursuant to Rule 424(b)(1) of the Securities Act on August 10, 2006 with respect to the Registration Statement on Form F-1 (File No. 333-135913).

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus from now until we terminate the offering of the securities:

•	Annual Reports filed on Form 20-F; and

•	any future reports filed on Form 6-K that indicate that they are incorporated by reference into the registration statement of which this prospectus and prospectus supplement form a part.

Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus.

You may obtain a copy of any of the documents referred to above at no cost by contacting us at the following address or telephone number:

Qimonda AG
Gustav-Heinemann-Ring 212
81739 Munich, Germany
+(49)(89) 60088-0

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus and the documents incorporated herein by reference. Because it is a summary, it does not contain all the information you should consider before investing in our securities. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the sections entitled “Risk Factors”, our combined financial statements and the related notes included elsewhere in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, before making an investment decision.

Qimonda AG

We design semiconductor memory technologies and develop, manufacture, market and sell a large variety of semiconductor memory products on a chip, component and module level. We began operations within the Semiconductor Group of Siemens AG, whose roots in semiconductor R&D and manufacturing date back to 1952, and operated as the Memory Products segment of Infineon Technologies AG since its carve-out from Siemens AG in 1999. We came into being as Qimonda effective May 1, 2006 when Infineon contributed substantially all of the assets, liabilities, operations and activities, as well as the employees, of its former Memory Products segment to us. Our principal executive offices are located at Gustav-Heinemann-Ring 212, 81739 Munich, Germany, and our telephone number is +49-89-60088-0.

Our net sales in our financial year ended September 30, 2007 were €3.61 billion. During the financial year we recorded an EBIT loss (which we define as net loss plus interest expense and income taxes) of €246 million and a net loss of €249 million. Our net sales for the three months ended December 31, 2007 were €513 million. During that period we recorded an EBIT loss of €590 million and a net loss of €598 million.

Qimonda Finance LLC

Qimonda Finance LLC was formed by us on July 13, 2006 pursuant to the filing of a certificate of formation with the Secretary of State of the State of Delaware. Qimonda Finance LLC is our wholly-owned subsidiary formed for the purpose of raising funds for us.

Qimonda Finance LLC’s principal executive office and postal address is 3000 CentreGreen Way, Cary, North Carolina, 27513 U.S.A., and its telephone number is +1 919-677-3053. Qimonda Finance LLC’s registered agent in the United States is Qimonda North America Corp., Attn: General Counsel, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

You can obtain more information regarding our business by reading our Annual Report on From 20-F for the fiscal year ended September 30, 2007, and the other reports we file with the Securities and Exchange Commission. See “Where You Can Find More Information and Incorporation of Certain Information by Reference.”

THE OFFERING OF THE NOTES

Issuer of the Notes	Qimonda Finance LLC, a wholly owned subsidiary of Qimonda AG, which we refer to as Finance. Finance has no assets or operations other than in connection with this offering.

Total Notes Being Offered	$ million aggregate principal amount of Senior Unsecured Convertible Notes due 2013, which we refer to as the notes. We have also granted the underwriters a 30-day option to purchase up to an additional $ million aggregate principal amount of notes.

The Offering	The offering consists of a public offering made by this prospectus in the United States and an offering to institutional investors outside the United States.

Interest	The notes will bear interest at an annual rate of %. Interest is payable on each March 15 and September 15, beginning on September 15, 2008, to the holders of record at the close of business on the preceding March 1 and September 1, respectively.

Maturity Date	March 22, 2013, unless earlier redeemed, repurchased or converted.

Ranking	The notes will be senior unsecured obligations of Finance ranking equally in right of payment to all of its existing and future unsubordinated indebtedness.

Guarantee	We will fully, unconditionally and irrevocably guarantee all payments to be made by Finance in respect of the notes. The guarantee will be our senior unsecured obligation, ranking equally in right of payment with all of our existing and future unsubordinated unsecured indebtedness. However, the guarantee will rank junior in right of payment to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and be structurally subordinated in right of payment to all existing and future obligations of our subsidiaries other than Finance, including their trade payables.

Conversion	You may convert your notes at any time during the conversion period beginning on , 2008 and ending on the third business day prior to the maturity date or an earlier redemption date, subject to the excluded periods specified under the heading “Description of the Notes — Conversion of Convertible Notes — General”, into ordinary shares. We will deliver ordinary shares on conversion only in the form of ADSs. The initial conversion rate will be shares per $1,000 principal amount of notes (which is equivalent to ADSs per $1,000 principal amount of convertible notes and represents a conversion price of approximately $ per share, or approximately $ per ADS), subject to antidilution-related adjustments. The conversion rate will be increased if a fundamental change occurs. Fundamental changes include a change of control, the absence of a U.S. stock exchange listing for our shares and ADSs and specified other events.

Cash Payment in lieu of Delivery of Shares	If we are not legally permitted to issue shares from conditional capital and it is not legally permissible or commercially reasonable to deliver existing shares or issue new shares from authorized capital when you exercise your conversion right, we will pay you a cash amount in lieu of the issue and delivery of shares. Your cash payment will be equal to the product of the current market value of our ADSs on the day of the conversion notice and the number of shares which we would otherwise be obliged to issue to you upon exercise of your conversion right.

Repurchase at Option of Holder Upon a Fundamental Change	You may require Finance to repurchase the notes for cash upon the occurrence of a fundamental change, at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but not including, the repurchase date. In addition, the conversion rate for any notes converted in connection with a fundamental change will be increased as described herein.

Optional Redemption	Finance may redeem some or all of the notes for cash on or after at 100% of their principal amount plus accrued and unpaid interest and any additional amounts to (but excluding) the redemption date if the closing sale price of our ADSs for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the redemption notice exceeds 150% of the applicable conversion price on the last trading day of the period.

Clean-Up Call	If the aggregate amount of outstanding notes falls below 10% of the aggregate principal amount of notes originally issued, Finance is entitled to redeem the remaining notes, in whole but not in part, at 100% of their principal amount, plus accrued and unpaid interest and additional amounts, if any, in respect of specified taxes.

Tax Redemption	In the event of a change in tax law, Finance may, at its option, redeem all the notes, in whole but not in part, at any time (except during an excluded period) after giving not less than 30 nor more than 60 days’ notice to the holders, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the redemption date and all additional amounts, if any, then due and which will become due on the date of redemption as a result of the redemption or otherwise.

Sinking Fund	None.

Use of Proceeds	The gross proceeds received by Finance from the sale of the notes will be on-lent to us to be used for general corporate purposes.

Denominations	The notes will be issued in denominations of $100,000 and integral multiples of $1,000 in excess thereof.

Conversion Agent	Deutsche Bank Trust Company Americas.

Paying Agent	Deutsche Bank Trust Company Americas.

Trustee	Deutsche Bank Trust Company Americas.

Over-Allotment Option	If the underwriters exercise the over-allotment option described in this prospectus supplement under the heading “Underwriting”, the underwriters may sell up to additional notes solely to cover over-allotments in the distribution of the notes.

Listing and Trading	Finance intends to include the notes in trading in the Open Market (Freiverkehr) of the Frankfurt Stock Exchange. Our ADSs are listed on the New York Stock Exchange under the symbol “QI”.

Governing Law	The indenture and the notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

Lock-up	We, and our shareholder Infineon, have agreed that, subject to some exceptions, for a period of 60 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the underwriters, dispose of or hedge any of our shares or ADSs or securities which are convertible or exchangeable into our ADSs.

Risk factors	See “Risk Factors” and the other information included in this prospectus supplement and accompanying prospectus as well as documents incorporated herein by reference for a discussion of risks you should carefully consider before deciding to invest in our securities.

THE OFFERING OF THE ADSs

ADSs offered	Up to ADSs.

American Depositary Shares	The shares being sold pursuant to this prospectus supplement will be delivered in the form of ADSs. Each ADS, which may be evidenced by an American Depositary Receipt, or ADR, represents an ownership interest in one of our ordinary shares. As an ADS holder, we will not treat you as one of our shareholders. The depositary will be the holder of the ordinary shares underlying your ADSs. You will have ADS holder rights as provided in the deposit agreement. To better understand the terms of the ADSs, you should carefully read the section in the accompanying prospectus entitled “Description of American Depositary Shares”. We also encourage you to read the deposit agreement, the form of which is attached as an exhibit to the registration statement of which this prospectus supplement and prospectus forms a part.

Investors in our ADSs will be able to trade our securities and receive any dividends on them in U.S. dollars if they wish.

Depositary	Citibank, N.A.

Lender of the ADSs	Infineon Technologies AG.

Risk factors	See “Risk Factors” and the other information included in this prospectus supplement and accompanying prospectus as well as documents incorporated herein by reference for a discussion of risks you should carefully consider before deciding to invest in our securities.

New York Stock Exchange Symbol	“QI”.

RISK FACTORS

In addition to other information contained in this prospectus supplement and the accompanying prospectus, you should carefully consider the risks incorporated by reference to our most recent Annual Report on Form 20-F in evaluating our company, our properties and our business before investing in our securities. These risks are not the only ones we face. Additional risks not known at present or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. Any of these risks might cause you to lose all or a part of your investment. Some statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference constitute forward-looking statements. Please refer to the section entitled “Forward-Looking Statements” in the prospectus to which this prospectus supplement relates.

The market price of our notes will be directly affected by the market price of our ADSs, which may be volatile and decline.

To the extent there is a secondary market for the notes, we believe that the market price of the notes will be significantly affected by the market price of our ADSs. We cannot predict how our ADSs will trade and the price of our ADSs declined steeply during our most recent financial year. This decline may result in greater volatility in the market price of the notes than would be expected for convertible notes. From the beginning of our financial year 2007 to February 4, 2008, the reported high and low closing prices for our common stock ranged from a low of $5.07 per share to a high of $18.85 per share.

In addition, the stock markets in general, including the New York Stock Exchange and the Open Market (Freiverkehr) of the Frankfurt Stock Exchange, experience price and trading fluctuations. These fluctuations may result in volatility in the market prices of our securities that could be unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the market prices of the notes.

We may not be able to repurchase the notes upon a fundamental change as required by the indenture governing the notes.

Upon a fundamental change (as defined in “Description of the Notes”), Finance will be required to offer to purchase all of the notes then outstanding for cash at 100% of the principal amount thereof together with accrued and additional interest, if any, to but not including the date of purchase. A fundamental change may also constitute an event of default or prepayment, and result in the acceleration of the maturity, of certain of our other then-existing indebtedness. If a fundamental change were to occur, Finance and we may not have sufficient funds to pay the purchase price with respect to any notes tendered by holders for repurchasing or to repay any such other indebtedness and we may be required to obtain third party financing in order to do so. We may not be able to obtain such financing on commercially reasonable terms, or at all. Our failure following a fundamental change to make or consummate an offer to purchase the notes would constitute an event of default under the indenture. In such an event, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may accelerate the maturity of all of the notes of that series. Our ability to repurchase the notes may also be limited by law or by the terms of agreements we may enter into.

Future sales and other increases in the number of our ordinary shares and ADSs in the public market could lower our stock price and affect the value of the notes and the ADRs, which may negatively impact your investment.

There are several potential sources of additional ordinary shares and ADSs in the public market. First, the notes we are offering by means of this prospectus supplement and an issuance in 2007 by Infineon of notes exchangeable into our shares together provide for the delivery of a substantial number of our ordinary shares or ADSs. Second, Infineon holds, directly or indirectly, a 77.5% equity interest in our company. Infineon does not anticipate owning a majority of our shares over the long term and has publicly announced that it intends to reduce its stake in our company to significantly below 50% by the time of Infineon’s Annual Shareholders Meeting in 2009, at the latest. Third, we may issue substantial additional shares of common stock or other securities in connection with capital raising transactions, acquisitions or for other purposes. We cannot predict the effect, if any, that future deliveries into the public market of our ordinary shares and ADSs, or the availability of our ordinary shares and ADSs for future delivery or sale, will have on the market price of our ordinary shares and ADSs. Sales of substantial amounts of ordinary shares or ADSs, including shares issued upon the exercise of notes or the conversion of our convertible securities, or the perception that such sales could occur, may adversely affect prevailing market prices for our ordinary shares and ADSs or the notes.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment to certain events, including but not limited to the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivision, combinations, distributions of capital stock, indebtedness or assets; certain cash dividends and certain tender or exchange offers as described under “Description of the Notes — Conversion of the Notes — General Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, that may adversely affect the value of the notes.

If you hold notes, you are not entitled to any rights with respect to our ADSs or ordinary shares, but you are subject to all changes made with respect to our ADSs and ordinary shares.

If you hold notes, you are not entitled to any rights with respect to our ADSs or ordinary shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on our ordinary shares), but you are subject to all changes affecting the ADSs and ordinary shares. You will be entitled to exercise the rights of holders of the ADSs only if and when we deliver ADSs to you upon conversion of your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that a matter is proposed to our shareholders for approval and the record date for determining the ADR holders of record entitled to vote on the matter occurs prior to delivery of the ADSs, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our ordinary shares arising therefrom. Any perceived restriction on the rights of ADR holders or holders of our ordinary shares could therefore reduce the value of your notes.

We are not required by the indenture governing the notes to comply with financial covenants and we may therefore incur substantially more debt or take other actions which may affect our ability to satisfy our obligations under the notes.

The indenture does not contain any financial covenants and does not restrict us or our subsidiaries from paying dividends or making investments in subsidiaries or other entities, incurring additional senior indebtedness or any other indebtedness or issuing or repurchasing securities. We are therefore not restricted from incurring indebtedness or otherwise reducing our cash position such that we would be unable to pay principal and interest on the notes in part or at all. Furthermore, the requirement that we offer to repurchase the notes upon a fundamental change (which includes events involving a change of control or merger) is limited to transactions specified in the definition of “fundamental change” under “Description of the Notes — Repurchase of Notes at the Option of Holders Upon a Fundamental Change” and may not include other events that might adversely affect our financial condition. In addition, the requirement, if applicable, that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The adjustment to the conversion rate for the notes converted in connection with a fundamental change may not adequately compensate you for the lost option time value of your notes as a result of such fundamental change.

If you convert notes in connection with a fundamental change (as defined under the heading “Description of the Notes — Repurchase of Convertible Notes at the Option of Holders Upon a Fundamental Change”), we will be required to increase the conversion rate applicable to such conversions. While the adjustment to the conversion rate is designed to compensate you for the lost option time value of your notes as a result of a fundamental change, the adjustment is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, not all corporate reorganizations, mergers or similar transactions would qualify as a fundamental change requiring us to make such an adjustment to the conversion rate.

There may not be a liquid market for the notes and you may not be able to sell your notes at attractive prices or at all.

The notes are a new issue of securities for which there is currently no trading market. We cannot assure you that a trading market for the notes will develop or be maintained in the United States or elsewhere. Although we intend to have the notes included in trading in the Open Market of the Frankfurt Stock Exchange, such inclusion does not imply that a trading market will develop or continue. If the notes are not listed, however, pricing information for them may be more difficult to obtain, which may make them less liquid. If an active market for the notes fails to develop or be sustained, the trading price of the notes could fall, and even if an active trading market were to develop, the notes could trade at prices that may be lower than the initial offering price. The trading price of the notes will depend on many factors, including:

•	prevailing interest rates and interest rate volatility;

•	the markets for similar securities;

•	our financial condition, results of operations, including cash flows, and prospects;

•	the publication of earnings estimates or other research reports and speculation in the press or investment community;

•	changes in our industry and competition; and

•	general market and economic conditions.

Even if you decide to sell the notes, there may be a limited number of buyers (if any) or there may be a surplus of debt securities of other issuers available with similar credit, maturity and other structural characteristics. As a result, we cannot assure you that you will be able to sell the notes at attractive prices or at all. You should not purchase the notes unless you understand and know you can bear the related investment risks.

The notes will not be rated.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces its rating in the future, the market price of the notes and our ADSs could be reduced.

Your right to receive payment on the notes is effectively subordinated to some of our existing and future indebtedness.

We will irrevocably and unconditionally guarantee the punctual payment when due of the principal amount and interest, if any, on the notes. The guarantee will be our general, unsecured obligations and will rank equally in right of payment with all of our existing and future senior, unsecured indebtedness. The notes will, however, be effectively subordinated to any existing and future secured indebtedness we may have up to the value of the collateral securing that indebtedness, and will be structurally subordinated to any existing and future liabilities and other indebtedness of our subsidiaries (other than Finance) with respect to the assets of those subsidiaries. These liabilities may include debt securities, credit facilities, trade payables, guarantees, lease obligations, letter of credit obligations and other indebtedness. The indenture does not restrict us or our subsidiaries from incurring debt in the future, nor do they limit the amount of indebtedness we can issue that is equal in right of payment to the indebtedness represented by the notes.

Conversion of the notes will dilute the ownership interest of existing stockholders, including holders who had previously converted their notes.

To the extent we issue shares upon conversion of the notes, the conversion of some or all of the notes will dilute the ownership interests of existing stockholders, including holders who had previously converted their notes. Any sales in the public market of the shares issuable upon such conversion could adversely affect prevailing market prices of our ADSs. In addition, the existence of the notes may encourage short selling by market participants which could depress the price of our ADSs.

You may have to pay taxes with respect to distributions on our ADSs that you do not receive.

The conversion rate of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, cash dividends and certain other actions by us that modify our capital structure. Under certain circumstances, such an adjustment could result in a constructive distribution to you. If, for example, the conversion rate is adjusted as a result of a distribution that is taxable to holders of our ADSs, such as a cash dividend, you may be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that you do not receive an actual distribution. See “Certain United States Federal Income and German Tax Consequences” for more details.

Changes in our share price and in the exchange rate of dollars for euro will lead to non-cash charges or gains in our income statement due to the changes in the market values of the derivative financial instruments that are included in the notes according to the applicable accounting rules.

Under U.S. GAAP, we will be required to recognize in our earnings in each financial period the impact of changes in the value of the option contained in the notes to acquire our equity. We will also be required to recognize the effect of exchange rate fluctuations on this value. If our share price appreciates during any of our financial quarters, we will recognize in our statement of operations a non-cash charge reflecting the increase of the value of the option. This effect will be increased to the extent that the dollar has appreciated against the euro during the quarter. The effect will decline as the maturity date of the note approaches, as the underlying value of the option would be expected to decline if share prices and exchange rates remained unchanged. We cannot predict movements in our share price or in the exchange rate between the U.S. dollar and the euro, but these movements could be substantial. Our share price has varied across a very wide range since it began trading in 2006, and it may continue to be extremely volatile. A substantial increase in our share price, particularly if combined with a strengthening of the U.S. dollar against the euro, could lead us to recognize material non-cash losses in our accounting for the notes, which could have a material adverse effect on our financial condition or results of operations in any financial quarter.

The effect of the loan of our ADSs pursuant to the ADS Lending Agreement and sales of our ADSs in short sale transactions by the purchasers of the notes may have a negative effect on the market price of our ADSs. In addition, purchases of ADSs in connection with the termination of the ADS Lending Agreement may result in a temporary increase in the market price of our ADSs during the loan unwind period.

Infineon has agreed pursuant to the ADS Lending Agreement to lend to the ADS borrower the ADSs that are being offered pursuant to this prospectus supplement. The existence of the ADS Lending Agreement and the short positions established in connection with the sale of the notes could have the effect of causing the market price of our ADSs to be lower over the term of the ADS Lending Agreement than it would have been in the absence of the agreement. In addition, we have been advised by the ADS borrower that, in connection with the offering of the notes, it intends to use the short position created by the ADS loan to facilitate the establishment by the note investors of hedged positions in the notes through the entry into privately negotiated derivative transactions with those investors. The market price of our ADSs also could be negatively affected by these or other short sales of our ADSs. In addition, purchases of ADSs in connection with the termination of the ADS Lending Agreement may result in a temporary increase in the market price of our ADSs during the loan unwind period.

Were we to declare dividends in respect of any financial year, ordinary shares issued upon conversion of the notes between the first day of the next financial year and the ex dividend date before the actual payment of the dividends will not be entitled to receive those dividends, and ordinary shares and ADSs representing them will not be fungible with our other ordinary shares and ADSs until that ex dividend date.

The shares delivered to you upon conversion will be entitled to the full dividend for the financial year in which they are issued, but will not be entitled to receive any dividends in respect of the prior financial year. We have no present intention to pay dividends on our ordinary shares in the foreseeable future. However, were our annual meeting of shareholders to resolve to distribute dividends, any ordinary shares or ADSs you receive as a result of conversion of notes between the first day of the financial year in which such annual meeting occurs and the ex dividend date for payment of the dividend declared at that annual meeting will not be entitled to receive any of those dividends. ADSs representing such ordinary shares will be treated until that ex dividend date as “partial entitlement ADSs” under the Deposit Agreement. These partial entitlement ADSs will not be fungible with our ADSs until that ex dividend date, and will bear a different CUSIP number than our ADSs. We cannot ensure that a liquid market for partial entitlement ADSs will develop, and our partial entitlement ADSs may be less liquid than out ADSs, and trade at a discount.

Because German law prohibits the issuance of shares at an issue price of less than their notional par value and our ordinary shares have a notional par value of €2.00 per ordinary share, the minimum conversion price per share on any conversion will be the equivalent in dollars of €2.00 per share.

The terms of the notes provide that the conversion rate and, therefore the conversion price, will be adjusted on the occurrence of certain events. You will only be able to exercise the conversion right under the notes to the extent that the conversion price per ordinary share (expressed in euro based on the exchange rates of U.S. dollars for euros in effect on the issue date and the conversion date) is not less than the notional par value per ordinary share (which is currently €2.00) in effect as of the conversion date. If the conversion price per ordinary share would be less than the notional par value per ordinary share, the applicable conversion price would nevertheless be €2.00. Accordingly, to the extent that the operation of the terms of the notes, or changes in currency exchange rates, would result in a conversion price that is below €2.00 per share, you will not receive ordinary shares or ADSs in respect of the excess of €2.00 per ordinary share over that conversion price. If the notional par value of our ordinary shares is increased, the relevant minimum conversion price would be correspondingly increased.

DESCRIPTION OF THE NOTES

Qimonda Finance LLC (“Finance”), a Delaware limited liability company and wholly owned subsidiary of Qimonda AG, will issue the notes under an indenture (the “base indenture”) among Finance, Qimonda AG, as guarantor and Deutsche Bank Trust Company Americas, as trustee, registrar, paying agent and conversion agent, as supplemented by a supplemental indenture (together with the base indenture, the “indenture”) dated as of the closing date of this offering. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.

The following description is a summary of the material provisions of the notes and the indenture. We urge you to read those documents in their entirety because they, and not this description, define the rights of holders of the notes. The following description also describes certain material provisions of the Deposit Agreement governing the rights of the holders of our ADSs. Each ADS represents an equal number of our registered ordinary shares (the “shares”). We urge you to read the Deposit Agreement in its entirety because it, and not this description, defines the rights of holders of ADSs. You may request copies of those documents from us upon written request at our address, which is listed in the accompanying prospectus under the heading “Summary — Our Company.”

The following description of the particular terms of the notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

General

The Notes

The notes:

•	are limited to $ aggregate principal amount (to the extent the underwriters sell more than $ aggregate principal amount of notes, the underwriters will have an over-allotment option for up to 30 days to purchase up to an additional $ of notes to cover such sales);

•	mature on March 22, 2013 (the “maturity date”), unless earlier converted by holders, repurchased by Finance at the option of holders upon a “fundamental change” (as defined below under the heading “— Repurchase of Notes at the Option of Holders Upon a Fundamental Change”), redeemed by Finance at its option (1) due to changes in withholding taxes; (2) if the price of our ADSs satisfies specified thresholds; or (3) if less than a specified percentage of notes originally issued remains outstanding;

•	have a minimum denomination of $100,000;

•	bear interest at a rate of % per annum on the principal amount, payable semi-annually in arrears, beginning on September 15, 2008, and thereafter on each March 15 and September 15 to the holders of record at the close of business on the immediately preceding March 1 and September 1, respectively (such dates, the “interest record dates” and each, an “interest record date”);

•	are convertible during the conversion period (as defined below), subject to the excluded periods specified under the heading “— Conversion of Notes — General”, together with the appertaining claim (as defined below), into shares at an initial conversion rate of shares per $1,000 principal amount of notes (which is equivalent to ADSs per $1,000 principal amount of notes and represents a conversion price of approximately $ per share, or approximately $ per ADS), subject to conversion rate adjustment as described below under the heading “— Conversion of Notes — General Conversion Rate Adjustments” and upon occurrence of a fundamental change as described below under the heading “— Conversion of Notes — Conversion Rate Adjustment Upon a Fundamental Change”. Such shares will automatically be deposited with the depositary for our American Depository Receipts program and you will receive only ADSs, representing such shares;

•	are subject to repurchase by Finance for cash at the option of the holders upon the occurrence of a fundamental change, at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to (but excluding) the repurchase date as described below under the heading “— Repurchase of Notes at the Option of Holders upon a Fundamental Change”; and

•	are represented by one or more registered securities in global form as described below under the heading “— Book-Entry Delivery and Form.”

The indenture will not contain any financial covenants and will not restrict us or our subsidiaries, including Finance, from paying dividends or making investments in subsidiaries or other entities, incurring any additional indebtedness or issuing or repurchasing securities. The indenture will contain no covenants or other provisions to afford protection to holders of notes in the event of highly leveraged transactions or a fundamental change of Qimonda, except to the extent described under the headings “— Repurchase of Notes at the Option of Holders Upon a Fundamental Change,” “— Consolidation, Merger and Sale of Assets” and “Conversion of the Notes — Payment Rate Adjustment Upon a Fundamental Change.”

The notes will be Finance’s general senior unsecured obligations, ranking equally in right of payment to all of its existing and future unsubordinated indebtedness. The notes will be junior in right of payment to all of Finance’s existing and future secured indebtedness to the extent of the value of the collateral securing such obligations and structurally subordinated in right of payment to all existing and future obligations of our subsidiaries other than Finance, including trade payables.

Finance will lend the gross proceeds from this offering of notes to us. Finance’s claims arising under the loan agreement will rank equally in right of payment to the claims of our other creditors unless those claims are subordinated to Finance’s claims arising under the loan agreement. Because our stated share capital is denominated in euro and cash contributions to such share capital, including those to be made as contributions for the shares that will be issued upon conversion of the notes, can only be made in euro, the proceeds of the loan from Finance to us will be converted to euro before we receive them and deposited in a euro account, even though our obligation to repay Finance will continue to consist of the full amount of the loan in dollars. Finance will assign the right to receive payment of principal on the notes to the trustee for the benefit of the holders of the notes as security for the holders’ claims for payment of principal on the notes. Upon this assignment, a pro rata portion of the loan will be attributable to each note to secure payment of principal, which we refer to as an “appertaining claim.” The pro rata portion of the appertaining claim that is attributable to each note cannot be separated from the note to which it pertains, cannot be assigned, pledged or encumbered and will automatically pass to any transferee of the note.

If a holder exercises the conversion right under a note, the appertaining claim pertaining to such note will automatically be assigned to us and thereupon extinguished. If a note is repaid, on maturity or otherwise, the appertaining claim is automatically reversed.

As of December 31, 2007, after giving effect to the consummation of this offering, we would on a consolidated basis have had approximately €    million (approximately $    million) principal amount of total indebtedness (including the notes), €    million (approximately $    million) of which would have been secured by assets that do not secure the notes, Finance would have had approximately €    million (approximately $    million) principal amount of total indebtedness (consisting of the notes), and our subsidiaries other than Finance would have had an aggregate of €    (approximately $    million) million of indebtedness, trade payables and accrued liabilities.

No sinking fund will be provided for the notes.

Finance will maintain an office or agency where the notes may be presented for purchase or payment (which shall be the office of the paying agent), conversion (which shall be the office of the conversion agent) or registration, transfer or exchange, in the case of certificated notes. This office will initially be the corporate trust office of the trustee. There will be no service charge for any registration of transfer or exchange of notes. Finance may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

None of Finance, the registrar or the trustee is required to exchange or register a transfer of:

•	any notes for a period of 15 days before any mailing of a redemption notice; or

•	any notes that have been called for redemption or for which the holder has delivered, and not validly withdrawn, a fundamental change repurchase notice, except, in the case of a partial redemption or repurchase, that portion of the notes not being redeemed or repurchased.

The material U.S. federal and German income tax consequences of the purchase, ownership and disposition of the notes are summarized in this prospectus supplement under the heading “Certain United States Federal Income and German Tax Consequences.”

The Guarantee

We will fully, unconditionally and irrevocably guarantee all payments to be made by Finance in respect of the notes. The guarantee will be our senior unsecured obligation, ranking equally in right of payment with all of our existing and future unsubordinated unsecured indebtedness. The guarantee will rank junior in right of payment to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness and be structurally subordinated in right of payment to all existing and future obligations of our subsidiaries, other than Finance, including trade payables.

Interest

The notes will bear interest at a rate of  % per annum on the principal amount from  , 2008. Finance will pay interest semi-annually, in arrears, beginning on September 15, 2008 and thereafter on each March 15 and September 15 to the holders of record at the interest record date immediately preceding the relevant interest payment date.

Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from  , 2008. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest will cease to accrue on a note upon its maturity, upon its repurchase by Finance at the option of a holder or redemption or, in the case of a conversion of notes, from the end of the day immediately preceding the conversion date.

Finance may, at its option, pay interest by check mailed to each holder at its address as it appears in the notes register; provided, however, that holders of certificated notes in an aggregate principal amount in excess of $20 million will be paid, at their written election, by wire transfer of immediately available funds, but only if the holder has provided Finance with wire transfer instructions at least ten business days prior to the payment date; provided further, however, that beneficial owners of notes issued in global form will be paid by wire transfer in immediately available funds in accordance with DTC’s procedures.

Negative Pledge

So long as any notes remain outstanding or until Finance has deposited with the trustee an amount of cash, shares or other consideration sufficient to pay all outstanding notes and all other amounts payable under the indenture in order to discharge the indenture as described below under the heading “Satisfaction and Discharge”, Finance and we will not be permitted to secure any Capital Market Indebtedness (as defined below), including any guarantees or other indemnities assumed in respect of such indebtedness, with any of its or our respective assets without at the same time providing that the holders of the notes will share equally and rateably in such security. This restriction will not apply to a security interest that (i) is required by applicable law, (ii) is required as a prerequisite for governmental approvals or (iii) is provided by us or any of our subsidiaries over any claims of Finance, whether presently existing or arising in the future, as a result of the payment or transfer to us of the proceeds from the sale of the notes including, without limitation, with respect to the appertaining claims described under the heading “— General — The Notes”, provided, however, that any such security secures obligations under the notes.

For the purpose of this Description of the Notes, “Capital Market Indebtedness” means any obligation to repay money that is borrowed through the issuance by us or any of our affiliates or any non-consolidated entity we or any such affiliate has formed, of bonds, convertible notes, or other debt securities which are capable of being listed or traded on a regulated stock exchange or other recognized securities market. Except as expressly provided in the preceding sentence, Capital Market Indebtedness does not include any assets or liabilities that would have constituted off-balance sheet assets and liabilities in accordance with generally accepted accounting principles in the United States or International Financial Reporting Standards as issued by the International Accounting Standards Board, in each case as of the issue date of the notes.

Conversion of Notes

General

Each holder of notes will have the right to convert such holder’s notes, together with the appertaining claim, into shares pursuant to the terms and conditions described in this “Description of Notes”. Under German law, Finance is able to issue notes convertible into our shares on the basis of our irrevocable grant to each holder of a right to request issuance of our shares upon such conversion. This grant is evidenced in our undertaking in the indenture to the conversion agent for the benefit of the holders of the notes. Holders will receive only ADSs representing the shares we issue on exercise of the conversion right.

A holder may convert its notes, together with the appertaining claim, in whole or in part, into shares at any time during the period, which we refer to as the conversion period, beginning on  , 2008 and ending on the third business day prior to the maturity date or an earlier redemption date of the notes (excluding an excluded period), unless the notes have previously been redeemed or repurchased; provided, however, that a holder may not convert its notes during any of the following periods, each of which we refer to as an excluded period, after the conversion agent receives prior notice from us or Finance that any period is such an excluded period:

(1)	a period commencing on the date on which an offer by us to our shareholders by way of a rights offering to subscribe for shares, bonds with warrants or convertible bonds is published in the German Federal Gazette (elektronischer Bundesanzeiger) and ending on the last day of the subscription period (both dates inclusive); and

(2)	each period commencing on the date that falls two calendar weeks prior to the end of each of our financial quarters (or financial years, as the case may be) and ending on the fourth trading day after the date on which we publish, by press release or by filing with the U.S. Securities and Exchange Commission (the “SEC”), our interim report or annual report for the then most recently ended financial period;

provided further, however that no excluded period shall be deemed to occur on any date following a notice of redemption or that is 45 days or less prior to the maturity date of the notes. Holders may only convert notes in principal amounts of $1,000; provided, however, that no conversion may occur that would result in a note with a minimum denomination of less than $100,000. The conversion rate with respect to a note is initially  shares per $1,000 principal amount of notes. The conversion price per share is equal to $1,000 divided by the then applicable conversion rate at the time of determination. The conversion rate is subject to adjustment as described below under the heading “— General Conversion Rate Adjustments”. Accordingly, an adjustment to the conversion rate will result in a corresponding adjustment to the conversion price. The initial conversion price is approximately $   per share.

No fractional shares will be issued upon conversion. Instead, a holder that would otherwise be entitled to fractional shares will receive a cash amount based on the closing price of our ADSs on the trading day immediately before the conversion date.

If a holder exercises its right to require us to repurchase its notes as described below under the heading “— Repurchase of Notes at the Option of Holders Upon a Fundamental Change,” such holder may convert its notes, and the appertaining claim, into shares only if it withdraws its applicable repurchase notice in accordance with the indenture or if we default in the payment of the repurchase price.

Delivery of Shares; Cash Payment in Lieu of Delivery of Shares

Upon conversion, the shares will be issued from our conditional capital created by the resolution of our shareholders’ meeting held on January 29, 2008 or any future conditional capital. If the shares are new shares issued from our conditional capital, they will have the right to full dividends for the financial year in which they are issued and all following financial years, but not for the previous financial year even if a dividend in respect of such year has not yet been paid. We can also determine in our sole discretion to deliver new shares from our authorized capital or any future authorized capital or existing shares instead of newly-issued shares, as long as such have at least the same dividend entitlement that new shares issued from conditional capital would have had.

If and to the extent we are not legally permitted to issue shares from conditional capital and it is not legally permissible or commercially reasonable to deliver existing shares or issue new shares from authorized capital when a holder exercises its conversion right, we will pay such holder a cash amount in lieu of the issue and delivery of shares. We will inform the converting holders that a cash amount will be payable in lieu of issuance and delivery of shares no later than the second business day immediately following the related conversion date. Such cash payment will be equal to the product of (i) the current market value (as defined below) of our ADSs on the day of the conversion notice and (ii) the number of shares (without rounding, including fractions) which we would otherwise be obliged to issue to such holder upon exercise of his conversion right.

The conversion right can only be exercised if the conversion price per share (expressed in euro based both on the exchange rate of U.S. dollars for euros in effect on each of the issue date and the date of submission of the conversion notice) is not less than the notional par value per share (which is currently €2.00) in effect as of the conversion date. If any of the so determined conversion prices per share would be less than the notional par value per share, the latter will be deemed to be the applicable conversion price. We will file a Form 6-K on or about the issue date that will set forth the relevant exchange rate applicable on the issue date. The exchange rate on the date of the submission of the conversion notice is the exchange rate in the interbank market quoted as the number of U.S. dollars for which one euro can be exchanged as reported by Reuters on page “WMRSPOT01” or any substitute page thereto, at approximately 4:00pm, London time or if such exchange rate is not reported on Reuters as set forth herein, then the applicable exchange rate will equal the noon buying rate in New York for cable transfers in euro as announced by the Federal Reserve Bank of New York for customs purposes, in each case on the conversion date.

Holders of the notes exercising their conversion right shall deliver their irrevocable and duly completed conversion notice to the conversion agent along with appropriate endorsements and transfer documents, if required. Holders may obtain copies of the required form of the conversion notice from the conversion agent. Upon receipt by the conversion agent of a valid and irrevocable conversion notice from a holder of notes, the conversion agent shall deliver to us the conversion notice and the subscription certificate pursuant to Section 198 of the German Stock Corporation Act on behalf of such holder for the total number of shares into which any notes subject to such conversion notice are convertible. Upon receipt of the conversion notice and the subscription certificate mentioned in the preceding sentence, we will issue the shares to converting holders and those shares will be deposited into the ADS facility maintained by us with the depositary, as soon as practicable following the conversion date. As a result, a converting holder will receive ADSs.

Conversion Rate Adjustment Upon A Fundamental Change

If a holder elects to convert notes in connection with a fundamental change (as defined under the heading “— Repurchase of Notes at the Option of Holders upon a Fundamental Change”) we will increase the conversion rate as described below. Any conversion of the notes by a holder will be deemed for these purposes to be “in connection with” such fundamental change if it occurs during the period that begins on (and includes) the later of (i) the 15th scheduled trading day prior to the date on which such fundamental change is anticipated to become effective or (ii) promptly upon Qimonda becoming aware of such event, and ends on (and includes) the repurchase date relating to such fundamental change as described below under the heading “— Repurchase of Notes at the Option of Holders upon a Fundamental Change”. Finance will give written notice of an anticipated fundamental change to all record holders of the notes no later than the 15th scheduled trading day prior to the date on which such fundamental change is anticipated to become effective or, if later, promptly upon Qimonda becoming aware of such event (it being understood that only the actual knowledge of Qimonda’s senior management shall constitute awareness under this provision).

The increase in the conversion rate will be based in the case of a fundamental change, on the earliest of the date on which the fundamental change is publicly announced, occurs or becomes effective (such date is referred to herein as “adjustment date”), and will be made in accordance with the following formula:

CRa = CR ×	[	1 +	(	Pr ×	c t	)]

where :

CRa	=	the adjusted conversion rate;
CR	=	the conversion rate immediately prior to the adjustment date;
Pr	=	the initial conversion premium of %;
c	=	the number of days from and including the adjustment date to but excluding the maturity date of the notes; and
t	=	the number of days from and including the issue date of the notes to but excluding the maturity date of the notes.

Assuming, for example, an initial conversion premium of 30%, the following table illustrates the percentage by which the conversion rate will be increased if the adjustment date occurs at the following dates:

Adjustment Dates

February 7,	March 15,	March 15,	March 15,	March 15,	March 22,
2008	2009	2010	2011	2012	2013

30.00%	23.52%	17.67%	11.81%	5.95%	0.00%

Any adjustment of the conversion rate and the delivery of shares upon conversion is subject to the limitations described under the heading “Delivery of Shares; Cash Payment in Lieu of Delivery of Shares”.

No adjustment to the conversion rate will be made to the extent that the conversion price per share (expressed in euro based on the exchange rate of U.S. dollars for euros in effect on the date the adjustment becomes effective) would thereby be reduced below the notional par value per share (which is currently €2.00) in effect as of the date the adjustment becomes effective. In such case, the conversion price will be the notional par value per share. The relevant exchange rate of U.S dollars for euros is the exchange rate in the interbank market quoted as the number of U.S. dollars for which one euro can be exchanged as reported by Reuters on page “WMRSPOT01” or any substitute page thereto, at approximately 4:00 pm, London time, or if such exchange rate is not reported on Reuters as set forth herein, then the applicable exchange rate will equal the noon buying rate in New York for cable transfers in euro as announced by the Federal Reserve Bank of New York for customs purposes, in each case on the adjustment date.

General Conversion Rate Adjustments

The conversion rate will be adjusted, without duplication, upon the occurrence of any of the following events:

(1) the issuance of shares as a dividend or distribution on the shares, which includes a capital increase from capital reserves or retained earnings in accordance with German law, in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1 OS0

where

CR0	=	the conversion rate in effect immediately prior to the ex-date for such dividend or distribution;
CR1	=	the conversion rate in effect at the beginning of the ex-date for such dividend or distribution;
OS0	=	the number of shares outstanding immediately prior to the ex-date for such dividend or distribution; and
OS1	=	the number of shares that would be outstanding immediately after such event assuming such event occurred at the beginning of the ex-date,

(2) a subdivision of the outstanding shares into a greater number of shares, including a reduction of the share capital represented by each share under German law or, conversely, in the event the outstanding shares are combined into a smaller number of shares, including an increase in the interest in the share capital represented by each share with no change in the share capital under German law, in which events the conversion rate will be adjusted using the formula in paragraph (1) above,

(3) the grant to all holders of our shares of any rights or options, warrants or other rights per share to subscribe for or acquire shares or securities convertible or exchangeable into shares for a period expiring 45 days or less from the date of issue of such rights, options or warrants, in which case the conversion rate shall be adjusted based on the following formula:

CR1 = CR0 ×	OS0 + X OS0 + Y

where

CR0	=	the conversion rate in effect immediately prior to the ex-date for such distribution;
CR1	=	the conversion rate in effect at the beginning of the ex-date for such distribution;
OS0	=	the number of shares outstanding immediately prior to the ex-date for such distribution;
X	=	the total number of shares issuable pursuant to such options, warrants or rights; and
Y	=	the number of shares equal to the quotient of (a) the aggregate price payable to exercise all of such options, warrants or rights and (b) the current market value per ordinary share on the trading day preceding the ex-date for such distribution,

(4) a dividend or other distribution to all holders of our shares of shares of our capital stock (other than shares) or evidences of indebtedness or assets (excluding (A) any dividend, distribution or issuance covered by clause (1), (2) or (3) above, (B) any dividend or distribution paid exclusively in cash and (C) any dividend or distribution of securities that either are or represent equity interests in a successor, split-up or spin-off entity as provided for in clause (5) below), in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0 SP0 − FMV

where

CR0	=	the conversion rate in effect immediately prior to the ex-date for such distribution;
CR1	=	the conversion rate in effect at the beginning of the ex-date for such distribution;
SP0	=	the current market value per share on the last trading day preceding the ex-date for such distribution; and
FMV	=	the fair market value (as determined by our Management Board in good faith and using equitable discretion pursuant to Section 317 of the German Civil Code) of the shares of capital stock, evidences of indebtedness, assets or property so distributed with respect to each outstanding share on the ex-date for such distribution,

(5) in the event of a merger of Qimonda as a transferor entity pursuant to the German Transformation Act (Umwandlungsgesetz) or a split-up (Aufspaltung within the meaning of Section 123(1) of the German

Transformation Act) or a spin-off (Abspaltung within the meaning of Section 123(2) of the German Transformation Act) of Qimonda, a holder of notes upon exercise of his conversion right (in the case of any partial split-up or spin-off of Qimonda, in addition to his right to receive shares upon exercise of his conversion right) shall be entitled to shares or shares of the successor, split-up or spin-off entity or entities, as the case may be (the “Successor Entity shares”) as is calculated pursuant to the following formula and thereafter the provisions of the Indenture shall apply to the new Successor Entity shares; any remaining fractions of Successor Entity shares resulting from the conversion shall be eliminated without any payment being made to holders entitled thereto:

CRs	=	CRo x SE
CRs	=	the conversion rate with respect to the Successor Entity shares,
CRo	=	the conversion rate in effect immediately prior to the ex date for such merger, split-up or spin-off,
SE	=	the number of Successor Entity shares to which a shareholder of Qimonda is entitled to with respect to one share,

(6) a dividend or other distribution consisting exclusively of cash (excluding any cash distributed upon an amalgamation, merger, share exchange, consolidation or combination) to all holders of shares, in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0 SP0 − C

where

CR0	=	the conversion rate in effect immediately prior to the ex-date for such dividend or distribution;
CR1	=	the conversion rate in effect at the beginning of the ex-date for such dividend or distribution;
SP0	=	the current market value per share on the trading day preceding the ex-date for such dividend or distribution; and
C	=	the amount in cash per share of such distribution (and for which no adjustment has been made),

(7) we or one or more of our subsidiaries make purchases of our shares pursuant to a tender offer or exchange offer by us or one of our subsidiaries for our shares to the extent that the cash and value of any other consideration included in the payment per share exceeds the current market value per share on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	FMV + (OS1 × SP1) (OS0 × SP1)

CR0	=	the conversion rate in effect on the expiration date;
CR1	=	the conversion rate in effect immediately after the expiration date;
FMV	=	the fair market value (as determined by our Management Board) of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”);
OS1	=	the number of shares outstanding immediately after the expiration date less any purchased shares;
OS0	=	the number of shares outstanding immediately after the expiration date, including any purchased shares; and
SP1	=	the closing sale price of the shares on the trading day next succeeding the expiration date.

The term “closing sale price” means, with respect to any security on any date, the last reported closing price per security (or, if no last closing price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which the securities are then listed or, if the securities are not listed on a U.S. national or regional exchange, the “closing sale price” will be the last quoted bid price for the securities, in the over-the-counter market on the relevant dates as reported by the National Quotation Bureau Incorporated or any similar U.S. system of automated dissemination of quotations of securities prices. If the securities are not so quoted, the “closing sale price” will be the price as reported on the principal other market on which the securities are then traded. In the absence of such quotations, our Management Board will make a good faith determination of the closing sale price, which determination in good faith will be conclusive and binding on all holders. In the case of the shares, if the shares are not listed on a national securities exchange or quoted on an automated dealer quotation system, then the closing sale price of a share shall be equal to the closing sale price per ADS, divided by the number of shares then represented by each ADS, or calculated pursuant to this paragraph.

The term “current market value” of the shares on any day means the average of the closing sale price of the shares (or, if the closing sale price of the shares has been determined by reference to the closing sale price per ADS, the closing sale price of the ADSs, divided by the number of shares then represented by each ADS) for each of the 10 consecutive trading days ending on the day in question. The term “ex-date” means (i) when used with respect to any issuance or distribution, the first date on which the shares or ADSs, as applicable, trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution or (ii) when used with respect to a share split or combination of shares, the first date on which the shares trade on the applicable exchange or in the applicable market, regular way, after the time of which such share split or contribution becomes effective.

No adjustment to the conversion rate will be made to the extent that the conversion price per share (expressed in euro based on the exchange rate of U.S. dollars for euros in effect on the date the adjustment becomes effective) would thereby be reduced below the notional par value per share (which is currently €2.00) in effect as of the date the adjustment becomes effective. In such case, the conversion price will be the notional par value per share. The relevant exchange rate of U.S dollars for euros is the exchange rate in the interbank market quoted as the number of U.S. dollars for which one euro can be exchanged as reported by Reuters on page “WMRSPOT01” or any substitute page thereto, at approximately 4:00 pm, London time, or if such exchange rate is not reported on Reuters as set forth herein, then the applicable exchange rate will equal the noon buying rate in New York for cable transfers in euro as announced by the Federal Reserve Bank of New York for customs purposes, in each case on the adjustment date.

No adjustment to the conversion rate will be made if the holders of notes will, as a result of holding the notes, participate in the distribution without conversion, or in certain other cases.

The conversion rate will not be adjusted except as described herein. Without limiting the foregoing, the conversion rate will not be adjusted:

•	upon the issuance of any options or any of our shares pursuant to any present or future stock option plan of us or any of our subsidiaries;

•	upon the issuance of any of our shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for changes in the nominal value of our shares not covered by the above adjustments;

•	in the event of a decrease in our share capital which is solely the result of a reduction of the interest in the share capital represented by each share; or

•	for accrued and unpaid interest.

Any adjustment of the conversion rate and the delivery of shares upon conversion is subject to the limitations described under “Delivery of Shares; Cash Payment in Lieu of Delivery of Shares”.

To the extent that the number of shares represented by each ADS is changed, appropriate adjustments to the conversion rate adjustments described above will be made to reflect such change such that the result of such change to the number of shares represented by each ADS and the modified conversion rate adjustment achieves the same economic result that would have been achieved by the adjustments set forth in the absence of a change to the number of shares represented by each ADS.

Certain possible adjustments (for instance, adjustments for dividend distributions on our shares) or our failure to make certain adjustments may result in deemed taxable distributions to a U.S. Holder (see “Certain United States Federal Income and German Tax Consequences”). Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether aggregate adjustment is less than 1%, upon a fundamental change or on the maturity date.

We will have the power to resolve any ambiguity or correct any error in the adjustments described above, and, if made in good faith and using equitable discretion (pursuant to Section 317 of the German Civil Code) our action in so doing, as evidenced by a resolution of our Management Board, will be final and conclusive.

Conversion Procedures

The right of conversion attaching to any note may be exercised (a) if such note is represented by a global security, by book-entry transfer to the conversion agent (which will initially be the trustee) through the facilities of DTC, or (b) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed conversion notice and appropriate endorsements and transfer documents if required by the conversion agent. The conversion date shall be the date on which the note and all of the items required for conversion shall have been so delivered and the requirements for conversion have been met. Holders of the notes exercising their conversion right shall deliver their conversion notice to the conversion agent. Upon receipt by the conversion agent a valid and irrevocable conversion notice from a holder of notes, the conversion agent shall deliver to us the conversion notice and the subscription certificate pursuant to Section 198 of the German Stock Corporation Act on behalf of such holder for the total number of shares into which any notes subject to such conversion notice are convertible. Upon receipt of the conversion notice and the subscription certificate mentioned in the preceding sentence, we will issue the shares to converting holders and those shares will be deposited into the ADS facility maintained by us with the depositary, as soon as practicable following the conversion date. As a result, a converting holder will receive ADSs.

If we issue new shares on conversion of notes, the holders of notes receive ADSs representing these shares and will be entitled to receive any dividends we would pay for the financial year in which they are issued, but will not be entitled to receive any dividends in respect of the prior financial year. As a result, new shares we issue after the end of the one financial year but before our next annual shareholders’ meeting will not be entitled to receive any dividend that may be paid in respect of the prior financial year. ADSs representing these shares would be issued as “Partial Entitlement Shares” (as defined in the Deposit Agreement). Such ADSs would automatically become “Full Entitlement Shares” (as defined in the Deposit Agreement) immediately upon the resolution of the annual shareholders’ meeting on the appropriation, or lack of profits for the financial year prior to the financial year in which we issue such shares or, if later, the ex-dividend date for the ADSs. See “Risk Factors — Were we to declare dividends in respect of any financial year, ordinary shares issued upon conversion of the notes between the first day of the next financial year and the ex dividend date before the actual payment of the dividends will not be entitled to receive those dividends, and ordinary shares and ADSs representing them will not be fungible with our other ordinary shares and ADSs until that ex dividend date.” We do not intend to pay any dividends in the foreseeable future.

No separate payment or adjustment will be made for accrued and unpaid interest on a converted note or for dividends or distributions on any of our shares or ADSs issued upon conversion of a note, except as provided in the indenture. By delivering to the depositary the number of shares issuable upon conversion and delivering to the holder a cash payment in lieu of any fractional shares, plus any other consideration due upon conversion, Finance and we will be deemed to have satisfied our obligations with respect to such note. That is, interest will cease to accrue from the end of the day immediately preceding the conversion date.

If the holder converts after the close of business on an interest record date for an interest payment but prior to the corresponding interest payment date, such holder will receive on the interest payment date interest accrued on those notes until the day preceding the conversion date, notwithstanding the conversion of notes prior to the interest payment date, assuming the holder was the holder of record at the close of business on the corresponding interest record date.

Holders of notes are not required to pay any taxes or duties relating to the issuance or delivery of our ADSs upon exercise of conversion rights, but they are required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the ADSs in a name other than the name of the holder of the note. If applicable, certificates representing our ADSs will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid.

The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. Each ADS currently represents the right to receive one share. The shares to be represented by the ADSs issuable upon conversion will be registered in the name of the depositary or its nominee and deposited in accordance with the terms of the Deposit Agreement. Upon delivery to and deposit with the custodian for the depositary of the number of shares to be represented by the ADSs issuable upon conversion, and receipt by the depositary of the applicable issuance fees and applicable written acknowledgments, certifications and agreements required by the Deposit Agreement, the depositary will, pursuant to the terms of the Deposit Agreement, deliver the ADSs to or to the order of the converting noteholder. Any issuance fees associated with delivery and receipt of ADSs will be borne by us and will be payable concurrently with the issuance and delivery of ADSs by the depositary. Upon conversion, converting holders of the shares to be represented by the ADSs shall be entitled to participate in our profit from the beginning of the financial year in which the shares they receive are issued.

It is expected that any newly issued ADSs will be accepted into the book-entry system maintained by DTC, and no person receiving ADSs shall receive or be entitled to receive physical delivery of ADSs, except in the limited circumstances set forth in the Deposit Agreement.

Exchange of Notes Upon the Occurrence of Certain Reorganization Events

In the event of:

•	a consolidation, merger or combination involving us, including such measures under the German Transformation Act (UmwG); or

•	a sale, conveyance, transfer or lease to another person of all or substantially all of our property and assets as an entirety,

which, in each case, is not an event covered by the adjustment provisions referred to under (1) through (7) under the heading “General Conversion Rate Adjustments” or under the heading “Conversion Rate Adjustment Upon A Fundamental Change”, in which holders of our outstanding shares (including shares represented by ADSs) would be entitled to receive shares (other than our shares), other securities, other property, assets or cash for their shares, holders of notes will, pursuant to the terms of the indenture, thereafter be entitled to exchange their notes, in lieu of ADSs otherwise deliverable, into the same type and amount of shares, other securities, other property, assets or cash which they would have owned or been entitled to receive upon such reclassification, consolidation, merger, combination, sale, transfer, lease or conveyance had such notes been converted into our shares immediately prior to such consolidation, merger, combination, sale, transfer, lease or conveyance. For purposes of the foregoing, the type and amount of such consideration that a holder of our shares received in the case of a consolidation, merger, combination, sale, transfer, lease or conveyance that caused our shares to be exchanged for more than a single type of such consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average by value as of the last day on which such election could be made, as determined by our Management Board, of such types and amounts of consideration received by all holders of our shares.

Optional Redemption

General

Except as set forth under the headings “— Early Redemption for Reasons of Insufficient Outstanding Principal Amount” and “— Redemption Upon Changes in Withholding Taxes”, Finance may not redeem the notes prior to          . Finance may redeem some or all of the notes for cash on or after           at 100% of their principal amount, plus accrued and unpaid interest and additional amounts, if any, but excluding the redemption date if the closing sale price of our ADSs for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the redemption notice exceeds 150% of the applicable conversion price on the last trading day of the period. The redemption date may not fall in the period, which we refer to as the redemption excluded period beginning on an interest record date and ending two business days following the related interest payment date. If Finance elects so to redeem notes, it will provide not less than 30 nor more than 60 days’ notice mailed to each holder of the notes to be redeemed. If the redemption notice is given and the funds deposited with a paying agent other than us or one of our subsidiaries, interest will cease to accrue on and after the redemption date on the notes or portions of such notes called for redemption.

In the event that less than all of the notes are to be redeemed pursuant to an optional redemption at the option of Finance, selection of the notes for redemption will be made by the trustee in compliance with the rules of the national securities exchange, if any, on which the notes are then listed or, if the notes are not then listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate; provided, however, that no notes of a principal amount of less than $100,000 shall be redeemed in part.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of the note to be redeemed. A note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon cancellation of the original note.

Early Redemption for Reasons of Insufficient Outstanding Principal Amount

If at any time the aggregate principal amount of outstanding notes falls below 10% in aggregate principal amount, Finance is entitled, by giving not less than 20 nor more than 40 days’ notice by publication in accordance with the provisions of the indenture, to redeem the remaining notes in whole, but not in part, at their principal amount together with interest accrued to (but excluding) the redemption date. The redemption date may not fall in a redemption excluded period. Such notice will be irrevocable and shall state the date of early redemption. If the end of the notice period falls within an excluded period then the notice shall be considered to have been given five business days after the end of such excluded period.

Redemption Upon Changes in Withholding Taxes

Finance may, at its option, redeem the notes, in whole but not in part, at any time (but not during a redemption excluded period) upon giving not less than 30 nor more than 60 days’ notice to the holders (which notice shall be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon, if any, to the redemption date and all Additional Amounts (as defined below under the heading “Additional Amounts”), if any, then due and which will become due on the date of redemption as a result of the redemption or otherwise, if Finance determines in good faith that it is, or on the next date on which any amount would be payable in respect of the notes would be, obligated to pay aggregate Additional Amounts, which Finance cannot avoid by the use of reasonable measures (including making payment through a paying agent located in another jurisdiction) as a result of:

(a) any change in, or amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction (as defined below under “Additional Amounts”) affecting taxation which becomes effective on or after the date of the indenture, or, if the Relevant Taxing Jurisdiction has changed since the date of the indenture, the date on which the then current Relevant Taxing Jurisdiction became the Relevant Taxing Jurisdiction under the indenture (or, in the case of a successor person, after the date of assumption by the successor person of Finance’s obligations hereunder); or

(b) any change in the official application, administration, or interpretation of the laws, treaties, regulations or rulings of any Relevant Taxing Jurisdiction (including a holding, judgment, or order by a court of competent jurisdiction), on or after the date of the indenture or, if the Relevant Taxing Jurisdiction has changed since the date of the indenture, the date on which the then current Relevant Taxing Jurisdiction became the Relevant Taxing Jurisdiction under the indenture (or, in the case of a successor person, after the date of assumption by the successor person of Finance’s obligations hereunder), each of the foregoing clauses (a) and (b) referred to in this prospectus as a “Change In Tax Law.”

Notwithstanding the foregoing, Finance may not redeem the convertible notes under this provision if the Relevant Taxing Jurisdiction changes under the indenture and Finance is obligated to pay Additional Amounts as a result of a Change In Tax Law of the then current Relevant Taxing Jurisdiction which, at the time the latter became the Relevant Taxing Jurisdiction under the indenture, was publicly announced as being or having been formally proposed.

In the case of a successor person, the Change In Tax Law must become effective after the date that such entity (or another person organized or resident in the same jurisdiction) first makes a payment on the convertible notes. In the case of Additional Amounts required to be paid as a result of Finance conducting business in an Additional Taxing Jurisdiction (as defined below under the heading “Additional Amounts”), the Change In Tax Law must become effective after the date Finance begins to conduct the business giving rise to the relevant withholding or deduction.

No such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which Finance would be obliged to make such payment of Additional Amounts or withholding if a payment in respect of the convertible notes were then due and (b) unless at the time such notice is given, the obligation to pay Additional Amounts remains in effect.

Prior to the publication or where relevant, mailing of any notice of redemption pursuant to the foregoing, Finance will deliver to the trustee:

(a) an officer’s certificate stating that Finance is entitled to effect such redemption and setting forth a statement of facts showing the conditions precedent to the right to redeem have occurred (including that such obligation to pay such Additional Amounts cannot be avoided by Finance taking reasonable measures available to it); and

(b) an opinion of independent tax counsel of recognized standing qualified under the laws of the Relevant Taxing Jurisdiction that Finance is or would be obligated to pay such Additional Amounts as a result of a Change In Tax Law.

Absent manifest error, the trustee will accept such officer’s certificate and opinion as sufficient evidence of the existence of satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the holders.

The foregoing provisions shall apply to any successor person, after such successor person becomes a party to the indenture, with respect to a Change In Tax Law occurring after the time such successor person becomes a party to the indenture.

Notwithstanding the foregoing, if we have given a notice to redeem the notes as a result of a Change In Tax Law, each holder will have the right to elect, and each such notice of redemption will state that each holder will have the right to elect, that its notes should not be redeemed and that we shall thereafter have no obligation to pay Additional Amounts, as described above, in respect of any payment on the notes after the due date set for such redemption and payment of any amount on the notes shall be subject to the deduction or withholding of the taxation required to be withheld. The right of each holder shall be exercised by the holder giving notice to us in the manner set out in the indenture no later than ten days prior to the date set for redemption.

Furthermore, if we have given a notice to redeem the notes as a result of a Change In Tax Law (a “tax event redemption”), each holder will also have the right to convert its notes, in whole or in part, at any time during the period commencing on the date of such notice and ending on the date set for redemption.

Repurchase of Notes at the Option of Holders Upon a Fundamental Change

In the event of a fundamental change each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require Finance to repurchase, in whole or in part, the holder’s notes in integral multiples of $1,000 principal amount; provided, however, that no notes of a principal amount of less than $100,000 shall be required to be repurchased in part. Any such repurchase shall be made at a price in cash equal to 100% of the principal amount of such notes tendered, plus any accrued and unpaid interest to (but excluding) the repurchase date. Finance will be required to repurchase the notes on a date that is not less than 20 nor more than 40 business days after the date we mail the notice referred to below.

Within 30 business days after a fundamental change has become effective, Finance must mail to all holders of notes at their addresses shown in the register of the registrar and to beneficial owners to the extent required by applicable law a notice regarding the fundamental change, which notice must state, among other things:

•	the transaction(s) causing such fundamental change;

•	the effective date of such fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase price;

•	the repurchase date;

•	the names and addresses of the paying and conversion agents;

•	the conversion rate, and, if applicable, any adjustments to the conversion rate that will result from the fundamental change;

•	that notes with respect to which a repurchase notice is given by the holder may be converted only if the repurchase notice has been withdrawn by the holder in accordance with the terms of the indenture; and

•	the procedures that holders must follow to exercise the right.

To exercise this fundamental change repurchase right, the holder must transmit to the paying agent the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, and such repurchase notice must be received by the paying agent no later than the close of business on the second business day immediately preceding the repurchase date. The repurchase notice must state:

•	the certificate numbers of the notes delivered by the holder;

•	the portion of the principal amount of notes to be repurchased, which portion must be $1,000 or an integral multiple of $1,000 provided, however, that no notes of a principal amount of less than $100,000 shall be required to be repurchased in part; and

•	that such notes are being tendered for repurchase pursuant to the fundamental change provisions of the notes and the indenture.

A holder may withdraw any repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the second business day immediately preceding the repurchase date. The notice of withdrawal must state:

•	the certificate numbers of the notes being withdrawn;

•	the principal amount of notes being withdrawn, which must be $1,000 or an integral multiple of $1,000 provided, however, that no notes of a principal amount of less than $100,000 shall be required to be repurchased in part; and

•	the principal amount, if any, of the notes that remain subject to the repurchase notice.

If the notes are not in certificated form, the foregoing notices from holders must comply with the applicable procedures of DTC.

Finance and we will agree under the indenture to:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable and to the extent that they are applicable;

•	file a Schedule TO or any successor similar schedule, if required under the Exchange Act; and

•	otherwise comply with all federal and state securities laws and any other applicable laws in connection with any offer by us to repurchase the notes upon a fundamental change.

Finance’s obligation to pay the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such repurchase notice. We will cause the repurchase price for such note to be paid promptly following the later of the repurchase date or the time of delivery of such note.

If the paying agent holds money sufficient to pay the repurchase price of a note for which a repurchase notice has been delivered on the repurchase date in accordance with the terms of the indenture, then, on and after the repurchase date, the notes will cease to be outstanding and interest on such notes will cease to accrue, whether or not the notes are delivered to the paying agent. Thereafter, all rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

A “fundamental change” will be deemed to have occurred if either a delisting event or a change of control has occurred.

A “delisting event” will be deemed to have occurred if neither our shares nor our ADSs are listed for trading or quoted on the New York Stock Exchange, the NASDAQ Regulated Market or any regulated stock exchange in the United Kingdom, Germany, Switzerland, Japan, Singapore or Hong Kong (any such exchange, a “relevant exchange”).

A “change of control” event will be deemed to have occurred upon the occurrence of any of the following:

(1) the consummation of any transaction the result of which is that any “person” or “group” (other than Infineon Technologies AG or its successors), within the meaning of Section 13(d)(3) of the Exchange Act becomes the direct or indirect “beneficial owner”, as defined in Rule 13d 3 under the Exchange Act, of shares or ADSs representing more than 50% of the voting power of our capital stock, and (i) such beneficial ownership is disclosed in a Schedule 13D or Schedule TO or any other schedule, form or report filed by such person or group under the Exchange Act or (ii) we otherwise become aware of any such person or group (it being understood that only the actual knowledge of our senior management shall constitute awareness of Qimonda under this clause);

(2) any conveyance, transfer, sale, lease or other disposition in a single transaction or a series of transactions of all or substantially all of our properties and assets and those of our subsidiaries, taken as a whole to any “person” (within the meaning of Section 13(d)(3) of the Exchange Act);

(3) a consolidation, merger or binding share exchange, other than:

(a) any transaction:

(i) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

(ii) pursuant to which holders of 50% or more of the total voting power of all shares of our capital stock immediately prior to the transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally of the continuing or surviving or successor person immediately after giving effect to such transaction; or

(b) any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of our outstanding shares solely into shares of the surviving entity;

(4) our shareholders approve any plan or proposal for our liquidation or dissolution; or

(5) Infineon Technologies AG becomes the direct or indirect beneficial owner of shares or ADSs representing more than 85% of our voting power.

However, a change of control will be deemed not to have occurred if more than 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares) which otherwise would constitute a change of control under clause (1), (2), (3) or (4) above consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded or to be traded immediately following such transaction on a relevant exchange and, as a result of the transaction or transactions, the notes will become convertible into such common stock, depositary receipts or other certificates representing common equity interests (and any rights attached thereto) and other applicable consideration.

For purposes of this description of notes:

•	“person” and “group” shall have the meanings given to them for purposes of Sections 13(d)(3) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

•	a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture;

•	“beneficially own” and “beneficially owned” have meanings correlative to that of beneficial owner;

•	“capital stock” means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; or (4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person;

•	“voting stock” means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in general meetings of shareholders.

The term “all or substantially all” as used in the definition of change of control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure holders how a court would interpret this phrase under applicable law if holders elect to exercise their rights following the occurrence of a transaction which such holders believe constitutes a transfer of “all or substantially all” of our assets.

This fundamental change repurchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a result of negotiations between us and the underwriters.

If the fundamental change is a delisting of our ADSs due to the termination of our ADS program, the shares delivered upon conversion will not automatically be delivered in the form of ADS.

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt outstanding, including other unsubordinated indebtedness, or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including other unsubordinated indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

Our ability to repurchase notes may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. Our failure to repurchase the notes when required would result in an event of default with respect to the notes. We cannot assure holders that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. See “Risk

Factors”. We may not be able to repurchase notes upon a fundamental change or upon the exercise of the holders’ options to require repurchase of the notes.”

Events of Default

Each of the following constitutes an event of default with respect to the notes:

(1) a default in the payment when due of any principal of any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise;

(2) a default in the payment of any interest, additional amount, or any make-whole premium payment when due under the notes, which default continues for 30 days;

(3) a default in our or Finance’s obligation to satisfy our conversion obligation upon exercise of a holder’s conversion right, which default continues for 15 days;

(4) a default in our or Finance’s obligation to provide notice of the occurrence of a fundamental change when required by the indenture;

(5) Finance’s or our failure to comply with any of our agreements in the notes or the indenture upon receipt of notice to us or Finance of such default from the trustee or to us and the trustee from holders of not less than 25% in aggregate principal amount of the notes then outstanding, and our failure to cure (or obtain a waiver of) such default within 90 days after we receive such notice;

(6) any of our, Finance’s or any subsidiary’s indebtedness for money borrowed having an outstanding principal amount in excess of $30,000,000 or its equivalent in any other currency at the time of the acceleration referenced to below becomes immediately due and payable by reason of the occurrence of an event of default, and the acceleration is not rescinded or the indebtedness is not repaid by the end of the 30th day after receipt of notice to us of such failure by the trustee or to us and the trustee from holders of not less than 25% in aggregate principal amount of the notes then outstanding;

(7) certain events of bankruptcy, insolvency or reorganization of Qimonda or Finance or any significant subsidiary; or

(8) our guarantee of the notes ceases to be in full force and effect or we deny or disaffirm our obligations under the guarantee.

The term “significant subsidiary” means any of our subsidiaries that we fully consolidate at the time of the event of default that has: (i) consolidated assets or in which we and our other subsidiaries have investments equal to or greater than 10% of our total consolidated assets; or (ii) consolidated gross revenue equal to or greater than 10% of our consolidated gross revenue.

If an event of default other than an event of default described in clause (7) above with respect to Qimonda or Finance occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes then outstanding plus any interest on the notes accrued and unpaid through the date of such declaration to be immediately due and payable.

The indenture provides that if an event of default described in clause (7) above with respect to Qimonda or Finance occurs, the principal amount of the notes plus accrued and unpaid interest will automatically become immediately due and payable. However, the effect of such provision may be limited by applicable law.

At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration.

Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered indemnity reasonably satisfactory to the trustee to institute such proceeding as trustee; and

•	the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any interest on any note on or after the applicable due date or the right to convert the note in accordance with the indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default other than:

•	the failure to pay principal of or any interest on any note when due or the payment of any redemption or repurchase price;

•	the failure to convert any note into shares and cash for fractional shares; and

•	the failure to comply with any of the provisions of the indenture that cannot be modified without the consent of the holder of each outstanding note.

We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not we, to the officers’ knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Consolidation, Merger and Sale of Assets

The indenture provides that Finance or we may consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entirety to another person, provided that:

•	(i) in the event that we consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entirety to another person, the resulting, surviving or transferee person (if other than us) is organized and existing under the laws of a country that was a Member State of the European Union on January 1, 2004, Switzerland, Japan, Taiwan, South Korea, Singapore or the United States, any state thereof or the District of Columbia or (ii) in the event that Finance consolidates with or merges into any person or conveys, transfers or leases its properties and assets substantially as an entirety to another person, the resulting, surviving or transferee person (if other Finance) is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	such person assumes Finance’s or our obligations, as the case may be, under the notes, the guarantee, if applicable, and the indenture, including, in particular, our obligations described under the heading “Exchange of Notes Upon the Occurrence of Certain Reorganization Events”;

•	Finance or we, as applicable, or such successor is not immediately thereafter in default under the applicable indenture; and

•	such person or successor is immediately thereafter permitted to make all payments under or with respect to the notes free and clear of, and without withholding or deduction for or on account of, any present or future taxes, imposed or levied by or on behalf of any Relevant Taxing Jurisdiction.

Upon the assumption of our obligations by such person in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although the indenture permits these transactions, some of the transactions described above could constitute a fundamental change and permit each holder to require us to repurchase the notes of such holder as described above under “— Repurchase of Notes at the Option of Holders Upon a Fundamental Change.”

Additional Amounts

All payments made under or with respect to the notes or guarantee will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charges (including, without limitation, penalties, interest and other similar liabilities related thereto) (collectively, “Taxes”) imposed or levied by or on behalf of any jurisdiction unless the withholding or deduction of such Taxes is required by law or by the interpretation or administration of law. In the event that such withholding or deduction is required for, or on account of, Taxes imposed or levied on behalf of any jurisdiction in which Finance or we are incorporated, organized or otherwise resident for tax purposes, any jurisdiction from or through which Finance or we make a payment on the convertible notes or the guarantee or any political subdivision or governmental authority of or in any of the foregoing having the power to tax, each referred to in this prospectus as a “Relevant Taxing Jurisdiction,” from any payment made under or with respect to the convertible notes or the guarantee, Finance or we will pay additional amounts, referred to in this prospectus as “Additional Amounts,” as may be necessary to ensure that the net amount received by each holder of the convertible notes (including Additional Amounts) after such withholding or deduction will be not less than the amount the holder or beneficial owner would have received if such Taxes had not been required to be withheld or deducted.

Neither Finance nor we will, however, pay Additional Amounts to a holder of convertible notes in respect or on account of:

(a) any Taxes that are imposed or levied by a Relevant Taxing Jurisdiction by reason of any present or former connection between the holder or beneficial owner and the Relevant Taxing Jurisdiction (other than the mere receipt, ownership or holding of convertible notes or by reason of the receipt of payments thereunder or the exercise or enforcement of rights under any convertible notes or the indenture);

(b) any Taxes that are imposed or withheld by reason of the failure of the holder or beneficial owner of the convertible notes, following Finance’s or our written request addressed to the holder or beneficial owner or otherwise provided to the holder or beneficial owner (and made at a time that would enable the holder or beneficial owner acting reasonably to comply with that request), to provide certification, information, documents or other evidence concerning the nationality, residence or identity of the holder or beneficial owner or to make any valid or timely declaration or similar claim or satisfy any other reporting requirement, relating to such matters, whether required by statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of withholding or deduction of, Taxes imposed by the Relevant Taxing Jurisdiction;

(c) any estate, inheritance, gift, sales, excise, personal property or similar Taxes;

(d) any Taxes which are payable otherwise than by withholding or deduction from payments made under or with respect to the convertible notes;

(e) any Taxes that are imposed or levied by reason of the presentation (where presentation is required in order to receive payment) of the convertible notes for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the beneficial owner or holder thereof would have been entitled to Additional Amounts had the convertible notes been presented for payment on any date during such 30-day period;

(f) any withholding or deduction in respect of any Taxes where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such directive; or

(g) any Taxes that are imposed on or with respect to a convertible note presented by or on behalf of a holder or beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant convertible notes to another paying agent.

Finance or we, as appropriate, will (i) make such withholding or deduction as is required by applicable law and (ii) remit the full amount withheld or deducted to the relevant taxing authority in accordance with applicable law.

At least 30 calendar days (or as soon as reasonably practicable thereafter, but in any case) prior to each date on which any payment under or with respect to the notes is due and payable, if Finance or we will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the notes is due and payable, in which case it will be promptly thereafter), we or Finance will deliver to the trustee an officer’s certificate stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the trustee or paying agent, as the case may be, to pay such Additional Amounts to holders and beneficial owners on the relevant payment date. The trustee shall, without further investigation, be entitled to rely on such officer’s certificate as conclusive proof that such payments are necessary. We or Finance will provide the trustee with documentation reasonably satisfactory to the trustee evidencing payment of Additional Amounts.

Upon written request, we or Finance will furnish to the trustee or a holder, within a reasonable time, certified copies of tax receipts evidencing the payment of any Taxes imposed or levied by a Relevant Taxing Jurisdiction, in such form as is provided in the normal course by the taxing authority imposing such Taxes and as is reasonably available. If, notwithstanding efforts to obtain such receipts, the same are not obtainable, we or Finance will provide the trustee or holder with other evidence satisfactory to the trustee or holder of such payments.

The indenture shall further provide that if Finance or we conduct business in any jurisdiction, referred to in this prospectus as an “Additional Taxing Jurisdiction,” other than a Relevant Taxing Jurisdiction and, as a result, are required by the law of such Additional Taxing Jurisdiction to withhold or deduct any amount on account of the Taxes imposed by such Additional Taxing Jurisdiction from payment under the notes or guarantee, which would not have been required to be so withheld or deducted but for such conduct of business in such Additional Taxing Jurisdiction, the Additional Amounts provision described above shall be considered to apply as if references in such provision to “Taxes” included taxes imposed by way of withholding or deduction by any such Additional Taxing Jurisdiction (or any political subdivision thereof or therein).

In addition, Finance or we will pay all present and future stamp, issue, registration, transfer, court, documentation, or any excise or property taxes or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by or in any Relevant Taxing Jurisdiction in respect of the execution, issue, delivery or registration of the notes, indenture, guarantee or any other document or instrument referred to therein and any such taxes, charges, duties or similar levies imposed by any jurisdiction as a result of, or in connection with, the enforcement of the notes, guarantee or any other such document or instrument following the occurrence of any Event of Default with respect to the notes or guarantee.

The preceding provisions will survive any termination or discharge of the indenture and shall apply mutatis mutandis to any jurisdiction in which any successor person to us or to Finance is organized, incorporated or otherwise resident for tax purposes and any political subdivision or taxing authority or agency thereof or therein.

Whenever the indenture or this “Description of the Notes” refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any note (including payments thereof made pursuant to the guarantee), such reference includes the payment of Additional Amounts, if applicable.

Modification and Waiver

Except as described below, Finance, we and the trustee may amend or supplement the indenture or the notes with the consent of the holders of at least a majority in aggregate principal amount of the outstanding notes. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding notes may waive compliance in any instance with any provision of the indenture without notice to the holders.

However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note if such amendment, supplement or waiver would:

(1) change the stated maturity of the principal of or the payment date of any installment of interest on the notes;

(2) reduce the principal amount of, repurchase price or redemption price of or rate of interest on, any note;

(3) reduce the amount of principal payable upon acceleration of the maturity of any note;

(4) change the currency in which the principal, repurchase price or redemption price or interest with respect to the notes is payable;

(5) impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

(6) modify the provisions with respect to the repurchase rights of the holders described under the heading “— Repurchase of Notes at the Option of Holders Upon a Fundamental Change” in a manner adverse to holders;

(7) adversely affect the right of holders to convert notes other than as provided in the indenture;

(8) reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required in order to take specific actions including, but not limited to, the waiver of past defaults or the modification or amendment of the indenture; or

(9) alter the manner of calculation or rate of accrual of interest, redemption price or repurchase price on any note or extend the time for payment of any such amount.

Finance, we and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of the holders to, among other things:

(1) cure any ambiguity, defect, omission, mistake or inconsistency;

(2) provide for uncertificated notes in addition to or in place of certificated notes;

(3) provide for the assumption of our obligations to holders of notes in the case of a share exchange, merger or consolidation or sale of all or substantially all of our assets;

(4) make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect in any material respect the legal rights under the indenture of any such holder;

(5) add a guarantor;

(6) comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(7) secure the notes;

(8) comply with the rules of any applicable securities depositary;

(9) make any necessary changes to permit the delivery of shares rather than ADSs as a result of the termination of our ADS facility;

(10) conform the text of the indenture or the notes to any provision of this “Description of the Notes” to the extent that the text of the indenture or the notes was intended to be a recitation of the text of this “Description of the Notes;” or

(11) provide for a successor trustee in accordance with the terms of the indenture or to otherwise comply with any requirement of the indenture.

Satisfaction and Discharge

Finance and we may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the paying agent or conversion agent, as the case may be, after the notes have become due and payable, whether at maturity or any repurchase date or by delivery of a notice of redemption or conversion or otherwise, cash, shares or other consideration (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of the Notes

We or our agents will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the closing sale price of our shares or ADSs and adjustments to the conversion price. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification. The trustee and the conversion agent shall receive notice of any conversion rate adjustments and shall have no responsibility for performing or verifying such conversion rate adjustment.

Currency Indemnity

U.S. dollars are the sole currency of account and payment for all sums payable under the notes. Any amount received or recovered in respect of the notes in a currency other than U.S. dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding up or dissolution of Finance, us or any of our subsidiaries or otherwise) by a holder of the notes in respect of any sum expressed to be due to such holder from Finance or us will constitute a discharge of such obligation only to the extent of the U.S. dollar amount which the recipient is able to purchase with the amount so received or recovered in such other currency on the date of that receipt or recovery (or, if it is not possible to purchase U.S. dollars on that date, on the first date on which it is possible to do so). If the U.S. dollar amount that could be recovered following such a purchase is less than the U.S. dollar amount expressed to be due to the recipient under any note, Finance and we will indemnify the recipient against the cost of the recipient’s making a further purchase of U.S. dollars in an amount equal to such difference. For the purposes of this paragraph, it will be sufficient for the holder to certify that it would have suffered a loss had the actual purchase of U.S. dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. dollars on that date had not been possible, on the first date on which it would have been possible). These indemnities, to the extent permitted by law:

(a) constitute a separate and independent obligation from our other obligations;

(b) give rise to a separate and independent cause of action;

(c) apply irrespective of any waiver granted by any holder of a note; and

(d) will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any note or any other judgment or order.

In no event shall the above indemnities be construed as obligating Finance or us to indemnify any holder for any conversions of cash or other distributions under the deposit agreement for the ADSs. For information on the deposit agreement, see “Description of American Depositary Shares”.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

Deutsche Bank Trust Company Americas is the trustee under the indenture. The trustee will be the paying agent, conversion agent and registrar for the notes. The trustee can be contacted at the address set forth below regarding transfer or conversion of the notes.

If the trustee becomes one of our creditors, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claims as security or otherwise. If, after a default has occurred and is continuing, the trustee acquires any conflicting interest, it must eliminate such conflict with 90 days, apply to the SEC for permission to continue as trustee or resign.

Denomination

Except under limited circumstances described below, the notes will be issued only in fully registered book-entry form, without coupons, in minimum denominations of $100,000 principal amount and integral multiples of $1,000 in excess thereof.

Book-Entry Delivery and Form

We will initially issue the notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as DTC’s nominee. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Holders may hold their beneficial interests in the global security directly through DTC if they have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in registered definitive certificated form, which are called certificated securities, will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC, called participants, and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly. We refer to these other entities as indirect participants.

We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interest through participants, the ability of a person having a beneficial interest in notes represented by the global security to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

Owners of beneficial interests in global securities who desire to convert their interests into shares represented by ADSs should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC and the applicable procedures of its participants and indirect participants. Except as set forth below, as an owner of a beneficial interest in the global security, holders will not be entitled to have the notes represented by the global security registered in their name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security pursuant to the indenture or the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. We understand that, under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and any interest on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests. We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. Neither we, the trustee nor any paying agent or conversion agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited, and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. If, however, DTC notifies us that it is unwilling to be a depository for the global security or ceases to be a clearing agency, and we do not appoint a successor depository within 90 days, or if there is an event of default under the notes, we will exchange the global security for certificated securities in registered form, which we will distribute to DTC participants.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

USE OF PROCEEDS

The gross proceeds received by Finance from the sale of the notes will be on-lent to our group companies and used for general corporate purposes. We will not receive any proceeds from any of the sales of ADSs described in this prospectus supplement.

SHARE PRICE

ADSs representing our shares have traded on the New York Stock Exchange since August 9, 2006. The table below sets forth, for the periods indicated, the high and low closing sales prices for the ADSs on the New York Stock Exchange:

	Price per ADS in
	U.S. dollars
	High	Low

August 2006 (beginning August 9)	$16.28	$13.54
September 2006	$17.91	$15.90
October 2006	$17.05	$13.95
November 2006	$18.85	$14.11
December 2006	$18.65	$17.00
January 2007	$17.45	$15.17
February 2007	$15.60	$14.45
March 2007	$14.93	$13.81
April 2007	$15.68	$14.09
May 2007	$15.16	$14.14
June 2007	$17.00	$14.94
July 2007	$17.04	$14.80
August 2007	$14.81	$12.20
September 2007	$13.42	$10.91
October 2007	$11.37	$9.37
November 2007	$9.64	$6.85
December 2007	$8.40	$7.03
January 2008	$7.33	$5.07
February 2008 (through February 4, 2008)	$7.58	$7.34

On February 4, 2008, the closing sales price per ADS on the New York Stock Exchange was $7.34.

EXCHANGE RATES

Fluctuations in the exchange rate between the euro and the U.S. dollar will affect the U.S. dollar amounts received by owners of our ADSs on conversion of dividends, if any, paid in euro on the ordinary shares and will affect the U.S. dollar price of our ADSs on the New York Stock Exchange. In addition, to enable you to ascertain how the trends in our financial results might have appeared had they been expressed in U.S. dollars, the table below shows the average exchange rates of U.S. dollars per euro for the periods shown. Average rates are computed by using the noon buying rate of the Federal Reserve Bank of New York for the euro on the last business day of each month during the period indicated.

Average exchange rates of the U.S. dollar per euro

Financial year	Average

2003	1.0919
2004	1.2199
2005	1.2727
2006	1.2361
2007	1.3420
2008 (through February 4)	1.4686

The table below shows the high and low Federal Reserve noon buying rates for euro in U.S. dollars per euro for each month from February 2007 through February 4, 2008:

Recent high and low exchange rates of the U.S. dollar per euro

	High	Low

February 2007	1.3246	1.2933
March 2007	1.3374	1.3094
April 2007	1.3660	1.3363
May 2007	1.3616	1.3419
June 2007	1.3526	1.3295
July 2007	1.3831	1.3592
August 2007	1.3808	1.3402
September 2007	1.4219	1.3606
October 2007	1.4468	1.4092
November 2007	1.4468	1.4435
December 2007	1.4759	1.4344
January 2008	1.4877	1.4574
February 2008 (through February 4)	1.4851	1.4832

The noon buying rate on February 4, 2008 was €1.00 = $1.4832.

CAPITALIZATION

The following table sets forth the consolidated capitalization as of December 31, 2007 of Qimonda AG on (i) an actual basis; and (2) as adjusted to give effect to our sale of the notes pursuant to this offering. You should read this table in conjunction with “Selected Combined and Consolidated Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Annual Report on Form 20-F filed on November 16, 2007, our Interim Report for the quarter ended December 31, 2007 filed on Form 6-K on February 1, 2008, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus. We will receive none of the proceeds from the sale of ADSs.

	As of
	December 31, 2007
	Actual	As Adjusted
	(€ in millions)

Short-term debt and current maturities:
Current portion of long term debt, rate 5.19%	21	21
Capital Lease Obligations(1)	47	47

Total short-term debt and current maturities:	68	68

Long-term debt:
Unsecured term bank loan, rate 5.19%, due 2013	103	103
Notes payable to governmental entity, rate 5.06%, due 2027	23	23
Capital Lease Obligations(1)	178	178
% Senior Notes of Finance	N/A

Total long-term debt:	304

Shareholders’ equity:
Ordinary share capital	684	684
Additional paid-in capital	3,118	3,118
Accumulated deficit	(623)	(623)
Accumulated other comprehensive loss	(306)	(306)

Total shareholders’ equity	2,873	2,873

Total capitalization	3,177

(1)	In September 2007, we entered into a four year sale and leaseback transaction of 200mm equipment at our Richmond facility. In December 2007, we entered into an additional four year sale and leaseback transaction of 200mm equipment and a five year sale and leaseback transaction of 300mm equipment. The leases are accounted for as capital leases whereby the present values of the respective lease payments are reflected as capital lease obligations.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for our financial years ended September 30, 2007, 2006, 2005, 2004 and 2003 and for the three-months December 31, 2007.

	Three months
	ended December 31,	Year ended September 30,
	2007	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges	(52.36)	(6.22)	4.70	6.33	2.68	0.53

ADS LENDING AGREEMENT

To make the purchase of the notes more attractive to prospective investors, Infineon has entered into the ADS lending agreement, dated February  , 2008, with Credit Suisse International, which we refer to as the ADS borrower, under which Infineon has agreed to loan to the ADS borrower   of our ADSs for a period beginning on the date on which any ADSs being offered in this prospectus supplement are delivered to investors. The loan will end on the 3rd business day after notice that 90% of the principal amount of the notes has ceased to be outstanding as a result of conversion, repurchase or redemption or, if earlier, in full or in part on 14 days’ prior notice if the aggregate share of the voting rights in Qimonda beneficially owned by Infineon has fallen below 55% and our public float (as described and defined in the ADS Lending Agreement) is sufficiently high or in part, in monthly increments of three million shares, down to a level of outstanding loan that is calculated by reference to that measure of public float.

Under the ADS Lending Agreement, the ADS borrower is permitted to use the borrowed ADSs only for the purpose of directly or indirectly facilitating the sale of the notes and hedging of the notes by or on behalf of the holders of the notes.

The ADS loan under the ADS Lending Agreement will also terminate and the borrowed ADSs must be returned to Infineon under the following circumstances:

•	The ADS borrower may terminate all or any portion of the loan at any time.

•	Either party may terminate any or all of the outstanding loans upon default by the other party under the ADS Lending Agreement.

•	The ADS loan terminates automatically on the occurrence of specified bankruptcy-related events relating to either party.

In addition, when noteholders convert their notes, a number of ADSs must be returned to Infineon based on the relationship between the volume of the loan and the volume of the underlying ADSs. Borrowed ADSs returned to Infineon cannot be reborrowed.

The holders of the borrowed ADSs will have all of the rights of a holder of our outstanding ADSs, including the right, through the ADS depositary, to vote on all matters on which our ADSs holders have a right to vote and the right, though the ADS depositary, to receive any dividends or other distributions that we may pay or make on our outstanding shares.

The ADS borrower may offer for sale pursuant to this prospectus supplement up to   ADSs it is entitled to borrow under the ADS Lending Agreement. Credit Suisse International may sell the ADSs in various transactions at any time and from time to time for twenty trading days that are not “disrupted days” as defined in the ADS Lending Agreement (meaning days on which trading in our ADSs is suspended, limited, disrupted or impared) after the closing date in amounts to be determined by the ADS borrower. We refer to these ADSs as “supplemental hedge ADSs.” In connection with the sale of these supplemental hedge ADSs, the ADS borrower, or an affiliate, may effect such transactions by selling the supplemental hedge ADSs to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from purchasers of shares for whom the dealers may act as agents or to whom they may sell as principals. Over the same period that the ADS borrower, or an affiliate, sells these supplemental hedge ADSs, it may, in its discretion, purchase at least an equal number of our ADSs on the open market. The ADS borrower, or an affiliate, may from time to time purchase our ADSs in the open market and use such ADSs, including ADSs purchased in connection with the sale of supplemental hedge ADSs, to facilitate hedging transactions by investors in the notes.

The ADS borrower has also agreed under the ADS Lending Agreement that it will not transfer or dispose of any borrowed ADSs, other than to a subsidiary of its ultimate parent, unless such transfer or disposition is pursuant to a registration statement that is effective under the Securities Act of 1933, as amended.

The existence of the ADS Lending Agreement and the short positions established in connection with the sale of the notes could have the effect of causing the market price of our ADSs to be lower over the term of the ADS Lending Agreement than it would have been had Infineon not entered into the agreement. In addition, any purchases of ADSs in connection with the termination of any portion of the ADS Lending Agreement may have the effect of increasing, or preventing a decline in, the market price of our ADSs during or following the loan unwind period. See “Risk Factors — Risks related to the investment in our notes and ADSs — The effect of the loan of our ADSs pursuant to the ADS Lending Agreement or any sales of our ADSs in short sale transactions by the purchasers of the notes may have a negative effect on the market price of our ADSs. In addition, purchases of ADSs in connection with the termination of the ADS Lending Agreement may result in a temporary increase in the market price of our ADSs during the loan unwind period.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis of our financial condition and results of operations is based on, and should be read in conjunction with, our unaudited condensed combined and consolidated financial statements as of and for the three months ended December 31, 2006 and 2007 and the accompanying notes and the other financial information included elsewhere in this prospectus supplement, accompanying prospectus and the documents incorporated by reference herein and therein. We have prepared our combined and consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

This discussion and analysis of our financial condition and results of operations contains forward-looking statements. Statements that are not statements of historical fact, including expressions of our beliefs and expectations, are forward looking in nature and are based on current plans, estimates and projections. Forward-looking statements are applicable only as of the date they are made, and we undertake no obligation to update any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results or outcomes to differ materially from those expressed in any forward-looking statement. These factors include those identified under the headings “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, and “Special Note Regarding Forward-Looking Statements and Market Data” in the accompanying prospectus.

Three Months Ended December 31, 2007 Compared To Three Months Ended December 31, 2006

  Net Sales

The following table presents data on our net sales for the periods indicated.

	For the three months ended
	December 31,
	2006		2007
	(in millions, except percentages)

Net sales	€1,173		€513
Effect of foreign exchange over prior period	(99)		(€65)
% of net sales	(8%	)	(13%	)

Our net sales in the three months ended December 31, 2007 decreased by €660 million, or 56%, from €1,173 million in the three months ended December 31, 2006 to €513 million in the three months ended December 31, 2007. This decrease was primarily due to:

•	an average price decline of 72% for our DRAM products;

•	a decrease in our non-PC bit shipment share from 58% to 45%; and

•	exchange rate effects due to the 11% weakening of the U.S. dollar.

Offsetting this decrease in part was

•	an increase in bits shipped of 73%.

Price decreases.  Following the steep price decline of DRAM prices during the 2007 financial year, the three months period ended December 31, 2007 was characterized by a continued strong price decline. The main reason for this price decline was the ongoing over-supply in the DRAM market which, despite continued strong demand, drove down prices. DRAM bit production in the industry continued to grow due to capacity expansion and productivity growth resulting from the shift towards more efficient technologies. This growth of DRAM bit production continued to influence unfavorably the overall supply-demand ratio.

During the three months ended December 31, 2006, by contrast, average selling prices (for DDR2 memories in particular) had increased to levels above those of the preceding several quarters, due to product shortages based on insufficient worldwide memory production capacities.

Overall the average selling prices of our DRAM products were 72% lower in the three months ended December 31, 2007 as compared to the three months ended December 31, 2006.

We continue to expect that prices for standard DRAM products will decline over time across the industry as a whole. Such declines can sometimes be severe, as we experienced in the last several financial quarters. We intend to continue to follow our strategy to mitigate the impact of declining prices by reducing our costs per unit and continuing to diversify our product mix.

In the three months ended December 31, 2007, our share of bit shipments to non-PC applications was 45% compared to 58% for the three months ended December 31, 2006. This was mainly due to weaker than usual seasonality in the three months ended December 31, 2007 in the consumer and infrastructure markets and, as a result of our accelerated technology conversion, stronger shipments in the PC market to meet demand growth.

Exchange rate effects.  The U.S. dollar weakened against the euro in the first three months of the 2008 financial year, with the average exchange rate for the period 11% lower than it was for the corresponding period of our 2007 financial year. This unfavorable U.S. dollar to euro exchange rate negatively affected our revenues during the three months ended December 31, 2007. We have calculated the effects of this translation risk as follows: we would have achieved €65 million more in net sales in the three months ended December 31, 2007, had the average exchange rates we used to translate our non-euro denominated sales into euros been the same in the three months ended December 31, 2007 as they were in the three months ended December 31, 2006.

Increase in bit shipments.  Our bit shipments increased by 73% during the three months ended December 31, 2007 compared to the three months ended December 31, 2006 due to increasing manufacturing output, additional bit shipments out of inventory and improved demand in all geographical regions. Demand for our products was especially high in the PC market, as PC makers increased the amount of DRAM per system (or “bits per box”) in the current low price environment. As of December 31, 2007, 56% of our capacities were converted to the 80nm and below technology nodes, compared to less than 5% for the three months ended December 31, 2006.

  Net Sales by Region

The following table sets forth our sales by region for the periods indicated.

	For the three months ended December 31,
	2006		2007
	(in millions, except percentages)

Germany	€87	7%	€36	7%
Rest of Europe	142	12%	50	10%
North America	474	40%	176	34%
Asia/Pacific	360	31%	184	36%
Japan	110	10%	67	13%

Total	€1,173	100%	€513	100%

The relative increase in the share of sales in Asia/Pacific and decrease in North America and Rest of Europe during the three months ended December 31, 2007, was primarily caused by OEM customers shifting their production to Asia, as well as regional changes in product mix. The relative increase in the share of sales in Japan resulted predominantly from additional design-in wins, in particular for game consoles, and increased business share for existing customers.

For practical purposes, the Rest of Europe region also includes other countries and territories in the rest of the world outside of the listed main geographic regions with aggregate sales representing no more than 2% of total sales in any period. In addition, prior period amounts have been reclassified to conform to the current period presentation.

  Cost of Goods Sold and Gross Margin

The following table sets forth our cost of goods sold and related data for the periods indicated.

	For the three months ended
	December 31,
	2006	2007
	(in millions, except percentages)

Cost of goods sold	(€823)	(€927)
% of net sales	70%	181%
Gross margin (loss)	30%	(81%	)

Cost of goods sold increased by €104 million, or 13%, from €823 million in the three months ended December 31, 2006 to € 927 million in the three months ended December 31, 2007. As a percentage of net sales, cost of goods sold increased from 70% to 181% over the same period. The absolute increase in our cost of goods sold was due primarily to:

•	a 73% increase in bit shipments; and

•	negative effects of €122 million from inventory revaluation and reserves.

Offsetting these increases in part were:

•	improvements in our productivity;

•	reduced purchase prices from our joint ventures and foundries; and

•	exchange rate effects.

Higher bit shipments.  The 73% increase in bit shipments in the three months ended December 31, 2007 compared to the three months ended December 31, 2006 was due primarily to the substantial increase in demand described above, which we met through further ramp-up of production volumes at our Richmond 300mm facility and higher purchases from foundries and joint ventures. In addition, we reduced our finished good inventory range measured in bits by approximately two weeks compared to the three months ended September 30, 2007.

Inventory revaluation and reserves.  We value our inventory on a quarterly basis at the lower of cost or market value. If the market price declines below the full production cost of a particular product group, then all inventories of that product group are written down to their market price. The significant price decline in the three months ended December 31, 2007 resulted in the write-down of inventory to market value in an amount of €122 million in accordance with our policy. Due to the volatility of the DRAM market, write-downs of this nature may occur in periods of sharp price decline.

Improved productivity.  Similar to our 2007 financial year, we achieved productivity improvements through the increased conversion of capacities to 80nm and 75nm process technologies and the increasing share of our chips produced on 300mm wafers. The ramp-up of 300mm capacities at our Richmond facility, our joint venture Inotera and our foundry partners SMIC and Winbond contributed to the increased share of production on 300mm wafers. Measured in wafer starts, 82% of our total production (including capacity sourced from our strategic and foundry partners) was on 300mm wafers in the three months ended December 31, 2007 as compared to 72% of our production in the three months ended December 31, 2006. We believe that productivity improvements, together with a larger sales volume over which our fixed costs are spread, permitted us to achieve a lower percentage increase in costs as compared to the percentage increase in bit shipments. As of December 31, 2007, 56% of our capacities were converted to the 80nm and below technology nodes, compared to less than 5% for the three months ended December 31, 2006. We believe that other DRAM suppliers have been converting their capacities to smaller feature sizes more aggressively than we have during the past few quarters and to keep pace we have implemented measures to accelerate our conversion.

Decreased purchase prices from joint ventures and foundries.  Cost of goods sold includes the cost of inventory purchased from our joint ventures, such as Inotera, and other associated and related companies as well as our foundry partners Winbond, SMIC and Infineon Dresden. Our purchases from these entities amounted to €197 million in the three months ended December 31, 2007 as compared to €378 million in the three months ended

December 31, 2006. Our purchases from these entities declined in euro terms, as a result of the significant decline in DRAM prices, although in the three months ended December 31, 2007, we sourced 67% of our chips from these partners as compared to 56% during the three months ended December 31, 2006.

Exchange rate effects.  The decline in the exchange rate of the U.S. dollar against the euro in the three months ended December 31, 2007, as compared to the equivalent period one year earlier, decreased the euro value of our costs that are denominated in U.S. dollars by approximately €64 million. This means that we would have incurred approximately €64 million more in costs of goods sold in our three months ended December 31, 2007, had the average exchange rates we used to translate our non-euro expenses into euros been the same in the three months ended December 31, 2007 as they were in the three months ended December 31, 2006. However, considered together with the decrease in our net sales due to negative foreign exchange effects of €65 million, foreign currency movements overall had no significant net effect on our gross margin during the three months ended December 31, 2007.

Our gross margin decreased to a negative 81% during the three months ended December 31, 2007, from a positive 30% in the three months ended December 31, 2006, primarily due to lower average selling prices and inventory write downs due to lower selling prices which could not be compensated by lower production cost per unit resulting from increased manufacturing productivity and lower transfer prices from foundry partners.

While average selling prices, especially for standard DRAM products, generally decline over time, they can display significant volatility from period to period. Our gross margin suffers in periods, such as each of our most recent financial quarters, in which prices decline faster than we can reduce our unit costs. Conversely, our gross margin is stronger during periods when prices decrease more slowly or increase, such as at the end of our 2006 financial year.

  Research and Development (R&D) Expenses

The following table sets forth our R&D expenses for the periods indicated.

	For the three months ended
	December 31,
	2006	2007
	(in millions, except percentages)

Research and development expenses	(€97)	(€110)
% of net sales	8%	21%

In the three months ended December 31, 2007, research and development expenses increased by 13% to €110 million, from €97 million in the three months ended December 31, 2006, due to our efforts to strengthen our development capabilities with respect to the next generation of memory technologies and further diversification our portfolio of memory products as well as to strengthen our development capabilities with respect to non-volatile memory technologies. In the three months ended December 31, 2006, our research and development expenses were low due to the substantial completion of technology development for 80nm and 75nm during September and October 2006, respectively.

The goal of our current technology development efforts is to support our product designers in meeting customer requirements regarding high performance, low power consumption and small form factors at a competitive cost level as the industry migrates to even smaller feature sizes. In December, we presented our full integration scheme of a 48nm DRAM trench technology at the Institute of Electrical and Electronics Engineers’ annual International Election Devices Meeting. The technology we presented features an innovative wiring scheme that we believe enables a lower process complexity and power consumption across future DRAM architectures as compared to current approaches. At the same time we are working on new DRAM architectures that are implementing similar wiring schemes and that we believe will allow us to reduce the cell size of our DRAM products towards 4F2 over the next several years, consistent with our views on the progression of the industry, while at the same time meeting customer requirements regarding high performance and low power consumption. These new architectures combine a variety of innovations on the cell and wiring level, and we are currently spending additional R&D efforts to introduce them in first product designs. Because the degree of innovation, testing and other development work that is involved with a progression to these new architectures exceeds that required for the reductions in feature sizes we have implemented in recent technology generations, we may be unable to meet our goals or keep pace with the rate of development in the industry in a timely manner or at all, or do so at competitive costs. In addition, the increased R&D work in which we are currently engaged and expect to continue in the coming financial periods will add to demands for capital. See “Liquidity — Capital Requirements.”

  Selling, General and Administrative (SG&A) Expenses

The following table sets forth information on our selling, general and administrative expenses for the periods indicated.

	For the three months ended
	December 31,
	2006	2007
	(in millions, except percentages)

Selling, general and administrative expenses	(€44)	(€48)
% of net sales	4%	9%

During the three months ended December 31, 2007, selling, general and administrative expenses increased by 9% as compared to the same period in the prior year. The increase as a percentage of sales was mainly attributable to the decrease in sales compared to the prior year. The primary reason for this increase in euro absolute terms is the shift of reporting category for our distribution center expenses from cost of goods sold to selling expenses.

  Restructuring Expenses

The following table sets forth information on our restructuring expenses for the periods indicated.

	For the three months ended
	December 31,
	2006	2007
	(in millions, except percentages)

Restructuring expenses	€0	(€16)
% of net sales	0%	3%

Our restructuring expenses comprise expenses for our research activities in North America and our phase-out of 200mm manufacturing. Due to continued efforts to improve cost and efficiency, we decided to consolidate our U.S. research and development facilities in a single development center located in Raleigh, North Carolina. As a result, the Company’s development center in Burlington, Vermont, is to be closed at the end of June 2008. Furthermore, as part of our focus on improved profitability and 300mm manufacturing, we terminated our wafer purchase contract with Infineon on November 30, 2007. We had previously agreed to share 50% of the restructuring costs which Infineon will occur in connection with the termination of this contract. In addition, included in cost of sales are €17 million related to purchase commitments for 200mm wafer contract manufacturing at Infineon Dresden. We currently anticipate additional costs of €4 million related to these measures which are to be expensed as they are incurred during our 2008 financial year. Additionally, the companies are presently discussing additional reimbursement from us for idle costs of approximately €20 million which have not been incurred or accrued as of December 31, 2007.

  Other Operating (Expense) Income, Net

The following table sets forth information on our other operating (expense) income, net for the periods indicated.

	For the three months ended
	December 31,
	2006	2007
	(in millions, except percentages)

Other operating income (expense), net	€0	€3
% of net sales	0%	1%

Other operating (expense) income, net contains various items related to our operations, and may fluctuate from period to period due to the more or less infrequent nature of these items, which include subsidies, grants, insurance proceeds and accruals for legal matters. No material costs of this nature were incurred in the three months ended December 31, 2006 as well as in the three months ended December 31, 2007.

  Equity in Earnings of Associated Companies

The following table sets forth information on our equity in earnings of associated companies for the periods indicated.

	For the three months ended
	December 31,
	2006	2007
	(in millions, except percentages)

Equity in earnings of associated companies	€37	€2
% of net sales	3%	0%

The equity in earnings of associated companies with financial year ends that differ by not more than three months from the Company’s financial year end is recorded with a three month delay. This applies in particular to our joint venture Inotera Memories, which has a December 31 financial year-end. Market price fluctuations during the three months ended December 31, 2007 would, to the extent these impact Inotera’s results, affect our equity in Inotera’s earnings during the three months ending March 31, 2008.

In both periods, Inotera contributed most of our equity in earnings from associated companies, which decreased in the three months ended December 31, 2007, mainly due to lower selling prices in the three months ended September 30, 2007. Our equity in Inotera’s earnings is, however, sensitive not only to fluctuations in the price of DRAM and production volumes, but also to changes in the portion of our inventory which we purchased from Inotera and that remains unsold. This is because we eliminate Inotera’s profit from the inventory we have not yet sold.

  Loss on Associated Company Share Issuance

The following table sets forth information on our loss on associated company share issuance for the periods indicated.

	For the three months ended
	December 31,
	2006	2007
	(in millions, except percentages)

Loss on associated company share issuance	€0	(€7)
% of net sales	0%	1%

On August 20, 2007 Inotera issued 40 million common shares, representing 1.2% of its outstanding share capital, as bonuses to its employees. This diluted our ownership interest to 35.6%, which amounted to a loss of €7 million.

  Other Non-Operating Income, Net

The following table sets forth information on other non-operating income for the periods indicated.

	For the three months ended
	December 31,
	2006	2007
	(in millions, except percentages)

Other non-operating income, net	€5	€2
% of net sales	0%	0%

Other non-operating income, net consists of various items from period to period not directly related to our principal operations, including gains and losses on sales of marketable securities. In the three months ended December 31, 2007, other non-operating income related mainly to the valuation of derivatives and gains and losses on sales of marketable securities, whereas in the three months ended December 31, 2006, other non-operating income related principally to foreign currency transaction gains and a gain of €2 million on the sale of our investment in Ramtron.

  Earnings (Loss) Before Interest and Taxes (“EBIT”)

EBIT is a non-GAAP financial measure which is determined from our combined and consolidated statements of operations as follows:

	For the three months ended
	December 31,
	2006	2007
	(in millions, except percentages)

Net income (loss)	€177	(€598)
Add: interest expense (income)	(€1)	(€1)
Add: income tax expense (benefit)	€74	€9

EBIT	€250	(€590)

  Interest Income, Net

The following table sets forth information on our net interest income, net for the periods indicated.

	For the three months ended
	December 31,
	2006	2007
	(in millions, except percentages)

Interest income, net	€1	€1
% of net sales	0%	0%

Interest expense mainly relates to interest on the recently completed sale and lease back transactions, while we earn interest income on cash and cash equivalents and marketable securities.

  Income Taxes

The following table sets forth information on our income taxes for the periods indicated.

	For the three months ended
	December 31,
	2006	2007
	(in millions, except percentages)

Income tax (expense) benefit	(€74)	(€9)
% of net sales	6%	2%
Effective tax rate	29%	(2%)

On August 17, 2007 the Business Tax Reform Act of 2008 was enacted in Germany. This bill introduces several changes to the taxation of German business activities, including a reduction of the combined corporate and trade tax rate in Germany from approximately 39% to 30%. Most of the changes apply to us from October 1, 2007 and affect our current tax rate from that date.

In each of the three months ended December 31, 2006 and 2007, our effective tax rate was lower than the combined statutory tax rate in Germany of 39% and 30%, respectively. This resulted mainly from income in jurisdictions with lower than average corporate tax rates, tax credits, and in the three months ended December 31, 2007 additional valuation allowances against current period tax benefits.

Pursuant to SFAS No. 109, we have assessed our deferred tax asset and the need for a valuation allowance. The assessment was based on the benefits that could be realized from available tax strategies, forecasted future taxable income to the extent applicable, and the reversal of temporary differences in future periods. As a result of this assessment, we increased our deferred tax asset valuation allowance as of December 31, 2007 to reduce the deferred tax asset to an amount that is more likely than not expected to be realized in the future.

Despite our consolidated pretax loss, we generated taxable income in certain tax jurisdictions which resulted in the negative effective tax rate during the three months ended December 31, 2007.

On October 1, 2007 we adopted FIN 48, which prescribes the accounting and reporting of uncertainties in income tax law. The adoption did not affect our financial statements. We had a recorded liability for unrecognized tax benefits of €45 million as of December 31, 2007, which would favorably affect our effective tax rate, if recognized in future periods. We do not expect this amount to change significantly during the remainder of our 2008 financial year.

  Net Income (Loss)

We had a net loss of €598 million in the three months ended December 31, 2007 compared to net income of €177 million in the three months ended December 31, 2006.

Financial Condition

The following table sets forth selected items from our consolidated balance sheets for the periods indicated.

	As of	As of
	September 30	December 31
	2007	2007	Change(1)
	(in millions, except		%
	percentages)

Current assets	€2,257	€1,668	(26%	)
Non-Current assets	€3,124	€3,048	(2%	)

Total assets	€5,381	€4,716	(12%	)

Current liabilities	€1,244	€1,184	(5%	)
Non-current liabilities	€620	€659	6%

Total liabilities	€1,864	€1,843	(1%	)

Shareholders’ equity	€3,517	€2,873	(18%	)

(1)	Percentage changes from September 30, 2007 to December 31, 2007.

As of December 31, 2007, our current assets decreased significantly as compared to September 30, 2007 mainly due to lower cash and cash equivalents, lower inventories and lower trade accounts receivables. Trade accounts receivables decreased in the three months ended December 31, 2007 mainly due to lower sales. Inventories decreased as a result of lower gross inventories and higher inventory write-downs due to market price decline in the three months ended December 31, 2007 compared to September 30, 2007. As of December 31, 2007, non-current assets decreased slightly compared to September 30, 2007 mainly due to a decrease in property, plant and equipment because our capital expenditures were lower than our depreciation expense.

As of December 31, 2007, current liabilities decreased compared to September 30, 2007 mainly due to lower trade accounts payable as a result of lower capital expenditures in the three months ended December 31, 2007 compared to the three months ended September 30, 2007. As of December 31, 2007, non-current liabilities increased compared to September 30, 2007 mainly due to increased long-term debt as a result of our sale and leaseback transactions, partly offset by the redemption of other non-current liabilities.

As of December 31, 2007, our shareholders’ equity decreased to €2,873 million, mainly due to our net loss of €598 million during the three months ended December 31, 2007, and foreign currency translation losses affecting equity of €45 million.

Liquidity

Cash Flows

	For the three months ended
	December 31,
	2006	2007
	(in millions)

Net cash provided by (used in) operating activities	€438	(€158)
Net cash used in investing activities	(€208)	(€35)
Net cash provided by (used in) financing activities	(€104)	(€38)
Effect of foreign exchange rate changes on cash and cash equivalents	(€5)	(€6)
Cash and cash equivalents at end of period	€1,053	€509

Our operating cash flow decreased significantly from an inflow of €438 million in the three months ended December 31, 2006 to an outflow of €158 million in the three months ended December 31, 2007. This was mainly caused by our net loss of €598 million in the three months ended December 31, 2007, which in turn was largely a result of lower net sales due to the strong decline in our average selling prices. This negative impact in our operating cash flow was partly offset by working capital improvements resulting from the decrease in our inventories and trade accounts receivable. The decrease in trade accounts payable also negatively impacted operating cash flow during the three months ended December 31, 2007 compared to the three months ended December 31, 2006.

Cash used in investing activities decreased substantially from an outflow of €208 million in the three months ended December 31, 2006 to an outflow of €35 million in the three months ended December 31, 2007. This resulted mainly from lower capital expenditures in property, plant and equipment and from proceeds we received from sales of marketable securities and the closings of our sale and leaseback transactions.

Cash used in financing activities during the three months ended December 31, 2007 refers mainly to changes in short term borrowing and repayments under capital lease obligations. During the three months ended December 31, 2006, cash used in financing refers principally to the repayment of €112 million of short-term debt to Infineon. In October 2007 we fully repaid €28 million short-term notes payable to banks which had been drawn as of September 30, 2007 for working capital purposes.

  Free Cash Flow

Free cash flow is a non-GAAP financial measure which is determined as follows from our combined and consolidated statements of cash flows:

	For the three months ended
	December 31,
	2006	2007
	(in millions)

Net cash provided by (used in) operating activities	€438	(€158)
Net cash used in investing activities	(€208)	(€35)
Purchases (proceeds) of marketable securities, net	€11	(€24)

Free Cash Flow	€241	(€217)

Our free cash flow in the three months ended December 31, 2007, was negative mainly due to our current non-profitable operations and capital expenditures that were higher than our proceeds from sale and leaseback transactions.

The free cash flow was positive in the three months ended December 31, 2006 mainly due to our profitable operations and capital expenditures that were lower than cash provided from operating activities.

  Capital Expenditures

	For the three months ended
	December 31,
	2006	2007
	(in millions)

Purchases of property, plant and equipment	€221	€190

Our capital expenditures for the three months ended December 31, 2007, consisted primarily of equipment for the technology conversion at our 300mm fab in Richmond, Virginia and for our 300mm R&D facility in Dresden.

We have reduced our target for capital expenditures for the 2008 financial year to a range of €400 million to €500 million and put on hold the construction of a new 300mm fab in Singapore pending improving market conditions.

  Capital Requirements

We had aggregate cash, cash equivalents and available-for-sale marketable securities as of December 31, 2007 of €746 million, which we refer to as our gross cash position, compared to €1,011 million as of September 30, 2007. As of December 31, 2007 we had debt obligations of €68 million payable within one year. Our total short and long-term debt amounted to €372 million as of December 31, 2007, which represents 13 percent of our shareholders’ equity at the same date. We therefore believe that our capital structure provides us with flexibility to obtain financing suitable to our business, such as the sale and lease back transactions we have recently executed despite difficult global financial market conditions.

We intend to explore a wide range of potential sources of capital, including capital markets transactions, debt financing, leverage of selected assets and ventures with third parties. To the extent our performance remains at current levels or deteriorates further, which we view to a substantial extent as dependent on price developments for DRAM products, we may have difficulty obtaining capital. In particular, we no longer have access to Infineon’s pool of capital. Our business, financial condition and results of operations may be materially and adversely affected if we are not able to fund the necessary capital expenditures and research and development expenses. See “Risk Factors—We may be unable to fund our research and development efforts and capital expenditures if we do not have adequate access to capital” in our Annual Report on Form 20-F filed on November 16, 2007 and incorporated herein by reference.

Outlook for the Second Quarter and 2008 Financial Year

For the 2008 financial year, we are targeting an increase in our bit production between 30 to 40 percent as compared to our prior estimate of 50 percent, taking into account our accelerated reduction of 200mm capacities, which is partly offset by productivity improvements through our conversion to 80nm and 75nm technologies.

For the second quarter, we currently expect our bit production to increase by a mid single digit percentage compared to the first quarter. Additionally, we are currently reassessing our capacity corridors with foundry partners in light of the relatively low DRAM market price environment.

For the 2008 financial year, we continue to expect bit demand for DRAM to be driven by continued solid growth in graphics, consumer and communication applications and the move to higher density modules in the PC market. We expect our share of bit-shipments for use in non-PC applications to be greater than 50 percent for the full 2008 financial year.

RECENT DEVELOPMENTS

On January 3, 2008 we announced that we signed an agreement with Macronix International Co., Ltd., Taiwan, to jointly develop non-volatile memory technologies. The co-operation project is planned to focus on the development of different kinds of non-volatile memory technologies over a five-year timeline. Both partners will share development costs and contribute engineering resources and know-how.

On January 11, 2008 the legal transfer from Infineon of our interest in AMTC became effective with the entry in the commercial register. Similarly, on January 21, 2008 the legal transfer from Infineon of our interest in BAC became effective with the entry in the commercial register.

On January 25, 2008 the court in the Securities Class Action entered into an order granting in part and denying in part the defendants’ motions to dismiss the complaint. The court denied the motion to dismiss with respect to plaintiffs’ claims under §10(b) and §20(a) of the Exchange Act and dismissed the claim under §20A of the Exchange Act with prejudice.

On January 29, 2008, the court in the multi-district antitrust-related litigation, described in Note 17 to the financial statements for the three months ended December 31, 2007 included in this prospectus supplement, entered an order granting in part and denying in part the motion of the defendants. The order dismissed a large percentage of the claims of the indirect purchasers and granted leave to amend as to one claim. No trial date has been set and no schedule is currently in effect for class certification.

On January 29, 2008, we held our annual general meeting of shareholders. The shareholders resolved to replace the previous authorization of July 14, 2006 relating to the issuance of securities with new authorizations to the Management Board, each effective until January 28, 2013 and authorizing the Management Board to issue various types of securities, including the notes being offered by this prospectus supplement, each having an aggregate face value of up to the equivalent of €2,062,500,000. The shareholders also resolved to create two corresponding tranches of conditional capital, each in the amount of €165 million, to be used in connection with the issuance of convertible notes or similar securities. The new tranches of conditional capital replaced an existing tranche of conditional capital in the amount of €240.1 million. This resolution was registered in the commercial register on January 31, 2008. A further existing tranche of conditional capital in the amount of €12 million to be used in connection with our employee stock option and share purchase plans remained unaffected and continues to be valid. The issue of the notes is based on one of the new authorizations and the corresponding new tranche of conditional capital.

On January 30, 2007 we obtained approval from the European Union to receive subsidies of €166 million from German authorities in connection with the upgrade and expansion of our production facilities in Dresden, Germany. Our use of these subsidies depends on us making qualifying capital expenditures which in turn depends on market conditions.

We are currently evaluating an opportunity to enter into the photovoltaic business. We are engaged in discussions with a potential business partner, already active in this area, with whom we expect to make use of our silicon manufacturing know-how for the production of solar cells. We note, however, that there are numerous conditions that remain before we reach any agreement, and we may only be able to do so later than we have intended or may not do so at all. We currently expect, should we reach agreement, to invest capital in a range between €15 and €20 million during our 2008 financial year, and approximately twice that amount during our 2009 financial year.

CERTAIN UNITED STATES FEDERAL INCOME AND GERMAN TAX CONSEQUENCES

The following is a summary of the material U.S. federal income and German tax consequences to you of purchasing, holding and disposing of the notes, the ordinary shares or ADSs into which the notes are convertible. The summary does not however purport to be a comprehensive description of all of the tax considerations that may be relevant to you or your situation, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by you. Thus, for example, except where otherwise noted, the discussion below is addressed to you only if you are a “U.S. Holder” (as defined below) and you purchase the notes upon their initial issuance at their initial issue price (which will equal the first price at which a substantial amount of notes is sold to the public for cash) and hold the notes and the ordinary shares or ADSs into which such notes are convertible as capital assets. This summary also does not address the effect of the United States federal estate or gift tax laws or the tax considerations arising under the laws of any foreign, state or local jurisdiction (other than certain German law). In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	holders subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	foreign persons or entities (except to the extent specifically set forth below);

•	persons that are S-corporations, partnerships or other pass-through entities;

•	expatriates and certain former citizens or long-term residents of the United States;

•	U.S. Holders whose functional currency is not the U.S. dollar;

•	persons who hold the notes for a short term, as a position in a hedging transaction, “straddle,” ”conversion transaction” or other risk reduction transaction; or persons deemed to sell the notes or ordinary shares under the constructive sale provisions of the Internal Revenue Code of 1986, as amended (“the Code”).

•	persons that own or are deemed to own, directly or indirectly, 10% or more of any class of our voting stock.

•	holders who are resident in Germany for German tax purposes or whose notes, ADS or shares are attributable to a permanent establishment in Germany.

This discussion is based upon existing U.S. federal income and German tax law, including legislation, regulations, administrative rulings and court decisions, as in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.

For purposes of this discussion, you are a U.S. Holder if you are the beneficial owner of the notes, ordinary shares or ADSs that is (1) a citizen or individual resident of the United States; or (2) a corporation or other entity taxable as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof (including the District of Columbia); or (3) otherwise subject to U.S. federal income tax on a net income basis with respect to the notes, ordinary shares or ADSs. In addition, a U.S. Holder is a person who is not tax resident in Germany and does not maintain a permanent establishment in Germany to which the notes, ADSs or ordinary shares are attributable.

We urge you to consult your tax advisor as to the U.S. federal income and German tax consequences of purchasing, holding and disposing the notes, ordinary shares or ADSs into which the notes can be converted, including your particular circumstances, and as to any other tax consequences that may arise.

German Tax Consequences

Payments of Interest on the Notes

Payments of interest on the notes that you receive will generally not be subject to German taxation.

Conversion of the Notes

The conversion of the notes will generally not be subject to German taxation.

Distributions on Ordinary Shares or on ADSs

Dividends paid are subject to German withholding tax at a rate of 20% plus a solidarity surcharge of 5.5% levied on the amount of withholding tax due (resulting in an aggregated withholding tax rate of 21.1%). After December 31, 2008, dividends paid will be subject to a 25% withholding tax (plus a solidarity surcharge as described resulting in an aggregate withholding tax rate of 26.375%).

If you are, for German tax purposes, a corporation not resident in Germany you will be entitled to a partial refund in the amount of two-fifth of the German tax withheld including solidarity surcharge irrespective of whether you are entitled to benefits under the tax treaty for the avoidance of double taxation (“Treaty”) between Germany and the U.S. Notwithstanding any Treaty benefits described in the succeeding paragraph the refund would effectively lower the rate of German withholding tax to 15.825 percent. For refund procedure — see below Refund Procedure.

If you are entitled to benefits under the Treaty, as amended, you are eligible to receive a partial refund of the withholding tax (including the solidarity surcharge) (subject to certain limitations), effectively reducing the withholding tax (including the solidarity surcharge) to 15 percent of the gross amount of the dividend. For refund procedure — see below Refund Procedure.

Sale or Other Taxable Disposition of the Ordinary Shares or ADSs

Gains derived from the sale, redemption or other disposition of ordinary shares or ADSs by you are generally not subject to German taxation, unless you hold or have held 1 percent or more of our share capital at any time within five years preceding the disposal. However, in the latter case, the Treaty generally completely exempt capital gains from German taxation provided you are entitled to benefits under the Treaty. After December 31, 2008, capital gains from the disposition of the ordinary shares or ADSs held with a German paying agent (including a German branch of a non-German bank or financial institution) may be subject to a withholding tax of 25% plus solidarity surcharge of 5.5% thereon).

Refund Procedures

For ordinary shares or ADSs kept in custody with the Depository Trust Company in New York or one of its participating banks, the German tax authorities have introduced a collective procedure for the refund of German dividend withholding tax and solidarity surcharge thereon. Under this procedure, the Depositary Trust Company may submit claims for refunds payable to U.S. shareholders under the Treaty collectively to the German tax authorities on behalf of these U.S. shareholders. The German Federal Tax Office will pay the refund amounts on a preliminary basis to the Depositary Trust Company, which will redistribute these amounts to the U.S. shareholders according to the regulations governing the procedure. The Federal Tax Office may review whether the refund was made in accordance with the law within four years after making the payment to the Depositary Trust Company. Details of this collective procedure are available from the Depositary Trust Company. This procedure is currently permitted by German tax authorities but that permission may be revoked, or the procedure may be amended, at any time in the future. Individual claims for refunds may be made on a special German form, which must be filed with the German Federal Tax Office (Bundeszentralamt für Steuern, D-53225 Bonn-Beuel, Germany) within four years from the end of the calendar year in which the dividend is received. Copies of the required forms may be obtained from the German tax authorities at the same address or from the Embassy of the Federal Republic of Germany, 4645 Reservoir Road, NW, Washington D.C. 20007-1998. As part of the individual refund claim, a U.S. shareholders must submit to the German tax authorities the original withholding certificate (or a certified copy thereof) issued by the paying agent documenting the tax withheld and an official certification of United States tax residency on IRS Form 6166. IRS Form 6166 generally may be obtained by filing a properly completed IRS Form 8802, and paying the required fee, with the Internal Revenue Service, P.O. Box 42530, Philadelphia, PA 19101-2530. Requests for certification must include the U.S. shareholder’s name, Social Security Number or Employer Identification Number, the number of the form on which the tax return was filed and the tax period for which the certification is requested. The Internal Revenue Service will send the certification on IRS Form 6166 to the U.S. shareholder who then must submit the certification with the claim for refund.

To claim the refund of German withholding tax you must submit (either directly, or, as described below, through our U.S. transfer agent or the Depository Trust Company) a claim for refund to the German tax authorities, with the original bank voucher (or a certified copy thereof) issued by the paying entity documenting the tax withheld within four years from the end of the calendar year in which the dividend is received. Claims for refunds are made on a special form, which must be filed with the German tax authorities at the following address: Bundeszentralamt für Steuern, 53225 Bonn-Beuel, Germany. A refund claim form may be obtained from the German tax authorities at the same address as where applications are filed, from the Embassy of the Federal Republic of Germany, 4645 Reservoir Road, NW, Washington, D.C. 20007-1998 or from the Office of International Operations, Internal Revenue Service, 1325 K Street, N.W., Washington, D.C. 20225, Attention: Taxpayer Service Division, Room 900.

You also must submit to the German tax authorities certification of your last filed U.S. federal income tax return (IRS Form 6166). You generally can obtain this certification from the office of the Director of the Internal Revenue Service Center by filing a request for certification (generally an IRS Form 8802) with the Internal Revenue Service, P.O. Box 42530, Philadelphia, PA 19101. You should consult your tax advisor and the instructions to IRS Form 8802 for further details regarding how to obtain this certification.

The German tax authorities will issue refunds denominated in euro. The refunds will be issued in the name of the U.S. transfer agent or the Depository Trust Company, as the case may be, which will then convert the refunds to dollars and make corresponding refund payments to you or your broker. This broker, in turn, will remit corresponding refund amounts to you.

German Gift and Inheritance Taxes

The Convention between the United States of America and the Federal Republic of Germany for the Avoidance of Double Taxation with Respect to Taxes on Estates, Inheritances and Gifts, as amended (the “Estate Tax Treaty”), provides that an individual whose domicile is determined to be in the United States for purposes of such treaty will not be subject to German inheritance and gift tax (the equivalent of the U.S. federal estate and gift tax) on the individual’s death or making of a gift unless the ordinary shares or ADSs (1) are part of the business property of a permanent establishment located in Germany or (2) are part of the assets of a fixed base of an individual located in Germany and used for the performance of independent personal services. An individual’s domicile in the United States, however, does not prevent imposition of German inheritance and gift tax with respect to an heir, donee or other beneficiary who is domiciled in Germany at the time the individual died or the gift was made.

The Estate Tax Treaty also provides a credit against U.S. federal estate and gift tax liability for the amount of inheritance and gift tax paid in Germany, subject to certain limitations, in a case where the ordinary shares or ADSs are subject both to German inheritance or gift tax and U.S. federal estate or gift tax.

Other German Taxes

There are no German transfer, stamp or other similar taxes that would apply to you upon receipt, purchase, holding or sale of ordinary shares or ADSs.

U.S. Federal Income Tax Consequences

Classification of Finance for U.S. Federal Income Tax Purposes

For U.S. federal income tax purposes, Finance will be treated as an entity disregarded from Qimonda AG and the notes will be deemed to be issued directly by Qimonda AG.

Consequences to U.S. Holders

Payments of Interest on the Notes

You generally will be required to recognize any stated interest as ordinary income at the time it is paid or accrued on the notes in accordance with your method of accounting for U.S. federal income tax purposes. The interest should be treated as foreign source interest income for foreign tax credit limitation and other purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption or other taxable disposition of a note (other than a conversion of a note as described below under “— Conversion of the Notes”), you generally will recognize U.S. source capital gain or loss equal to the difference between (i) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest not previously included in income, which generally will be taxable as ordinary income) and (ii) your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal the acquisition cost of the note. Such capital gain or loss will be long-term capital gain or loss if, at the time of such disposition, you have held the note for more than one year. Long-term capital gains recognized by individual U.S. Holders before January 1, 2011 will generally be subject to maximum rate of 15 percent. The deductibility of capital losses is subject to limitations.

Conversion of the Notes

The exchange of Notes for ADSs will generally not result in the recognition of gain or loss for U.S. federal income tax purposes. Your tax basis in, and holding period of, the ADSs received upon the exchange should be the same as your adjusted tax basis and holding period for the notes. However, to the extent you receive cash in lieu of a fractional ADS upon the exchange of your notes, you will be treated as if you received the fractional share and then had such fractional share redeemed for the cash. You will therefore generally recognize gain or loss equal to the difference between the amount of cash received and that portion of your basis in the stock attributable to the fractional share. The aggregate basis in the remaining ADSs will equal your adjusted basis in the ADSs received, less any basis allocable to the fractional ADSs.

Constructive Distributions

Holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion rate of such instruments is adjusted. However, adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be deemed to result in a constructive distribution of stock. Certain of the possible adjustments provided in the notes may not qualify as being pursuant to a bona fide reasonable adjustment formula. For example, a constructive distribution would result if the conversion rate were adjusted to compensate holders of notes for distributions of cash to our stockholders. The adjustment to the conversion rate of notes converted in connection with certain changes in control, as described under ”Description of the Notes — Conversion Rate Adjustment Upon a Fundamental Change,” may also be treated as a constructive distribution. If such adjustments are made, you may be deemed to have received constructive distributions includible in your income in the manner described below under “— Distributions on the Ordinary Shares” even though you have not received any cash or property as a result of such adjustments. Any such constructive dividend would not qualify for the preferential rate of U.S. federal income tax applicable in respect of dividends paid on the ADSs (see “— Distributions on the Ordinary Shares” below). In addition, in certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you. Investors should consult their own tax advisors with respect to the tax consequences of any conversion rate adjustment.

Conversion of the ADSs into Ordinary Shares

In general, if you hold ADSs, you will be treated as the holder of the ordinary shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if you exchange ADSs for the ordinary shares represented by those ADSs.

Distributions on Ordinary Shares or on ADSs

The gross amount of dividends paid on your ordinary shares or ADSs, without reduction for German withholding tax, will be included in your gross income as foreign source income on the date the dividends are received or treated as received by you, translating dividends paid in euro into U.S. dollars using an exchange rate in effect on that date.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends paid on your ordinary shares or ADSs generally will be subject to U.S. taxation at a maximum rate of 15 percent in respect of dividends received before January 1, 2011 if you are an individual or certain other non-corporate shareholders and the dividends are “qualified dividends”. Dividends received with respect to the ordinary shares or ADSs will be qualified dividends if (i)(a) the company is eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has approved for the purposes of the qualified dividend rules or (b) the ordinary shares or ADSs of the company are readily tradable on an established securities market in the United States, and (ii) the company was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a passive foreign investment company (“PFIC”). ADSs traded on the New York Stock Exchange will be treated as readily tradeable on an established securities market in the United States. In addition, the Treaty has been approved for the purposes of the qualified dividend rules. Based on our audited financial statements and relevant market and shareholder data, we believes that we were not treated as a PFIC for U.S. federal income tax purposes with respect to our taxable year ended September 30, 2007. In addition, based on our audited financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate becoming a PFIC for our taxable year ending September 30, 2008 or in the foreseeable future. However, whether we in fact are classified as a PFIC is a factual matter that must be determined annually at the close of each taxable year. Therefore, there can be no certainty as to our actual PFIC status in any particular year until the close of the taxable year in question.

If dividends paid in euros are converted into U.S. dollars on the date you receive them (or, in cases of ADSs, the date of receipt by the depositary), you generally should not be required to recognize foreign currency gain or loss in respect of such dividend. You will not be entitled to the dividends received deduction with respect to any dividends we pay. U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any euros received by a U.S. Holder or depositary that are converted into U.S. dollars on a date subsequent to receipt.

In addition, if you receive a refund attributable to reduced withholding taxes under the Treaty (see “German Taxation — Distributions on Ordinary Shares or ADSs”), you may be required to recognize foreign currency gain or loss for U.S. federal income tax purposes, which will be treated as ordinary income or loss for such purposes to the extent that the U.S. dollar value of the refund received or treated as received by you differs from the U.S. dollar equivalent of the refund on the date the dividend on which such withholding taxes were imposed was received or treated as received by you.

German tax withheld from dividends will be treated as a foreign income tax that, subject to applicable limitations under U.S. tax law, may be eligible for credit against your U.S. federal income tax liability, or, if you have elected to deduct such taxes, generally may be deducted in computing your taxable income for U.S. federal income tax purposes. U.S. Holders that are eligible for benefits under the Treaty will not be entitled to a foreign tax credit for the amount of any German taxes withheld in excess of the 15% maximum rate, and with respect to which the holder can obtain a refund from the German tax authorities. The foreign tax credits rules are complex. You should consult your tax advisers concerning the foreign tax credit implications of the payment of German taxes.

Sale or Other Taxable Disposition of the Ordinary Shares or ADSs

Upon a sale or other disposition of ordinary shares or ADSs, you will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount realized and your U.S. dollar adjusted tax basis in the ordinary shares or ADSs. This gain or loss generally will be treated as long-term capital gain or loss if your holding period in the ordinary shares or ADSs exceeds one year. The net amount of long-term capital gain recognized by an individual U.S. Holder before January 1, 2011 is generally subject to taxation at a maximum rate of 15 percent. The deductibility of capital losses is subject to significant limitations.

Any gain or loss will generally be U.S. source gain or loss. Therefore, in case German taxes are imposed on such gain (see “German Tax Consequences — Sale, Exchange or Other Taxable Disposition of the Ordinary Shares or ADSs”) a U.S. Holder may have insufficient foreign source income to utilize foreign tax credits attributable to such tax (if any) imposed on a sale or disposition.

Consequences to Non-U.S. Holders

For purposes of this discussion, you are a non-U.S. Holder if you are not a U.S. Holder as described above.

The Notes

Finance has agreed that it will use commercially reasonable efforts to operate so that it will not be treated as engaged in the conduct of a United States trade or business. Accordingly, (subject to the discussion below regarding “backup withholding”) you should not be subject to withholding of United States federal income tax on payments in respect of the notes.

You will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange or conversion of the notes, unless (1) such gain is effectively connected with your conduct of a trade or business in the United States or (2) if you are an individual, you are present in the United States for 183 days or more in the taxable year of the sale or certain other conditions are met.

The Ordinary Shares or ADSs.

Dividends.  You are not subject to U.S. federal income tax with respect to dividends paid on ADSs unless the dividends are “effectively connected” with your conduct of a trade or business in the United States and, if required by an applicable income tax treaty as a condition for U.S. taxation, the dividends are attributable to a permanent establishment maintained in the United States. In such cases, you will be taxed in the same manner as a U.S. holder.

Sale or exchange.  You will not be subject to U.S. federal income tax on gain recognized on the sale or other disposition of ADSs unless (i) the gain is “effectively connected” with your conduct of a trade or business in the United States and, if required by an applicable income tax treaty as a condition for U.S. taxation, the gain is attributable to a permanent establishment maintained in the United States or (ii) you are an individual and present in the United States for at least 183 days in the taxable year of the sale and certain other conditions are met. In such cases, you will be taxed in the same manner as a U.S. holder.

U.S. Information Reporting and Backup Withholding

U.S. Holders.  Information returns may be filed with the Internal Revenue Service in connection with payments on the notes debentures, dividends on the ADSs and the proceeds from a sale or other disposition of the convertible notes or ADSs. A U.S. Holder may be subject to U.S. backup withholding tax on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders.  In general, U.S. information reporting and backup withholding will not apply to payments made by Finance on notes held through a non-U.S. bank or other non-U.S. financial institution. In certain situations, however, information reporting and backup withholding may apply to these payments if a non-U.S. Holder does not comply with applicable certification procedures to establish that it is not a U.S. person. Payments of interest, dividends and sale proceeds made within the United States or through certain U.S.-related financial institutions may be subject to information reporting and backup withholding unless the non-U.S. Holder complies with applicable certification procedures to establish that it is not a U.S. person.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial numbers of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Furthermore, since no shares or ADSs will be available for sale from our principal shareholders shortly after this offering because of the contractual and legal restrictions on resale described below, other than shares we may have delivered under the notes being offered by this prospectus supplement and shares Infineon may deliver under exchangeable notes it has issued and under the ADS Lending Agreement, sales of substantial numbers of ADSs in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

As of the date hereof, our company has outstanding an aggregate of 342,000,001 shares. All of the shares sold in this offering in the form of ADSs will be freely tradable without restriction or further registration under the U.S. Securities Act of 1933 except for shares or ADSs that are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act.

Lock-up Agreements

We, and our shareholder, Infineon, have agreed that, subject to several exceptions, for a period of 60 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the underwriters, dispose of or hedge any of our shares or ADSs or securities which are convertible or exchangeable into these securities. The underwriters, in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. The release of any lock-up is considered on a case-by-case basis. Factors in deciding whether to release shares or ADSs may include the length of time before the lock-up expires, the number of shares or ADSs involved, the reason for the requested release, market conditions, the trading price of our ADSs and historical trading volumes of our ADSs.

Rule 144

Under Rule 144 as will be in effect beginning on February 15, 2008, a person:

•	who is not considered to have been one of our affiliates at any time during the 90 days preceding a sale; and

•	who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate,

is entitled to sell his shares without restriction, subject to our compliance with Securities Exchange Act of 1934, as amended (the Exchange Act), reporting obligations.

In general, under Rule 144 as will be in effect on February 15, 2008, beginning 90 days after the date of this prospectus, a person who is our affiliate and has beneficially owned ordinary shares for at least six months is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1.0% of the number of ordinary shares then outstanding, which is expected to equal approximately 3,420,000 ordinary shares immediately after this offering; or

•	the average weekly trading volume of the ordinary shares on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 in connection with the sale.

Any such sales by an affiliate are also subject to manner of sale provisions, notice requirements and our compliance with Exchange Act reporting obligations.

Regulation S

Regulation S under the Securities Act provides that shares owned by any person may be sold without registration in the United States, provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the United States (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our shares, including shares held by Infineon, may be sold in some other manner outside the United States without requiring registration in the United States.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

UNDERWRITING

Notes

Under the terms and subject to the conditions contained in an underwriting agreement, which we refer to as the note underwriting agreement, dated the date of this prospectus supplement among us, Finance and the underwriters named below, whom we refer to as the note underwriters, Finance agreed to sell to the note underwriters, for whom Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. are acting as representatives, the following principal amounts of notes:

Principal
Note underwriters	amount of notes

Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
ABN AMRO, Inc.
J.P. Morgan Securities Inc.
UniCredit Capital Markets, Inc.
Total

The note underwriting agreement provides that the note underwriters are obligated to purchase all of the notes from Finance in this offering if any are purchased, other than those notes covered by the over-allotment option described below. The note underwriting agreement also provides that if a note underwriter defaults, the purchase commitments of non-defaulting note underwriters may be increased or this offering may be terminated.

The note underwriters will offer notes in a public offering in the United States and to institutional investors elsewhere. Each note underwriter may offer and sell notes anywhere in the world where it is legally permitted to do so. There are no minimum or maximum limits on how many notes may be offered or sold in any particular country or region. Some of the note underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents.

Any offers or sales in the United States will be conducted by broker-dealers registered with the Securities and Exchange Commission.

We have granted to the note underwriters a 30-day option to purchase up to $           aggregate principal amount of notes from Finance, less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of notes.

The total underwriting discounts and commissions paid to the note underwriters will be     % of the total offering price of the notes. The following table summarizes the compensation and estimated expenses to be paid in connection with this offering.

	Per Note		Total
	Without	With full	Without	With full
	exercise of	exercise of	exercise of	exercise of
	over allotment	over-allotment	over allotment	over-allotment
	option	option	option	option

Expenses payable by us (including expenses of concurrent offering of ADSs)	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$

The note underwriters propose initially to offer the notes at the initial public offering price. Any notes sold by the note underwriters to securities dealers may be sold at a discount of up to $           per $1,000 principal amount of notes from the public offering price. Any such securities dealers may resell any notes purchased from the note underwriters to other brokers or dealers at a discount of up to $           per $1,000 principal amount of notes from

the public offering price. If all of the notes are not sold at the offering price, the representatives may change the offering price and the other selling terms.

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the third business day following the date of pricing the notes.

The note underwriters may engage in over-allotment, stabilizing transactions, covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•	Over-allotment transactions involve sales in excess of the offering size, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of notes over-allotted by the note underwriters is not greater than the number of notes that they may purchase in the over-allotment option. In a naked short position, the number of notes involved is greater than the number of notes in the over-allotment option. The note underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing notes in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of notes to close out the short position, the note underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the over-allotment option. If the note underwriters sell more notes than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying notes in the open market. A naked short position is more likely to be created if the note underwriters are concerned that there could be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•	In passive market making, market makers in the notes who are note underwriters or prospective underwriters may, subject to limitations, make bids for or purchase notes until the time, if any, at which a stabilization bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

The note underwriters do not expect sales to discretionary accounts to exceed     % of the total number of notes offered.

The note underwriters and their affiliates have performed investment banking, commercial banking, financial advisory, trustee and lending services to us and our affiliates from time to time for which they have received customary compensation and may do so in the future.

Borrowed ADSs

The up to      borrowed ADSs being offered under this prospectus supplement and the accompanying prospectus are ADSs that Infineon has agreed pursuant to the ADS Lending Agreement to loan to an affiliate of Credit Suisse Securities (USA) LLC, one of the underwriters, together with Citi and Deutsche Bank Securities, in the offering of ADSs. We refer to the affiliate of Credit Suisse as the “share borrower.” We and Infineon have entered into an underwriting agreement with Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. (the “ADS underwriters”) with respect to this offering of ADSs.

The borrowed ADSs may be offered for sale in transactions, including block sales, on The New York Stock Exchange, in the over-the-counter market, in negotiated transactions or otherwise. Approximately      of these borrowed ADSs will be initially offered at $      per ADS, and additional ADSs that are borrowed will subsequently be sold at prevailing market prices at the time of sale or at negotiated prices.

The ADS borrower has informed us that it intends to use proceeds from the sale of the borrowed ADSs to facilitate transactions by which investors in the notes may hedge their investments in the notes through short sales or privately negotiated transactions. See “ADS Lending Agreement.” The ADS underwriters have determined the offering price of approximately      of the borrowed ADSs offered pursuant to this prospectus supplement and the accompanying prospectus by initially soliciting indications of interest from potential purchasers of our ADSs and conducting customary negotiations with those potential purchasers during the offering period. The price at which investors in the notes establish their short positions through the ADS borrower or its affiliates will in each case be the offering price of the borrowed ADSs offered hereby. As a result, during the offering period, while the ADS underwriters have solicited indications of interest, based on the purchase price negotiated with those potential purchasers, from note investors seeking to establish a short position. The ADS underwriters have established a “clearing price” for a number of borrowed shares at which purchasers were willing to purchase borrowed ADSs and investors in our convertible notes were willing to establish short positions. The clearing price is the offering price hereunder, and may be at a discount to the market price of our ADSs at the time the offering is commenced.

In addition, in connection with facilitating such transactions, the ADS borrower or its affiliates expect to receive customary negotiated fees from investors in our notes, which may be deemed to be underwriter’s compensation. The ADS borrower and its affiliates may engage in such transactions at any time and from time to time during the term of the ADS Lending Agreement in ADS amounts to be determined by the ADS borrower and such affiliates.

The ADS borrower has advised us that it expects to offer up to approximately      of the borrowed ADSs on a delayed basis. We refer to these ADSs as the “supplemental borrowed ADSs”. Following the initial sale of borrowed ADSs of our common stock pursuant to this offering, the ADS borrower, or an affiliate, will sell, from time to time, the supplemental borrowed ADSs in transactions, including block sales, on The New York Stock Exchange, in the over-the-counter market, in negotiated transactions or otherwise. These supplemental borrowed ADSs will be sold at market prices prevailing at the time of sale or at negotiated prices. In connection with the sale of these supplemental borrowed ADSs, the ADS borrower, or an affiliate, may effect such transaction by selling the ADSs to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the forward counterparties and/or from purchasers of ADSs for whom the dealers may act as agents or to whom they may sell as principals. Over the same period that the ADS borrower, or an affiliate, sells these supplemental borrowed ADSs, it or such affiliate may, in its discretion, purchase at least an equal number of ADSs on the open market. The ADS borrower and its affiliates may from time to time purchase ADSs in the market and use such ADSs, including ADSs purchased in connection with the sale of the supplemental borrowed ADSs, to facilitate transactions by which investors in our notes may hedge their investments in such notes. See “ADS Lending Agreement” above.

We, and our shareholder, Infineon, have agreed that, subject to several exceptions, for a period of 60 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the note underwriters, dispose of or hedge any of our shares or ADSs or securities which are convertible or exchangeable into these securities. The note underwriters, in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. The release of any lock-up is considered on a case-by-case basis. Factors in deciding whether to release shares or ADSs may include the length of time before the lock-up expires, the number of shares or ADSs involved, the reason for the requested release, market conditions, the trading price of our ADSs and historical trading volumes of our ADSs.

We will not receive any proceeds from the sale of borrowed ADSs pursuant to this prospectus supplement and accompanying prospectus. Under the ADS Lending Agreement, Infineon will receive a nominal lending fee from the share borrower for the ADS Loan.

Our ADSs are listed on the New York Stock Exchange under the symbol “QI.”

We cannot assure you that prices at which our ADSs sell in the public market after this offering will not be lower than the offering price.

The ADS underwriters and their affiliates have performed investment banking, commercial banking, financial advisory and lending services for us and our affiliates from time to time, for which they have received customary compensation, and may do so in the future.

Because the share borrower, an affiliate of Credit Suisse Securities (USA) LLC, is receiving all of the proceeds of this offering of ADSs, this offering is being conducted in accordance with Rule 2710(h) of the National Association of Securities Dealers, or NASD. Because a bona fide independent market exists for our common stock, the Financial Industry Regulatory Authority does not require that we use a qualified independent underwriter for this offering.

The ADS underwriters may engage in over-allotment, stabilizing transactions, covering transactions and passive market making in accordance with Regulation M under the Exchange Act.

•	Over-allotment transactions involve sales in excess of the offering size, which creates a syndicate short position.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions.

•	In passive market making, market makers in the shares who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchase shares until the time, if any, at which a stabilization bid is made.

We have agreed to indemnify the note underwriters and the ADS underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute any payments that the note underwriters or the ADS underwriters may be required to make for these liabilities.

We estimate our out-of-pocket expenses for the offering of both the ADSs and notes described herein to be approximately $2.9 million. This includes all expenses incurred by the ADS underwriters in connection with the sales of the borrowed ADSs.

See “Shares Eligible for Future Sale” for a description of certain transfer restrictions.

A copy of this prospectus supplement and the accompanying prospectus in electronic format will be made available on websites maintained by one or more of the underwriters if one or more of the underwriters participating in this offering may distribute the prospectus electronically. The ADS underwriters may agree to allocate a number of ADSs to underwriters and securities dealers for sale to their online brokerage account holders. Internet distributions will be allocated by the joint lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

LEGAL MATTERS

The validity of the notes, shares and the ADSs and certain other legal matters with respect to German, U.S. federal and New York law will be passed upon by Cleary Gottlieb Steen & Hamilton LLP, German and U.S. counsel to us and Finance. Certain other legal matters with respect to Delaware law will be passed upon by Richards, Layton, & Finger, P.A., special Delaware counsel to Finance. Certain legal matters with respect to German, U.S. federal and New York law in connection with this offering will be passed upon for the underwriters by Shearman & Sterling LLP, German and U.S. counsel for the underwriters.

QIMONDA AG AND SUBSIDIARIES

FOR THE THREE MONTHS ENDED
DECEMBER 31, 2007

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Qimonda AG and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
For the three months ended December 31, 2006 and 2007
(in millions, except for share data)

		December 31,	December 31,	December 31,
	Notes	2006	2007	2007

		(€)	(€)	($)

Net sales to third parties	18	1,173	513	749
Cost of goods sold		(823)	(927)	(1,353)
Gross profit		350	(414)	(604)
Research and development expenses		(97)	(110)	(161)
Selling, general and administrative expenses		(44)	(48)	(70)
Restructuring charges	3	—	(16)	(23)
Other operating income, net		—	3	4
Operating income (loss)		209	(585)	(854)
Interest income, net	14	1	1	1
Equity in earnings of associated companies	8	37	2	3
Loss on associated company share issuance	8	—	(7)	(10)
Other non-operating income, net		5	2	3
Minority interests		(1)	(2)	(3)
Income (loss) before income taxes		251	(589)	(860)
Income tax expense	4	(74)	(9)	(13)
Net income (loss)		177	(598)	(873)
Basic and diluted earnings (loss) per share	5	0.52	(1.75)	(2.56)

See accompanying notes to the unaudited condensed consolidated financial statements.

Qimonda AG and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
As of September 30, 2007 and December 31, 2007

		September 30,	December 31,	December 31,
	Notes	2007	2007	2007

		(€ millions)	(€ millions)	($ millions)

Assets:
Current assets:
Cash and cash equivalents		746	509	743
Marketable securities		265	237	346
Trade accounts receivable, net	6	341	258	377
Inventories	7	619	386	564
Deferred income taxes	4	32	38	55
Other current assets		254	240	350
Total current assets		2,257	1,668	2,435
Property, plant and equipment, net		2,186	2,146	3,134
Intangible assets, net		143	138	202
Long-term investments	8	628	594	867
Deferred income taxes	4	147	151	221
Other assets		20	19	28
Total assets		5,381	4,716	6,887
Liabilities and shareholders’ equity:
Current liabilities:
Short-term debt and current maturities	10, 14	77	68	99
Trade accounts payable	9	756	704	1,029
Accrued liabilities		147	146	213
Deferred income taxes	4	5	5	7
Other current liabilities		259	261	381
Total current liabilities		1,244	1,184	1,729
Long-term debt	10	227	304	444
Pension liabilities	15	25	25	37
Deferred income taxes	4	23	26	38
Long-term accrued liabilities		14	18	26
Other liabilities		248	202	295
Minority interest		83	84	123
Total liabilities		1,864	1,843	2,692
Shareholders’ equity:
Ordinary share capital		684	684	999
Additional paid-in capital		3,117	3,118	4,553
Accumulated deficit		(25)	(623)	(910)
Accumulated other comprehensive loss	12	(259)	(306)	(447)
Total shareholders’ equity		3,517	2,873	4,195
Total liabilities and shareholders’ equity		5,381	4,716	6,887

See accompanying notes to the unaudited condensed consolidated financial statements.

Qimonda AG and Subsidiaries
Condensed Consolidated Statements of Shareholders’ Equity (Unaudited)
For the three months ended December 31, 2006 and 2007

					Retained	Accumulated
				Additional	earnings	other
		Issued Ordinary shares		paid-in	(accumulated	comprehensive
	Notes	Shares	Amount	Capital	deficit)	(loss) income	Total

		(millions)	(€ millions)	(€ millions)	(€ millions)	(€ millions)	(€ millions)

Balance as of October 1, 2006		342	684	3,097	224	(134)	3,871
Contribution by Infineon	1	—	—	12	—	—	12
Net income		—	—	—	177	—	177
Stock-based compensation	11	—	—	2	—	—	2
Other comprehensive loss	12	—	—	—	—	(54)	(54)
Balance as of December 31, 2006		342	684	3,111	401	(188)	4,008
Balance as of October 1, 2007		342	684	3,117	(25)	(259)	3,517
Net loss		—	—	—	(598)	—	(598)
Stock-based compensation	11	—	—	1	—	—	1
Other comprehensive loss	12	—	—	—	—	(47)	(47)
Balance as of December 31, 2007		342	684	3,118	(623)	(306)	2,873

See accompanying notes to the unaudited condensed consolidated financial statements.

Qimonda AG and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
For the three months ended December 31, 2006 and 2007

		December 31,	December 31,	December 31,
	Notes	2006	2007	2007

		(€ millions)	(€ millions)	($ millions)

Net income (loss)		177	(598)	(873)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization		161	163	238
Gain on sales of business interests		(2)	—	—
Gain on sales of long-term assets		(2)	—	—
Gain on sales of marketable securities		—	1	1
Equity in earnings of associated companies		(37)	(2)	(3)
Loss on associate company share issuance		—	7	10
Stock-based compensation	11	2	1	1
Minority interests		1	2	3
Deferred income taxes	4	10	1	1
Due to changes in operating assets and liabilities:
Trade accounts receivable	6	122	81	118
Inventories	7	(71)	232	339
Other current assets		4	14	20
Trade accounts payable	9	54	(51)	(74)
Accrued liabilities		(6)	—	—
Other current liabilities		36	9	13
Other assets and liabilities		(11)	(18)	(26)
Net cash provided by (used in) operating activities		438	(158)	(232)
Cash flows from investing activities:
Purchases of marketable securities available for sale		(11)	(35)	(51)
Proceeds from sales of marketable securities available for sale		—	59	86
Proceeds from disposal of business interests		27	—	—
Purchases of intangible assets		(6)	(1)	(1)
Purchases of property, plant and equipment		(221)	(190)	(277)
Proceeds from sales of long-term assets		3	132	193
Net cash used in investing activities		(208)	(35)	(50)
Cash flows from financing activities:
Decrease in short-term debt due Infineon	14	(112)	—	—
Repayments of short-term debt due third parties	10	—	(28)	(41)
Decrease in financial payables due related parties	14	(4)	—	—
Principal repayments under capital lease obligations	10	—	(10)	(15)
Contribution by and advances from Infineon	1	12	—	—
Net cash used in financing activities		(104)	(38)	(56)
Effect of foreign exchange rate changes on cash and cash equivalents		(5)	(6)	(9)
Net increase (decrease) in cash and cash equivalents		121	(237)	(347)
Cash and cash equivalents at beginning of period		932	746	1,090
Cash and cash equivalents at end of period		1,053	509	743

See accompanying notes to the unaudited condensed consolidated financial statements.

Qimonda AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(euro in millions, except where otherwise stated)

1.	Description of Business, Formation and Basis of Presentation

Description of Business

Qimonda AG and its subsidiaries (collectively, the “Company” or “Qimonda”) is one of the world’s leading suppliers of semiconductor memory products. Qimonda designs memory technologies and develops, manufactures, markets and sells a large variety of memory products on a module, component and chip level. Qimonda has operations, investments and customers located mainly in Europe, Asia and North America. The Company is a majority-owned subsidiary of Infineon Technologies AG and its subsidiaries (“Infineon”). The financial year-end for the Company is September 30.

Formation

Effective May 1, 2006, substantially all the memory products-related assets and liabilities, operations and activities of Infineon (the “Memory Products business”) were contributed to the Company (the “Formation”). In conjunction with the Formation the Company entered into a contribution agreement and various other service agreements with Infineon.

At the Formation certain of the Company’s operations and investments that could not be directly transferred were initially held in trust for Qimonda’s benefit by Infineon until the legal transfer to Qimonda could take place. Pursuant to agreements entered into on December 14, 2007 Infineon’s investments in Advanced Mask Technology Center GmbH & Co. (“AMTC”) and Maskhouse Building Administration GmbH & Co. KG (“BAC”) are to be transferred to Qimonda subject to registration in the commercial register (note 19). The accompanying financial statements include the results of operations of these activities for all periods presented.

Basis of Presentation

The accompanying condensed consolidated financial statements as of and for the three months ended December 31, 2006 and 2007, have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The accompanying financial statements are condensed, because certain information and footnote disclosures normally included in annual financial statements have been condensed or omitted. In addition, the condensed consolidated balance sheet as of September 30, 2007 was derived from audited financial statements and condensed for comparative purposes, but does not include all disclosures required by U.S. GAAP. In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments necessary to present fairly the financial position, results of operations and cash flows of the interim periods presented. All such adjustments are of a normal recurring nature. The results of operations for any interim period are not necessarily indicative of results for the full financial year. The accompanying condensed consolidated financial statements should be read in conjunction with the audited combined and consolidated financial statements for the year ended September 30, 2007. The accounting policies applied in preparing the accompanying condensed financial statements are consistent with those for the year ended September 30, 2007 (note 2).

All amounts herein are shown in millions of euro (or “€”) except where otherwise stated. The accompanying balance sheet as of December 31, 2007, and the statements of operations and cash flows for the periods then ended are also presented in U.S. dollars (“$”), solely for the convenience of the reader, at the rate of €1 = $1.4603, the Federal Reserve noon buying rate on December 31, 2007.

Certain amounts in prior periods condensed consolidated financial statements and notes have been reclassified to conform to the current period presentation. Intangible assets, pension liabilities and minority interest are presented separately on the Company’s balance sheet. The Company’s consolidated results of operations, financial position or overall cash flows have not been affected by these reclassifications.

Qimonda AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(euro in millions, except where otherwise stated)

Estimates

The preparation of the accompanying condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosure of contingent amounts and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ materially from such estimates made by management.

2.	Recent Accounting Pronouncements

Adopted in the year beginning October 1, 2007

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”) which defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority. FIN 48 also provides guidance on the de-recognition measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any recorded income tax uncertainties. The Company adopted FIN 48 beginning October 1, 2007 (note 4).

Issued since October 1, 2007 but principally applicable in future financial years

In December 2007, the FASB issued SFAS No. 141(R) “Business Combinations”. SFAS No. 141(R) replaces FASB Statement No. 141, Business Combinations and requires the acquiring entity in a business combination to recognize all the assets acquired and liabilities assumed in the transaction even if the business is not acquired by 100% by the acquirer. The revised statement establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed. Further major differences to the current accounting practices are the definition of a “business”, the shift from the purchase method to the acquisition method, a changed treatment of acquisition and restructuring costs related to the acquirement and the recognition of contingent assets, contingent liabilities and contingent considerations. The new SFAS No .141(R) will be effective prospectively for fiscal years beginning on or after December 15, 2008. The company is currently evaluating the impact on its results of operations or financial position.

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financials Statements — an Amendment of ARB No .51”. SFAS No. 160 requires companies to measure an acquisition of a noncontrolling (minority) interest at fair value in the equity section of the acquiring entity’s balance sheet. The new SFAS No .160 will be effective prospectively for fiscal years beginning on or after December 15, 2008. For presentation and disclosure requirements the new statement has to be applied retrospectively for all periods presented. The company is currently evaluating the impact on its results of operations or financial position.

3.	Restructuring

During the three months ended December 31, 2007 Qimonda announced restructuring measures aimed at reducing costs by focusing efforts on faster conversions to cost efficient technologies. The Company’s restructuring expenses comprise expenses for the phase-out of 200mm manufacturing and the combination of research activities in North America. The Company had accrued restructuring costs of €16 as of December 31, 2007 related to these measures. The Company currently anticipates additional costs of €4 related to these measures which are to be expensed as they are incurred during the year ending September 30, 2008.

Qimonda AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(euro in millions, except where otherwise stated)

Dresden 200mm Facility

In April 2006, Infineon and Qimonda entered into a product purchase agreement for the production of 200mm wafers by Infineon Technologies Dresden GmbH & Co. OHG (“DD200”) through September 30, 2007. In January 2007, the agreement was extended through September 30, 2009. Pursuant to the agreement, Infineon agreed to manufacture wafers at DD200, using the Company’s manufacturing technologies and masks, and to sell them to the Company at prices specified in the agreement. The Company agreed to pay for idle costs resulting from its purchasing fewer wafers from Infineon than agreed upon, if Infineon cannot otherwise utilize the capacity. Infineon and the Company agreed to share equally any potential restructuring costs arising in connection with one DD200 module.

As part of its focus on improved profitability and 300mm manufacturing, on November 30, 2007, the Company terminated its product purchase agreement with Infineon for the production of wafers at DD200. As a result of the termination, the Company accrued restructuring costs of €12 during the three months ended December 31, 2007 for amounts to be reimbursed to Infineon for costs related to one DD200 module. In addition, included in cost of sales are €17 related to purchase commitments for 200mm wafer contract manufacturing at Infineon Dresden. Additionally, the companies are presently discussing additional reimbursement from the Company for idle costs of approximately €20 which have not been incurred or accrued as of December 31, 2007.

Burlington Development Center

Due to continued efforts to improve cost and efficiency, in December 2007, the Company announced plans to consolidate its U.S. research and development facilities in a single development center located in Raleigh, North Carolina. As a result, the Company’s development center in Burlington, Vermont, is to be closed at the end of June 2008. The Company accrued restructuring costs of €4 during the three months ended December 31, 2007 for lease termination costs and severance payments related to approximately 100 employees.

4.	Income Taxes

Income tax expense for the three months ended December 31, 2006 and 2007 is as follows:

	Three months ended	Three months ended
	December 31, 2006	December 31, 2007

Continuing operations:
Current taxes	(64)	(8)
Deferred taxes	(10)	(1)

Income tax expense	(74)	(9)

Other comprehensive (income) loss (note 12)	—	—

Effective tax rate	29%	(2)%

On August 17, 2007 the Business Tax Reform Act of 2008 was enacted in Germany. This bill introduces several changes to the taxation of German business activities, including a reduction of the combined corporate and trade tax rate in Germany from approximately 39% to 30%. Most of the changes apply to the Company from October 1, 2007 and affect the Company’s current tax rate from that date.

In each of the three months ended December 31, 2006 and 2007, our effective tax rate was lower than the combined German statutory tax rate of 39% and 30%, respectively. This resulted mainly from income in jurisdictions with lower than average corporate tax rates, tax credits, and in the three months ended December 31, 2007 additional valuation allowances against current period tax benefits.

Qimonda AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(euro in millions, except where otherwise stated)

Pursuant to SFAS No. 109, the Company has assessed its deferred tax asset and the need for a valuation allowance. The assessment was based on the benefits that could be realized from available tax strategies, forecasted future taxable income to the extent applicable, and the reversal of temporary differences in future periods. As a result of this assessment, the Company increased its deferred tax asset valuation allowance as of December 31, 2007 to reduce the deferred tax asset to an amount that is more likely than not expected to be realized in future.

Despite the consolidated pretax loss, the Company generated taxable income in certain tax jurisdictions which resulted in the negative effective tax rate during the three months ended December 31, 2007.

Adoption of FIN 48

The Company adopted FIN 48, and related guidance on October 1, 2007. FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. FIN 48 contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

The adoption of FIN 48 as of October 1, 2007 did not affect the Company’s liability for unrecognized tax benefits. The total amount of gross unrecognized tax benefits as of the date of adoption was €37 which, if recognized, would favorably affect the Company’s effective tax rate. Interest and penalties related to income tax liabilities are classified as interest expense. The Company had no significant accrued interest and penalties recorded as of the date of adoption.

During the three months ended December 31, 2007 the total amount of unrecognized tax benefits was as follows:

Three months ended
December 31, 2007

unrecognized tax benefits at beginning of period	37
Increase in unrecognized tax benefits	8

unrecognized tax benefits at end of period	45

The Company does not expect significant changes in the total amount of unrecognized tax benefits through September 30, 2008. As of the date of adoption, the Company’s tax returns since the Formation remain subject to examination in the majority of tax jurisdictions.

5.	Earnings (Loss) Per Share

Basic earnings (loss) per share (“EPS”) are calculated by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the three months ended December 31, 2006 and 2007.

On November 24, 2006, the Company granted 1.9 million stock options pursuant to the Qimonda Stock Option Plan (note 11). None of these options were dilutive to EPS for the three months ended December 31, 2006 and 2007. The Company accounts for the potentially dilutive effects of its stock options according to the provisions of SFAS No. 123(R).

Qimonda AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(euro in millions, except where otherwise stated)

The computation of basic and diluted EPS for the three months ended December 31, 2006 and 2007 is as follows:

	Three months ended	Three months ended
	December 31, 2006	December 31, 2007

Numerator — Income (loss) available to ordinary shareholders, basic and diluted	177	(598)
Denominator — Weighted-average shares outstanding, basic and diluted	342,000,000	342,000,001

Earnings (loss) per share (in euro):
Basic and diluted	0.52	(1.75)

6.	Trade Accounts Receivable, net

Trade accounts receivable at September 30, 2007 and December 31, 2007 consist of the following:

	as of	as of
	September 30,	December 31,
	2007	2007

Third party — trade	333	254
Infineon group — trade (note 14)	11	7
Associated and Related Companies — trade (note 14)	3	3

Trade accounts receivable, gross	347	264
Allowance for doubtful accounts	(6)	(6)

Trade accounts receivable, net	341	258

7.	Inventories

Inventories at September 30, 2007 and December 31, 2007 consist of the following:

	as of	as of
	September 30,	December 31,
	2007	2007

Raw materials and supplies	63	53
Work-in-process	311	180
Finished goods	245	153

Total inventories	619	386

8.	Long-term Investments

On August 20, 2007, Inotera issued 40 million common shares, representing 1.2% of its outstanding share capital, as bonuses to its employees, which diluted the Company’s ownership interest to 35.6%. The Company recorded the related dilution loss of €7 as part of non-operating expense during the three months ended December 31, 2007.

In connection with the Formation, Infineon and Qimonda entered into a trust agreement under which Infineon placed the Inotera shares in trust for the Company until the shares could legally be transferred. In March 2007, the Inotera shares (except for a portion representing less than 1% of the total shares) were transferred to Qimonda. The Inotera shares remain subject to Taiwanese lock-up provisions related to the Inotera IPO through January 2008,

Qimonda AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(euro in millions, except where otherwise stated)

after which the remaining less than 1% of the shares are to be transferred to Qimonda. Qimonda expects the final transfer to occur during the current financial year ending September 30, 2008.

During the three months ended December 31, 2007 Sony Corporation and Qimonda AG established the Qreatic Design joint venture. The scope of the joint venture is the design of high-performance, low power, embedded and customer specific DRAMs for consumer and graphic applications. According to the agreement, the 50:50 joint venture started with specialists from Sony and Qimonda, bringing together their engineering expertise for the mutual benefit of both companies. Qreatic Design, which is located in Tokyo, Japan, started operations during the three months ended December 31, 2007. The Company accounts for its investment in Qreatic Design using the equity method of accounting due to the lack of unilateral control.

9.	Trade Accounts Payable

Trade accounts payable at September 30, 2007 and December 31, 2007 consist of the following:

	as of	as of
	September 30,	December 31,
	2007	2007

Third party — trade	601	572
Infineon group — trade (note 14)	56	56
Associated and Related Companies — trade (note 14)	99	76

Total	756	704

10.	Debt

Debt at September 30, 2007 and December 31, 2007 consists of the following:

	as of	as of
	September 30,	December 31,
	2007	2007

Short-term debt and current maturities:
Notes payable to banks, rate 6.09%	28	—
Current portion of long term debt, rate 5.19%	21	21
Capital lease obligation	28	47

Total short-term debt and current maturities	77	68

Long-term debt:
Unsecured term bank loan, rate 5.19%, due 2013	103	103
Notes payable to governmental entity, rate 5.06%, due 2027	24	23
Capital lease obligation	100	178

Total long-term debt	227	304

In September 2007, the Company entered into a four year sale and leaseback transaction of 200mm equipment in its Richmond facility. In December 2007, the Company entered into an additional four year sale and leaseback transaction of 200mm equipment and a five year sale and leaseback transaction of 300mm equipment, both at Richmond. The leases are accounted for as capital leases whereby the present values of the respective lease payments are reflected as capital lease obligations.

The Company can also draw, for short term purposes, on the working capital lines it maintains in several locations with an aggregate amount of €228 as of December 31, 2007. In October 2007 the Company fully repaid €28 short-term notes payable to banks which had been drawn as of September 30, 2007 for working capital purposes.

Qimonda AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(euro in millions, except where otherwise stated)

Aggregated amounts of debt, including capital lease obligations, maturing subsequent to December 31, 2007 are as follows:

Year ending September 30,	Amount

2008	68
2009	74
2010	78
2011	71
2012	37
Thereafter	44

Total debt	372

11.	Stock-based Compensation

A summary of the status of the Qimonda stock option plan 2006 as of December 31, 2007, and changes during the three months then ended is presented as follows:

Weighted-
			average	Weighted
	Number of	Weighted-	remaining	average
	options in	average	contractual life	grant date
	million	exercise price	(in years)	fair value

Outstanding at beginning of period	1.9	$15.97	5.16	$4.23
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited and expired	—	—	—	—

Outstanding at end of period	1.9	$15.97	4.91	$4.23

Vested during the period	—	—	—	—
Expected to ultimately vest at end of period	1.7	$15.97	4.91	$4.23
Exercisable at end of period	—	—	—	—

Stock-Based Compensation Expense

Stock-based compensation expenses for the Infineon and the Qimonda SOP were allocated as follows for the three months ended December 31, 2006 and 2007:

	Three months ended	Three months ended
	December 31, 2006	December 31, 2007

Compensation expense recognized:
Cost of sales	1	1
Selling, general and administrative expenses	1	—
Research and development expense	—	—

Total stock-based compensation expense	2	1

Related to:
Infineon Stock Options:	2	1
Qimonda Stock Options:	—	—

The amount of stock-based compensation cost which was capitalized and remained in inventories during the three months ended December 31, 2006 and 2007 was immaterial. Stock-based compensation expense does not reflect income tax benefits, since stock options are primarily granted in tax jurisdictions where the expense is not

Qimonda AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(euro in millions, except where otherwise stated)

deductible for tax purposes. In addition, stock-based compensation expense did not have a cash flow effect during the three months ended December 31, 2007, since no exercises of stock options occurred during the period. As of December 31, 2007, for Infineon related stock options there was a total of €2 in unrecognized compensation expense related to unvested stock options which is expected to be recognized over a remaining total period of 2.25 years, and for Qimonda related stock options there was a total of €4 in unrecognized compensation expense related to unvested stock options which is expected to be recognized over a remaining total period of 2.02 years.

Options on Infineon stock do not represent potential dilutive instruments for Qimonda AG and accordingly, they have no dilutive impact on diluted EPS (note 5). The Qimonda stock options were not dilutive to EPS for the three months ended December 31, 2007 (note 5).

12.	Comprehensive Loss

The changes in the components of other comprehensive income (loss) for the three months ended December 31, 2006 and 2007 are as follows:

	Three months ended			Three months ended
	December 31, 2006			December 31, 2007
		Tax			Tax
	Pretax	Effect	Net	Pretax	Effect	Net

Accumulated other comprehensive (loss) income — beginning of period	(136)	2	(134)	(257)	(2)	(259)

Other comprehensive loss:
*Unrealized losses on securities, net	—	—	—	(2)	—	(2)
*Additional minimum pension liability	—	—	—	—	—	—
*Foreign currency translation adjustment	(54)	—	(54)	(45)	—	(45)

Other comprehensive loss	(54)	—	(54)	(47)	—	(47)
Accumulated other comprehensive (loss) income — end of period	(190)	2	(188)	304	(2)	(306)

Thereof:
*Unrealized losses on securities, net	—	—	—	(8)	—	(8)
*Additional minimum pension liability	(4)	2	(2)	—	—	—
*Foreign currency translation adjustment	(186)	—	(186)	(301)	—	(301)
*Pension net actuarial gain (loss)	—	—	—	9	(3)	6
*Pension net prior service credit (cost)	—	—	—	(4)	1	(3)

Qimonda AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(euro in millions, except where otherwise stated)

Total comprehensive income (loss) for the three months ended December 31, 2006 and 2007 was as follows:

	Three months ended	Three months ended
	December 31, 2006	December 31, 2007

Net income (loss)	177	(598)
Other comprehensive loss	(54)	(47)

Total comprehensive income (loss)	123	(645)

13.	Supplemental Cash Flow Information

	Three months ended	Three months ended
	December 31, 2006	December 31, 2007

Cash paid for:
Interest to third parties	10	4
Income taxes	12	1
Non-cash financing activities:
Capital lease obligation (note 10)	—	108

14.	Related Parties

The Company has transactions in the normal course of business with Infineon group companies and with Related and Associated Companies (together, “Related Parties”). The Company purchases certain of its raw materials, especially chipsets, from, and sells certain of its products to, Related Parties. Purchases and sales to Related Parties are generally based on market prices or manufacturing cost plus a mark-up.

Related Party receivables as of September 30, 2007 and December 31, 2007 consist of the following:

	As of	As of
	September 30,	December 31,
	2007	2007

Current:
Infineon group — trade (note 6)	11	7
Associated and Related Companies — trade (note 6)	3	3
Associated and Related Companies — financial and other	2	2
Employee receivables	3	1

Total Related Party receivables	19	13

Related Party payables as of September 30, 2007 and December 31, 2007 consist of the following:

	As of	As of
	September 30,	December 31,
	2007	2007

Current:
Infineon group — trade (note 9)	56	56
Associated and Related Companies — trade (note 9)	99	76

Total Related Party payables	155	132

Related Party receivables and payables have been segregated first between amounts owed by or to Infineon group companies and companies in which the Company has an ownership interest, and second based on the underlying nature of the transactions. Trade receivables and payables include amounts for the purchase and sale of products and services. Financial and other receivables and payables represent amounts owed relating to loans and advances and accrued interest at interbank rates.

Qimonda AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(euro in millions, except where otherwise stated)

Transactions with Related Parties during the three months ended December 31, 2006 and 2007 include the following:

	Three months ended	Three months ended
	December 31, 2006	December 31, 2007

Purchases from Related Parties:
Infineon group companies	98	63
Associated and Related Companies	137	103

	235	166

Interest expense to Infineon group companies	5	—

Purchases from Infineon during the three months ended December 31, 2006 and 2007 are principally related to products purchased from the DD200 facility and are based on Infineon’s cost plus a margin.

Since the Formation, the Company entered into several service agreements with Infineon. These include general support services (including sales support, logistics services, purchasing services, human resources services, facility management services, patent support, finance, accounting and treasury support, legal services and strategy services), R&D services and IT services. Transactions under these agreements during the three months ended December 31, 2006 and 2007 are included in purchases from Infineon (see above) and reflected in the consolidated statements of operations as follows:

	Three months ended	Three months ended
	December 31, 2006	December 31, 2007

Cost of goods sold	4	5
Research and development expenses	10	6
Selling, general and administrative expenses	5	4

	19	15

In connection with the Formation, the Company entered into a global service agreement with Infineon, whereby the parties intend to provide standard support services to one another based on actual costs plus a margin of 3%. The Company and Infineon have also entered into a research and development services agreement for the provision of research and development services between the parties based on actual cost plus a margin of 3%.

Under the master information technology cost sharing agreement, Infineon and the Company generally agree to share costs of a variety of information technology services provided by one or both parties in the common interest and for the common benefit of both parties. In general, the parties agree to share the fixed costs of the services provided (accounting for approximately 53% of total costs) roughly equally and to share variable costs in a manner that reflects each party’s contribution to those costs. Under the master information technology service agreement, Infineon and the Company agree to provide information technology services to one another. In general, under all of these agreements, the service recipient pays a fee based on actual or estimated total costs incurred plus a margin of 3% for the period from May 1, 2006 to September 30, 2008 and thereafter as mutually agreed from year to year.

Qimonda AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(euro in millions, except where otherwise stated)

15.	Pension Plans

The components of net periodic pension cost (“NPPC”) for the three months ended December 31, 2006 and 2007 are presented as follows:

	Three months ended		Three months ended
	December 31, 2006		December 31, 2007
	Domestic	Foreign	Domestic	Foreign
	Plans	Plans	Plans	Plans

Service cost	(1)	—	(1)	—
Interest cost	(1)	—	(1)	—

NPPC	(2)	—	(2)	—

Qimonda contributed €1 and €0, respectively, to fund its pension plans during the three months ended December 31, 2006 and 2007.

16.	Financial Instruments

The Company periodically enters into financial instruments, including foreign currency forward contracts. The objective of these transactions is to reduce the impact of exchange rate fluctuations on the Company’s foreign currency denominated net future cash flows. The Company does not enter into derivatives for trading or speculative purposes.

The euro equivalent notional amounts in millions and fair values of the Company’s derivative instruments as of September 30, 2007 and December 31, 2007 are as follows:

	As of September 30, 2007		As of December 31, 2007
	Notional	Fair	Notional	Fair
	amount	value	amount	value

Forward contracts sold:
U.S. dollar	475	11	392	(5)
Japanese yen	2	—	1	—
Forward contracts purchased:
U.S. dollar	72	(1)	45	—
Japanese yen	70	(2)	72	(1)
Singapore dollar	5	—	5	—
Malaysian ringgit	17	—	12	—
Other currencies	1	—	15	—
Other	108	11	109	13

Fair value, net		19		7

Gains and losses from foreign currency derivatives and transactions are principally included in cost of goods sold, and were as follows for the three months ended December 31, 2006 and 2007:

	Three months ended	Three months ended
	December 31, 2006	December 31, 2007

Net (losses) gains from foreign currency derivatives and transactions	(11)	3

Qimonda AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(euro in millions, except where otherwise stated)

17.	Commitments and Contingencies

Contribution from Infineon

These contingencies described below were assigned to the Company pursuant to the contribution agreement entered into between Infineon and the Company in connection with the Formation.

Under the contribution agreement, the Company is required to indemnify Infineon, in whole or in part as specified below, for any claim (including any related expenses) arising in connection with the liabilities, contracts, offers, uncompleted transactions, continuing obligations, risks, encumbrances and other liabilities Infineon incurs in connection with the matters described below.

The contribution agreement is based on the principle that all potential liabilities and risks in connection with legal matters existing as of the Formation date are generally to be borne by the business unit which caused the risk or liability or where the risk or liability arose. Except to the limited extent described below for the securities class action litigation and the settled Tessera litigation (for which the Company has different arrangements), the Company has agreed to indemnify Infineon for all liabilities arising in connection with all legal matters specifically described below, including court costs and legal fees. Infineon will not settle or otherwise agree to any of these liabilities without the Company’s prior consent. Liabilities and risks relating to the securities class action litigation, including court costs, will be equally shared by Infineon and the Company, but only with respect to the amount by which the total amount payable exceeds the amount of the corresponding accrued liability that Infineon transferred to the Company at the Formation. Infineon has agreed not to settle this lawsuit without the Company’s prior consent. Any expenses incurred in connection with the assertion of claims against the provider of directors’ and officers’ (D & O) insurance covering Infineon’s two current or former officers named as defendants in the suit will also be equally shared. The D & O insurance provider has so far refused coverage. The Company has agreed to indemnify Infineon for 80% of the court costs and legal fees relating to the settled litigation with Tessera.

The Company has further agreed to pay 60% of the total license fees payable by Infineon and the Company to which Infineon and the Company may agree in connection with two cases in which negotiations relating to licensing and cross-licensing were ongoing at the time of the Formation, one of which is still ongoing.

In accordance with the general principle that all potential risks or liabilities are to be borne by the entity which caused the risk or liability or where the risk or liability arose, the indemnification provisions of the contribution agreement include the following specific provisions with respect to claims or lawsuits arising after the Formation:

•	liabilities arising in connection with intellectual property infringement claims relating to memory products are to be borne by the Company.

•	liabilities arising in connection with actual or alleged antitrust violations with respect to DRAM products are to be borne by the Company.

Litigation

In September 2004, Infineon entered into a plea agreement with the Antitrust Division of the U.S. Department of Justice (“DOJ”) in connection with its ongoing investigation of alleged antitrust violations in the DRAM industry. Pursuant to this plea agreement, Infineon agreed to plead guilty to a single count related to the pricing of DRAM between July 1, 1999 and June 15, 2002, and to pay a fine of $160 million. The fine plus accrued interest is to be paid in equal annual installments through 2009. On October 25, 2004, the plea agreement was accepted by the U.S. District Court for the Northern District of California. Therefore, the matter has been fully resolved as between Infineon and the DOJ, subject to Infineon’s obligation to cooperate with the DOJ in its ongoing investigation of other participants in the DRAM industry. The charges by the DOJ related to DRAM-product sales to six Original Equipment Manufacturer (“OEM”) customers that manufacture computers and servers. Infineon has entered into

Qimonda AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(euro in millions, except where otherwise stated)

settlement agreements with five of these OEM customers and is considering the possibility of a settlement with the remaining OEM customer, which purchased only a very small volume of DRAM from Infineon.

Subsequent to the commencement of the DOJ investigation, a number of purported class action lawsuits were filed against Infineon, its principal U.S. subsidiary and other DRAM suppliers.

Sixteen cases were filed between June 2002 and September 2002 in several U.S. federal district courts purporting to be on behalf of a class of individuals and entities who purchased DRAM directly from various DRAM suppliers in the U.S. during a specified time period (“Direct U.S. Purchaser Class”), alleging price-fixing in violation of the Sherman Act and seeking treble damages in unspecified amounts, costs, attorneys’ fees, and an injunction against the allegedly unlawful conduct.

In September 2002, the Judicial Panel on Multi-District Litigation ordered that the foregoing federal cases be transferred to the U.S. District Court for the Northern District of California for coordinated or consolidated pre-trial proceedings as part of a Multi-District Litigation (“MDL”). In June 2006, the court issued an order certifying a direct purchaser class.

In September 2005, Infineon and its principal U.S. subsidiary entered into a definitive settlement agreement with counsel to the Direct U.S. Purchaser Class (granting an opportunity for individual class members to opt out of the settlement). The settlement agreement was approved by the court on November 1, 2006 and the court entered final judgment and dismissed the class action claims with prejudice on November 2, 2006. Under the terms of the settlement agreement Infineon agreed to pay approximately $21 million. In addition to this settlement payment, Infineon agreed to pay an additional amount if it is proven that sales of DRAM products to the settlement class after opt-outs during the settlement period exceeded $208.1 million. The Company would also be responsible for this payment. The additional amount payable is calculated by multiplying the amount by which these sales exceed $208.1 million by 10.53%. The Company does not currently expect to pay any additional amount to the class. The Company has reached individual settlements with eight direct customers in addition to those OEMs identified by the DOJ.

In April 2006, Unisys Corporation filed a complaint against Infineon and its principal U.S. subsidiary, among other DRAM suppliers, alleging state and federal claims for price fixing and seeking recovery as both a direct and indirect purchaser of DRAM. On May 5, 2006, Honeywell International, Inc. filed a complaint against Infineon and its U.S. subsidiary, among other DRAM suppliers, alleging a claim for price fixing under federal law, and seeking recovery as a direct purchaser of DRAM. Both of these complaints were filed in the Northern District of California, and have been related to the MDL described above. Both Unisys and Honeywell opted out of the Direct U.S. Purchaser Class and settlement, so their claims are not barred by Infineon’s settlement with the Direct U.S. Purchaser Class. On April 5, 2007 the court dismissed Unisys’ initial complaint with leave to amend for failing to give proper notice of its claims. Unisys filed a First Amended Complaint on May 4, 2007. Infineon, its principal U.S. subsidiary, and the other defendants again filed a motion to dismiss certain portions of the Unisys First Amended Complaint on June 4, 2007. After Honeywell had filed a stipulation of dismissal without prejudice of its lawsuit against Infineon, the court entered the dismissal order on April 26, 2007. Between February 28, 2007 and March 8, 2007 four more opt-out cases were filed by All American Semiconductor, Inc., Edge Electronics, Inc., Jaco Electronics, Inc. and DRAM Claims Liquidation Trust, by its Trustee, Wells Fargo Bank, N.A. The All American Semiconductor complaint alleges claims for price-fixing under the Sherman Act. The Edge Electronics, Jaco Electronics and DRAM Claims Liquidation Trust complaints allege state and federal claims for price-fixing. As with Unisys and Honeywell, the claims of these plaintiffs are not barred by Infineon’s settlement with the Direct U.S. Purchaser Class, since they opted out of the Direct U.S. Purchaser Class and settlement. All four of these opt-out cases were filed in the Northern District of California and have been related to the MDL described above. Based upon the Court’s order dismissing portions of the initial Unisys complaint above, the plaintiffs in all four of these opt-out cases filed amended complaints on May 4, 2007. On June 4, 2007, Infineon and its principal U.S. subsidiary answered the amended complaints filed by All American Semiconductor, Inc., Edge Electronics, Inc., and Jaco Electronics, Inc. Also on June 4, 2007, Infineon and its principal U.S. subsidiary, along with its co-defendants filed

Qimonda AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(euro in millions, except where otherwise stated)

joint motions to dismiss certain portions of the DRAM Claims Liquidation Trust and Unisys amended complaint. On October 15, 2007 the Court denied the motion to dismiss the Unisys amended complaint and deferred ruling on the motion to dismiss the DRAM Claims Liquidation Trust complaint. On October 29, 2007, Infineon and its principal U.S. subsidiary answered the amended complaints of Unisys and DRAM Claims Liquidations Trust. Discovery in all of the cases closed on December 17, 2007. The court has scheduled a trial date for June 1, 2009.

Sixty-four additional cases were filed between August 2002 and October 2005 in numerous federal and state courts throughout the United States of America. Each of these state and federal cases (except a case filed in the U.S. District Court for the Eastern District of Pennsylvania in May 2005 on behalf of foreign purchasers) purports to be on behalf of a class of individuals and entities who indirectly purchased DRAM in the U.S. during specified time periods commencing in or after 1999. The complaints variously allege violations of the Sherman Act, California’s Cartwright Act, various other state laws, unfair competition law and unjust enrichment and seek treble damages in generally unspecified amounts, restitution, costs, attorneys’ fees and an injunction against the allegedly unlawful conduct.

Twenty-three of the state (outside California) and federal court cases and the U.S. District Court for the Eastern District of Pennsylvania case were ordered transferred to the U.S. District Court for the Northern District of California for coordinated and consolidated pre-trial proceedings as part of the MDL described above. After this transfer, the plaintiffs dismissed two of the transferred cases. Two additional transferred cases were subsequently remanded back to their relevant state courts. Nineteen of the twenty-three transferred cases are currently pending in the MDL-litigation. The Eastern District of Pennsylvania case purporting to be on behalf of a class of foreign individuals and entities who directly purchased DRAM outside of the United States of America from July 1999 through at least June 2002, was dismissed with prejudice and without leave to amend in March 2006. Plaintiffs in that case have filed a notice of appeal. In July 2006, plaintiffs filed their opening brief on appeal, and defendants filed their joint opening brief in September 2006. No hearing date has yet been scheduled for the appeal. The California state cases were ordered transferred for coordinated and consolidated pre-trial proceedings to the San Francisco County Superior Court. The plaintiffs in the indirect purchaser cases that originated outside California which have not been transferred to the MDL agreed to stay proceedings in those cases pending resolution of the MDL pretrial-proceedings through a single complaint on behalf of a putative nationwide class of indirect purchasers in the MDL. The defendants filed two motions for judgment on the pleadings directed at several of the claims in the indirect purchaser case pending in the MDL. The court entered an order on June 1, 2007 granting in part and denying in part the defendants’ motions. The order dismissed a large percentage of the indirect purchaser plaintiffs’ claims, and granted leave to amend with regard to claims under three specific state statutes. The court ruled that the indirect purchaser plaintiffs must file a motion for leave to amend the complaint with regard to any of the other dismissed claims. On June 29, 2007, the indirect plaintiffs filed both a First Amended Complaint, and a motion for leave to file a Second Amended Complaint that attempted to resurrect some of the claims that were dismissed. On August 17, 2007, the court entered an order granting the motion to file the Second Amended Complaint, which repleaded part of the previously dismissed claims. On October 1, 2007, the defendants filed another motion to dismiss directed at many of the same claims that were previously dismissed in the court’s June 1, 2007 order. A hearing was held on this motion for judgment on the pleadings on December 12, 2007. The indirect plaintiff’s motion for class certification was filed on July 10, 2007, and defendants filed a joint opposition to that motion on September 28, 2007. However, on December 5, 2007 the court issued an order vacating the current motion for class certification until the court ruled on the motion to dismiss (Note 19).

In July 2006, the New York state attorney general filed an action in the U.S. District Court for the Southern District of New York against Infineon, its principal U.S. subsidiary and several other DRAM manufacturers on behalf of New York governmental entities and New York consumers who purchased products containing DRAM beginning in 1998. The plaintiffs allege violations of state and federal antitrust laws arising out of the same allegations of DRAM price-fixing and artificial price inflation practices discussed above, and seek recovery of actual and treble damages in unspecified amounts, penalties, costs (including attorneys’ fees) and injunctive and

Qimonda AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(euro in millions, except where otherwise stated)

other equitable relief. On October 23, 2006, the New York case was transferred to the Northern District of California and made part of the MDL proceedings. In July 2006, the attorneys general of California, Alaska, Arizona, Arkansas, Colorado, Delaware, Florida, Hawaii, Idaho, Illinois, Iowa, Louisiana, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Nebraska, Nevada, New Mexico, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia and Wisconsin filed a lawsuit in the U.S. District Court for the Northern District of California against Infineon, its principal U.S. subsidiary and several other DRAM manufacturers on behalf of governmental entities, consumers and businesses in each of those states who purchased products containing DRAM beginning in 1998. On September 8, 2006, the complaint was amended to add claims by the attorneys general of Kentucky, Maine, New Hampshire, North Carolina, the Northern Mariana Islands and Rhode Island. This action is based on state and federal law claims relating to the same alleged anticompetitive practices in the sale of DRAM and plaintiffs seek recovery of actual and treble damages in unspecified amounts, penalties, costs (including attorneys’ fees) and injunctive and other relief. On October 10, 2006 Infineon joined the other defendants in filing motions to dismiss several of the claims alleged in these two actions. A hearing on these motions was heard on February 7, 2007. On August 31, 2007, the court entered orders granting the motions in part and denying the motions in part. The court’s order dismissed the claims on behalf of consumers, businesses and governmental entities in a number of states, and dismissed certain other claims with leave to amend, with any amended complaints to be filed by October 1, 2007. Amended complaints in both actions were filed on October 1, 2007. On November 26, 2007 Infineon joined the other defendants in filing motions to dismiss several of the claims alleged in these amended complaints. A hearing is scheduled for these motions on February 27, 2008. Plaintiffs California and New Mexico filed a joint motion for class certification seeking to certify classes of all public entities within both states. A hearing on the motion for class certification has been scheduled for March 12, 2008. Between June 25, 2007 and August 15, 2007, the attorneys general of four states, Alaska, New Hampshire, Ohio and Texas, filed requests for dismissal of their claims without prejudice.

In April 2003, Infineon received a request for information from the European Commission (the “Commission”) to enable the Commission to assess the compatibility with the Commission’s rules on competition of certain practices of which the Commission has become aware in the European market for DRAM products. Infineon reassessed the matter after its plea agreement with the DOJ and made an accrual during the 2004 financial year for a probable minimum fine that may be imposed as a result of the Commission’s investigation. Any fine actually imposed by the Commission may be significantly higher than the reserve established, although Infineon cannot more accurately estimate the amount of such actual fine. Infineon is fully cooperating with the Commission in its investigation.

In May 2004, the Canadian Competition Bureau advised Infineon’s principal U.S. subsidiary that it and its affiliated companies are among the targets of a formal inquiry into alleged violations of the Canadian Competition Act. No compulsory process (such as subpoenas) has commenced. Infineon is cooperating with the Competition Bureau in its inquiry.

Between December 2004 and February 2005, two putative class proceedings were filed in the Canadian province of Quebec and one was filed in each of Ontario and British Columbia against Infineon, its principal U.S. subsidiary and other DRAM manufacturers on behalf of all direct and indirect purchasers resident in Canada who purchased DRAM or products containing DRAM between July 1999 and June 2002, seeking damages, investigation and administration costs, as well as interest and legal costs. Plaintiffs primarily allege conspiracy to unduly restrain competition and to illegally fix the price of DRAM. In the British Columbia action, two hearings on the certificate motion took place in August 2007 and in November 2007. In one Quebec class action, a tentative date for the motion for authorization (certification) has been set for May 2008 (with some possibility of a March 2008 date if the court calendar opens); the other Quebec action has been stayed pending developments in the one that is going forward.

Qimonda AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(euro in millions, except where otherwise stated)

Between September 2004 and November 2004, seven securities class action complaints were filed against Infineon and three of its current or former officers (of which one officer was subsequently dropped as a defendant) in the U.S. District Courts for the Northern District of California and the Southern District of New York. The plaintiffs voluntarily dismissed the New York cases, and in June 2005 filed a consolidated amended complaint in California on behalf of a putative class of purchasers of Infineon’s publicly-traded securities, who purchased them during the period between March, 2000 and July 2004, effectively combining all lawsuits. The consolidated amended complaint added Infineon’s principal U.S. subsidiary and four then-current or former employees of Infineon and its affiliate as defendants. It alleges violations of the U.S. securities laws and asserts that the defendants made materially false and misleading public statements about Infineon’s historical and projected financial results and competitive position because they did not disclose Infineon’s alleged participation in DRAM price-fixing activities and that, by fixing the price of DRAM, defendants manipulated the price of Infineon’s securities, thereby injuring its shareholders. The plaintiffs seek unspecified compensatory damages, interest, costs and attorneys’ fees. In September 2006, the court dismissed the complaint with leave to amend and in October 2006 the plaintiffs filed a second amended complaint. In March 2007, pursuant to a stipulation agreed with the defendants, the plaintiffs withdrew the second amended complaint and were granted a motion for leave to file a third amended complaint. The plaintiffs filed a third amended complaint on July 17, 2007. A hearing was held on November 19, 2007 (Note 19). In the contribution agreement the Company entered into with Infineon, the Company agreed to share any future liabilities arising out of this lawsuit equally with Infineon, including the cost of defending the suit.

Infineon believes these claims are without merit. The Company is currently unable to provide an estimate of the likelihood of an unfavorable outcome to Infineon or of the amount or range of potential loss arising from these actions. If the outcome of these actions is unfavorable or if Infineon incurs substantial legal fees in defending these actions regardless of outcome, it may have a material adverse effect on the Company’s financial condition and results of operations. Infineon’s directors’ and officers’ insurance carriers have denied coverage in the securities class actions and Infineon filed suits against the carriers in December 2005 and August 2006. Infineon’s claims against one D&O insurance carrier were finally dismissed in May 2007. The claims against the other insurance carrier are still pending.

On April 10, 2007, Lin Packaging Technologies, Ltd. (Lin) filed a lawsuit against Infineon, its principal U.S. subsidiary and an additional DRAM manufacturer in the U.S. District Court for the Eastern District of Texas, alleging that certain DRAM products were infringing two Lin patents. In May 2007, Lin amended its complaint to include Qimonda AG, Qimonda North America Corp. and Qimonda Richmond LLC. In November 2007 the parties settled and the case was dismissed.

Accruals and the potential effect of these lawsuits

Liabilities related to legal proceedings are recorded when it is probable that a liability has been incurred and the associated amount can be reasonably estimated. Where the estimated amount of loss is within a range of amounts and no amount within the range is a better estimate than any other amount or the range cannot be estimated, the minimum amount is accrued. As of December 31, 2007, the Company had accrued liabilities in the amount of €77 related to the DOJ and European antitrust investigations and the direct and indirect purchaser litigation and settlements described above, as well as for legal expenses relating to the securities class actions and the Canadian antitrust investigation and litigation described above. As additional information becomes available, the potential liability related to these matters will be reassessed and the estimates revised, if necessary. These accrued liabilities would be subject to change in the future based on new developments in each matter, or changes in circumstances, which could have a material adverse effect on the Company’s results of operations and financial condition.

An adverse final resolution of the antitrust investigations or related civil claims or the securities class action lawsuits described above could result in substantial financial liability to, and other adverse effects upon the Company, which would have a material adverse effect on the Company’s business, results of operations, financial

Qimonda AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(euro in millions, except where otherwise stated)

condition and cash flows. In each of these matters, the Company is continuously evaluating the merits of its respective claims and defending itself vigorously or seeking to arrive at alternative resolutions in the best interests of the Company, as its deems appropriate. Irrespective of the validity or the successful assertion of the above referenced claims, the Company could incur significant costs with respect to defending against or settling such claims, which could have a material adverse effect on the Company’s results of operations and financial condition and cash flows.

The Company is subject to various other lawsuits, legal actions, claims and proceedings related to products, patents and other matters incidental to its businesses. The Company has accrued a liability for the estimated costs of adjudication of various asserted and unasserted claims existing as of the balance sheet date. Based upon information presently known to management, the Company does not believe that the ultimate resolution of such other pending matters will have a material adverse effect on the Company’s financial position, although the final resolution of such matters could have a material adverse effect on the Company’s results of operations or cash flows in the year of settlement.

Contractual Commitments

On October 8, 2007, Qimonda entered into a rental agreement for new headquarter offices south of Munich, Germany. The agreement involves the construction of a building by a third party lessor, and includes a 15 year non-cancelable lease term, which is expected to start in early 2010. Qimonda has an option to extend the lease for two 5 year periods at similar lease terms to the initial non-cancelable lease term. The minimum rental payments aggregate €96 over the initial lease term. The lease contract provides for rent escalation in line with market-based increases in rent. The agreement will be accounted for as an operating lease with monthly lease payments expensed on a straight-line basis over the lease term.

The Company’s operating lease expenses were €7 and €8 for the three months ended December 31, 2006 and 2007, respectively. Operating lease payments include amounts paid to Infineon for lease payments. Premises currently occupied by the Company that are leased by Infineon are expected to be the subject of a sublease agreement between Infineon and the Company.

Other Contingencies

The Company has received government grants and subsidies related to the construction and financing of certain of its production facilities. These amounts are recognized upon the attainment of specified criteria. Certain of these grants have been received contingent upon the Company maintaining compliance with certain project-related requirements for a specified period after receipt. The Company is committed to maintaining these requirements. Nevertheless, should such requirements not be met, as of December 31, 2007, a maximum of €409 of these subsidies could be refundable.

The Company has guarantees outstanding to external parties of €137 as of December 31, 2007, that mainly expire through 2013. Guarantees are mainly issued by Infineon for the payment of import duties, rentals of buildings, contingent obligations related to government grants received and the consolidated debt of subsidiaries. Such guarantees which relate to Qimonda AG were transferred to the Company as part of the Formation. The Company also agreed to indemnify Infineon against any losses it may suffer under several guarantee and financing arrangements that relate to its business but that cannot be transferred to it for legal, technical or practical reasons.

The Company, through certain of its sales and other agreements may, in the normal course of business, be obligated to indemnify its counterparties under certain conditions for warranties, patent infringement or other matters. The maximum amount of potential future payments under these types of agreements is not predictable with any degree of certainty, since the potential obligation is contingent on conditions that may or may not occur in future, and depends on specific facts and circumstances related to each agreement. Historically, payments made by

Qimonda AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(euro in millions, except where otherwise stated)

the Company under these types of agreements have not had a material adverse effect on the Company’s business, results of operations or financial condition.

18.	Operating Segment and Geographic Information

The Company has one operating segment, Memory Products, which is also its reportable segment, consistent with the manner in which financial information is internally reported and used by the Chief Operating Decision Maker for purposes of evaluating business performance and allocating resources.

The following is a summary of net sales by geographic area for the three months ended December 31, 2006 and 2007:

	Three months ended December 31, 2006		Three months ended December 31, 2007

Net sales:
Germany	87	7%	36	7%
Rest of Europe	142	12%	50	10%
North America	474	40%	176	34%
Asia/Pacific	360	31%	184	36%
Japan	110	10%	67	13%

Total	1,173	100%	513	100%

For practical purposes, the Rest of Europe region also includes other countries and territories in the rest of the world outside of the listed main geographic regions with aggregate sales representing no more than 2% of total sales in any period. In addition, prior period amounts have been reclassified to conform to the current period presentation.

The Company defines EBIT as earnings (loss) before interest and taxes. The Company’s management uses EBIT, among other measures, to establish budgets and operational goals, to manage the combined and consolidated Company’s business and to evaluate and report performance as part of the Infineon Group. Because many operating decisions, such as allocations of resources to individual projects, are made on a basis for which the effects of financing the overall business and of taxation are of marginal relevance, management finds a metric that excludes the effects of interest on financing and tax expense useful. In addition, in measuring operating performance, particularly for the purpose of making internal decisions, such as those relating to personnel matters, it is useful for management to consider a measure that excludes items over which the individuals being evaluated have minimal control, such as enterprise-level taxation and financing. The Company reports EBIT information because it believes that it provides investors with meaningful information about the operating performance of the Company in a manner similar to that which management uses to assess and direct the business. EBIT is not a substitute for net income, however, because the exclusion of interest and tax expense is not appropriate when reviewing the overall profitability of the Company.

EBIT is determined as follows from the combined and consolidated statements of operations, without adjustment to the U.S. GAAP amounts presented:

	Three months ended	Three months ended
	December 31, 2006	December 31, 2007

Net (loss) income	177	(598)
Adjust:
Income tax expense	74	9
Interest expense, net	(1)	(1)

EBIT	250	(590)

Qimonda AG and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements
(euro in millions, except where otherwise stated)

Infineon reports the Company’s EBIT results as its segment net of the minority interest in Qimonda.

19.	Subsequent Events

The following significant events occurred after December 31, 2007:

On January 3, 2008 Qimonda announced that it signed an agreement with Macronix International Co., Ltd., Taiwan, to jointly develop non-volatile memory technologies. The co-operation project is planned to focus on the development of different kinds of non-volatile memory technologies over a five-year timeline. Both partners will share development costs and contribute engineering resources and know-how.

On January 11, 2008 the legal transfer from Infineon of the Company’s interest in AMTC became effective with the entry in the commercial register. Similarly, on January 21, 2008 the legal transfer from Infineon of the Company’s interest in BAC became effective with the entry in the commercial register.

On January 25, 2008 the court entered into an order granting in part and denying in part the defendants motions to dismiss the Securities Class Action complaint. The court denied the motion to dismiss with respect to plaintiffs’ claims under §10(b) and §20(a) of the Exchange Act and dismissed the claim under §20A of the Exchange Act with prejudice.

On January 29, 2008, the court in the multi-district antitrust-related litigation (note 17) entered an order granting in part and denying in part the motion of the defendants. The order dismissed a large percentage of the claims of the indirect purchasers and granted leave to amend as to one claim. No trial date has been set and no schedule is currently in effect for class certification.

On January 29, 2008, the Company held its annual general meeting of shareholders. The shareholders resolved to replace the previous authorization of July 14, 2006 relating to the issuance of securities with a new authorization to the Management Board, effective until January 28, 2013, to issue various types of securities having an aggregate face value of up to the equivalent of €2,063.

On January 30, 2008 the Company obtained approval from the European Union to receive subsidies of €166 from German authorities in connection with the upgrade and expansion of its production facilities in Dresden, Germany. The Company’s use of these subsidies depends on it making qualifying capital expenditures in Dresden. These capital expenditures, which would be substantial, are not currently included in the Company’s capital expenditures budget, which has been reduced in response to current market conditions.

SUPPLEMENTARY INFORMATION (UNAUDITED)

Gross and Net Cash Position

Qimonda defines gross cash position as cash and cash equivalents and marketable securities, and net cash position as gross cash position less short and long-term debt. Since after its Formation, Qimonda holds a substantial portion of its available monetary resources in the form of readily marketable securities, which for U.S. GAAP purposes are not considered to be “cash”, it reports its gross cash position to provide investors with an understanding of its overall liquidity. The gross and net cash positions are determined as follows from the condensed consolidated balance sheets as of September 30, 2007 and December 31, 2007:

	As of September 30,
	2007	As of December 31, 2007

Cash and cash equivalents	746	509
Marketable securities	265	237

Gross Cash Position	1,011	746
Less: Short-term debt and current maturities	(77)	(68)
Long-term debt	(227)	(304)

Net Cash Position	707	374

Return on Capital Employed (RoCE)

In addition to EBIT, the Qimonda management committed itself from the 2007 financial year to focus on measuring the profitability of the Company compared to the capital that has been required. Therefore the financial indicator Return on Capital Employed (“RoCE”) was implemented to measure this performance.

Earnings before interest, Capital Employed and RoCE are non-GAAP financial measures. Reconciliations to the closest GAAP measures net (loss) income, shareholders’ equity, and net (loss) income to shareholders’ equity ratio, respectively, are presented below. Capital Employed is the end period shareholders’ equity less the net cash position. RoCE is calculated as Earnings before Interest (EBI) divided by Capital Employed. Quarterly RoCE calculations are annualized for purposes of this ratio only, which may exceed reported annual earnings and is not indicative of expected earnings in any future period.

RoCE is determined as follows from the condensed consolidated financial statements:

	As of	As of
	September 30,	December 31,
	2007	2007

Shareholder’s Equity	3,517	2,873
Less: Net Cash Position	(707)	(374)

Capital Employed	2,810	2,499

	Three months ended	Three months ended
	December 31, 2006	December 31, 2007

Net income (loss)	177	(598)
Adjust: Interest income, net	1	1

Earnings (loss) before Interest	176	(599)

Net income (loss)/Shareholder’s Equity	18%	(83%)
Return on Capital Employed	22%	(96%)

Free Cash Flow

Qimonda defines free cash flow as cash from operating and investing activities excluding purchases or sales of marketable securities. Free cash flow is not defined under U.S. GAAP and may not be comparable with measures of the same or similar title that are reported by other companies. Under SEC rules, “free cash flow” is considered a non-GAAP financial measure. It should not be considered as a substitute for, or confused with, any U.S. GAAP financial measure. Management believes the most comparable U.S. GAAP measure is net cash provided by operating activities. Since Qimonda operates in a capital-intensive industry, it reports free cash flow to provide investors with a measure that can be used to evaluate changes in liquidity after taking capital expenditures into account. It is not intended to represent residual cash flow available for discretionary expenditures, since debt service requirements or other non-discretionary expenditures are not deducted. The free cash flow is determined as follows from the Company’s condensed consolidated statements of cash flows:

	Three months ended	Three months ended
	December 31, 2006	December 31, 2007

Net cash provided by (used in) operating activities	438	(158)
Net cash used in investing activities	(208)	(35)
Thereof: Purchases of marketable securities available for sale	11	35
Proceeds from marketable securities available for sale	—	(59)

Free cash flow	241	(217)

Employees

As of December 31, 2007, Qimonda had 13,630 employees worldwide, including 2,563 engaged in research and development.

Market for ordinary shares

Qimonda AG ordinary shares are traded as American Depository Shares (ADSs) on the New York Stock Exchange under the symbol “QI”.

Financial Calendar

Qimonda plans to announce results for its second quarter ending March 31, 2008, on April 21, 2008.

Publication date
February 1, 2008

Contact information

Qimonda Technologies AG
Investor Relations
Gustav-Heinemann-Ring 123
81739 Munich, Germany

Phone: +49 89 60088-1200
E-Mail: mailto:investor.relations@qimonda.com

Visit http://www.qimonda.com/ for an electronic version of this report and other information.

Qimonda AG

American Depositary Shares, representing Ordinary Shares,
including any Ordinary Shares issued upon conversion of Debt Securities
Debt Securities
Guarantees of Debt Securities

Qimonda Finance LLC

Debt Securities Guaranteed by Qimonda AG

This prospectus relates to the offer and sale from time to time of securities by Qimonda AG, a German stock corporation, and debt securities of Qimonda Finance LLC, a Delaware limited liability company, that are guaranteed by Qimonda AG.

In addition, Infineon Technologies AG and Infineon Technologies Investment B.V., an indirect subsidiary of Infineon Technologies AG incorporated in The Netherlands, which we refer to as the selling shareholders, may offer American Depositary Shares, or ADSs, of Qimonda AG from time to time. This may include share lending arrangements. The ADSs may be evidenced by American Depositary Receipts, or ADRs. Each ADS will represent one ordinary share. We will not receive any proceeds from the sale of our ADSs by the selling shareholders.

When securities are offered using this prospectus, we will provide you with a prospectus supplement describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplement relating to the specific issue of securities, together with the documents we incorporate by reference, before you decide to invest in any of these securities.

Our ADSs are listed on the New York Stock Exchange under the symbol “QI”.

Investing in our securities involves risks.  See “Risk Factors” on page 2 of this prospectus and “Risk Factors” included in our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We may, and any selling shareholder may, offer the securities independently or together in any combination for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Prospectus dated September 11, 2007.

You should rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where sale of these securities is legally permitted. The information in this document may only be accurate on the date of this document.

In this prospectus, references to:

•	“our company” refer to Qimonda AG;

•	“we”, “us”, “Qimonda AG” or “Qimonda” refer to Qimonda AG and, unless the context otherwise requires, to our subsidiaries and our predecessor, the former Memory Products segment of Infineon;

•	“Infineon” refer to Infineon Technologies AG, a German stock corporation and, unless the context otherwise requires, to its subsidiaries;

•	the “Infineon Group” refer to Infineon and Infineon’s subsidiaries, including Qimonda prior to the carve-out but excluding Qimonda after the carve-out described herein;

•	the “selling shareholders” refer to Infineon Technologies AG and Infineon Technologies Investment B.V.; and

•	“securities” include any security that we or any selling shareholder might sell under this prospectus or any prospectus supplement.

i

PROSPECTUS SUMMARY

This summary highlights some important information about our business and this offering. Because it is a summary, it does not contain all the information you should consider before investing in our securities. Before making your investment decision, you should carefully read:

•	this entire prospectus, which explains the general terms of the securities we may offer;

•	the accompanying prospectus supplement, which (i) explains the specific terms of the particular offering and (ii) updates and changes information in this prospectus;

•	the documents referred to below in “Incorporation of Certain Information by Reference”; and

•	the documents referred to below in “Additional Information”.

Qimonda AG

We design semiconductor memory technologies and develop, manufacture, market and sell a large variety of semiconductor memory products on a chip, component and module level. We began operations within the Semiconductor Group of Siemens AG, whose roots in semiconductor R&D and manufacturing date back to 1952, and operated as the Memory Products segment of Infineon Technologies AG since its carve-out from Siemens AG in 1999. We were registered in the commercial register of the local court of Munich on May 25, 2004 as Invot AG, a German stock corporation and wholly-owned subsidiary of Infineon Technologies AG, under number HRB 152545. We changed our name to Qimonda AG on April 6, 2006. Our principal executive offices are located at Gustav-Heinemann-Ring 212, 81739 Munich, Germany, and our telephone number is +49-89-60088-0. Our website is http://www.qimonda.com. This website address is included in this prospectus as an inactive textual reference only. The information and other content appearing on our website are not part of this prospectus. Our agent for service of process in the United States is Qimonda North America Corp., Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

Qimonda Finance LLC

Qimonda Finance LLC was formed by us on July 13, 2006 pursuant to the filing of a certificate of formation with the Secretary of State of the State of Delaware. Qimonda Finance LLC is our wholly-owned subsidiary formed for the purpose of raising funds for us.

Qimonda Finance LLC’s principal executive office and postal address is 3000 CentreGreen Way, Cary, North Carolina, 27513 U.S.A., and its telephone number is +1 919-677-2700. Qimonda Finance LLC’s registered agent in the United States is Qimonda North America Corp., Attn: General Counsel, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

Ratio of earnings to fixed charges

The following table shows the ratios of earnings to fixed charges for Qimonda AG for the fiscal years ended September 30, 2006, 2005, 2004 and 2003 and for the nine-month period ended June 30, 2007.

	Nine Months
	Ended June 30,	Year Ended September 30,
	2007	2006	2005	2004	2003	2002

Ratio of earnings to fixed charges	5.68	5.98	9.06	2.97	1.20	—*

*	A ratio for 2002 is not available without undue effort to properly prepare, compile and verify all of the financial information needed to calculate the ratio. For more information, see “Selected Combined and Consolidated Financial Data” in our annual report on Form 20-F for the year ended September 30, 2006.

RISK FACTORS

Before you invest in our securities, you should carefully consider the risks involved. Accordingly, you should carefully consider:

•	the information contained in or incorporated by reference into this prospectus,

•	the information contained in or incorporated by reference into any prospectus supplement relating to specific offerings of securities,

•	the risks described in our Annual Report on Form 20-F for our most recent fiscal year and in any Current Report on Form 6-K, which we have filed since our most recent Annual Report on Form 20-F and which is incorporated by reference into this prospectus, and

•	other risks and other information that may be contained in, or incorporated by reference from other filings we make with the SEC, including in any prospectus supplement relating to specific offerings of securities.

The discussion of risks related to our business contained in or incorporated by reference into this prospectus or into any prospectus supplement are those significant risks, then known and specific to us, that we believe are relevant to an investment in our securities. If any of these risks materialize, our business, financial condition or results of operations could suffer, the price of our securities could decline and you could lose part or all of your investment.

CAPITALIZATION

The following table sets forth our actual consolidated capitalization as of June 30, 2007. You should read this table in conjunction with “Selected Combined and Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed combined and consolidated financial statements and related notes included in the documents incorporated by reference.

As of June 30, 2007
(in millions)

Current maturities of long-term debt(1)	21

Long-term debt(1)	128

Shareholders’ equity:
Ordinary share capital	684
Additional paid-in capital	3,113
Retained earnings	240
Accumulated other comprehensive loss	(229)

Total shareholders’ equity	3,808

Total capitalization	€3,936

(1)	As of June 30, 2007, we had a €124 million project-related term loan for our production facility in Portugal, of which €21 is classified as current maturity, as it is payable in March 2008, and a €25 million note payable to a government entity in connection with our Richmond plant. Both loans are unsecured. The term loan is unguaranteed.

SHARE PRICE

ADSs representing our company’s shares have traded on the New York Stock Exchange since August 9, 2006. The table below sets forth, for the periods indicated, the high and low closing sales prices for the ADSs on the New York Stock Exchange:

	Price per ADS in
	U.S. dollars
	High	Low

August 2006 (beginning August 9)	$16.28	$13.54
September 2006	$17.91	$15.90
October 2006	$17.05	$13.95
November 2006	$18.85	$14.11
December 2006	$18.65	$17.00
January 2007	$17.45	$15.17
February 2007	$15.60	$14.45
March 2007	$14.93	$13.81
April 2007	$15.68	$14.09
May 2007	$15.16	$14.14
June 2007	$17.00	$14.94
July 2007	$17.04	$14.80
August 2007	$14.81	$12.20
September 2007 (through September 10, 2007)	$13.42	$12.65

On September 10, 2007, the closing sales price per ADS on the New York Stock Exchange was $12.87.

SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS AND MARKET DATA

This prospectus, any accompanying prospectus supplement and the information incorporated by reference in either document contain forward-looking statements. These forward-looking statements include statements regarding our financial position; our expectations concerning future operations, margins, profitability, liquidity and capital resources; our business strategy and other plans and objectives for future operations; and all other statements that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “thinks”, “estimates”, “seeks”, “predicts”, “potential”, and similar expressions. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include those listed under “Risk Factors” in our Annual Report for the year ended September 30, 2006, as amended, and elsewhere in this prospectus. Those factors, among others, could cause our actual results and performance to differ materially from the results and performance projected in, or implied by, the forward-looking statements. As you read and consider this prospectus, you should carefully understand that the forward-looking statements are not guarantees of performance or results.

These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. Except for any ongoing obligations to disclose material information as required by the U.S. federal securities laws, we do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

In addition, this prospectus contains information concerning the semiconductor memory products market generally and the DRAM market in particular, that is forward-looking in nature and is based on a variety of assumptions regarding the ways in which the semiconductor market and the DRAM market in particular will develop. These assumptions have been derived from independent market research and industry reports referred to in this prospectus. Some data are also based on our good faith estimates, derived from our review of internal surveys and the independent sources listed above.

If any of the assumptions regarding the market are incorrect, actual market results may differ from those predicted. Although we do not know what impact any such differences may have on our business, our future results of operations and financial condition and the market price of our securities may be materially adversely affected.

USE OF PROCEEDS

Unless we state otherwise in a prospectus supplement, the net proceeds from the sale of securities offered through this prospectus will be used for general corporate purposes. Net proceeds received by Qimonda Finance LLC from the sale of securities offered through this prospectus will be on-lent to our group companies for their general corporate purposes.

We will not receive any proceeds from the sale of ADSs by the selling shareholders.

EXPENSES OF THE ISSUE

The following is a statement of expenses in connection with this registration statement. All amounts shown are estimates.

Amount to be paid

Legal Fees and Expenses	$75,000
Accounting Fees and Expenses	50,000
Total	125,000

RECENT DEVELOPMENTS

Manufacturing Alliances

  SMIC

In December 2002, we entered into a Product Purchase and Capacity Reservation Agreement, as most recently amended in August 2007, with Semiconductor Manufacturing International Corporation (SMIC), a Chinese foundry. As amended, this agreement provides us access to additional DRAM manufacturing capacity. Under the terms of this agreement, SMIC agreed to manufacture, and we have agreed to purchase, up to 20,000 wafers per month at SMIC’s 200mm production facility in Shanghai at least until 2007 and up to 15,000 wafers per month at SMIC’s 300mm production facility in Beijing at least until 2010. The agreement remains in effect until December 31, 2010 and may be extended. We have the unilateral right to terminate this agreement in the event that one of our semiconductor competitors acquires 50% of SMIC’s voting shares. In addition, either party may terminate the agreement upon material breach by the other party of any obligation under this or the ancillary know-how transfer agreement or upon bankruptcy or insolvency of the other party.

Under the terms of the agreements, Infineon was free to assign the agreement to us and has done so in connection with the carve-out.

  Winbond

In May 2002, we entered into a Product Purchase and Capacity Reservation Agreement with Winbond, a Taiwanese foundry. This agreement provides us access to additional DRAM production capacity. Under the terms of this agreement, Winbond agreed to manufacture, and we agreed to purchase, up to 19,000 wafer starts per month from Winbond’s 200mm production facility in Hsinchu, Taiwan until 2007. We are currently phasing down our purchases of 200mm wafers from Winbond.

In August 2004, we entered into an extended Product Purchase and Capacity Reservation Agreement, as most recently amended in August 2006, with Winbond. This agreement gives us access to additional DRAM production capacity of up to 18,000 wafers per month in Winbond’s 300mm facility in Taiwan until 2009. We have exceeded this level from time to time. Under the terms of this agreement we agreed to provide our 80nm DRAM trench technology to Winbond’s 300mm-wafer facility and Winbond agreed to manufacture DRAMs for computing applications using this technology exclusively for us. Under the terms of these agreements, Infineon was free to assign these agreements to us and has done so in connection with the carve-out. Each agreement remains in effect until the last shipment of, and payment for, products manufactured under the agreement unless it is earlier terminated for breach.

On June 27, 2007, we signed agreements with Winbond to expand our existing cooperation with Winbond and our reservation of capacity at Winbond’s facility for up to 24,000 300mm wafer starts per month. Under the terms of the agreements, we will provide our 75nm and 58nm DRAM trench technology to Winbond’s 300mm-wafer facility. In return, Winbond will manufacture DRAMs for computing applications using this technology exclusively for us.

DESCRIPTION OF ORDINARY SHARES

For a description of our ordinary shares, see “Articles of Association” in our annual report on Form 20-F for the year ended September 30, 2006, as amended. See “Incorporation of Certain Information by Reference”.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES WE OR THE SELLING
SHAREHOLDERS MAY OFFER

For a description of our American Depositary Shares, see “Description of American Depositary Shares” in our final prospectus filed pursuant to Rule 424(b)(1) of the Securities Act on August 10, 2006 with respect to the Registration Statement on Form F-1 (File No. 333-135913). See “Incorporation of Certain Information by Reference”.

GENERAL DESCRIPTION OF DEBT SECURITIES AND GUARANTEES WE MAY OFFER

The following description of the terms of the debt securities and guarantees we may offer sets forth certain general terms and provisions of any debt securities and guarantees to which any prospectus supplement may relate. Particular terms of debt securities and guarantees offered by any prospectus supplement and the extent, if any, to which these general terms and provisions shall apply to any debt securities so offered will be described in the prospectus supplement relating to the applicable debt securities. The applicable prospectus supplement may also state that any of the terms set forth in this description are inapplicable to such debt securities. This description does not purport to be complete.

General

As required by U.S. federal law for debt securities of companies that are publicly offered, each series of debt securities will be governed by a document called an indenture. The material terms of any indenture governing a series of debt securities will be described in the applicable prospectus supplement. The indentures will be qualified under the Trust Indenture Act and filed as exhibits to our registration statement. See “Where You Can Find More Information” for information on how to obtain a copy.

In addition to Qimonda AG and, if applicable, Qimonda Finance LLC, a trustee will also be a party to each indenture. The trustee has two main roles:

•	First, it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which will be described in the applicable prospectus supplement.

•	Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

We will describe in any applicable prospectus supplement the terms relating to a series of debt securities, including:

•	the title,

•	any limit on the amount that may be issued,

•	whether or not we will issue the series of debt securities in global form,

•	whether or not the series of debt securities will be convertible or exchangeable for our common stock or other securities as described below,

•	the material terms of the indenture and who the trustee will be,

•	the maturity date,

•	the annual interest rate, which may be fixed or floating, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates,

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt securities,

•	the terms of the subordination of any series of subordinated debt securities,

•	the place where payments will be payable,

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period,

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions,

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes,

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves,

•	whether we will be restricted from incurring any additional indebtedness,

•	a discussion on any material or special United States federal income tax considerations applicable to the debt securities,

•	if other than U.S. dollars, the currency in which the debt securities of the series will be denominated or in which the principal of or any premium or interest on the debt securities of the series will be payable;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof, and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Fixed rate debt securities

Fixed rate debt securities typically bear interest at a fixed rate. However, fixed rate debt securities include zero coupon notes, which bear no interest and are instead issued at a price lower than the principal amount. Any interest will be paid on fixed rate debt securities on dates specified in the applicable prospectus supplement.

Floating rate debt securities

Floating rate debt securities provide an interest rate determined, and adjusted periodically, by reference to any of the following interest rate bases or formulae: Commercial Paper Rate, LIBOR, EURIBOR, Prime Rate, Treasury Rate, CD Rate, CMT Rate, CMS Rate, Federal Funds Rate or any other rate specified in any applicable prospectus supplement. Interest will be paid on floating rate debt securities on dates determined at the time of issuance and as specified in any applicable prospectus supplement.

Conversion or Exchange of Debt Securities

If any debt securities are issued that may be converted or exchanged into our common stock or other securities, the applicable prospectus supplement will also describe the terms on which the debt securities may be converted or exchanged. These terms will include whether the conversion or exchange is mandatory, is at our option or is at the option of the holder. The applicable prospectus supplement will also describe how the number of shares of common stock or other securities or property to be received will be calculated.

Mandatory conversion or exchange

At maturity, if any, or another time described in the applicable prospectus supplement, the holder of a mandatorily convertible or exchangeable debt security must exchange the security for the underlying security or securities at a specified rate of conversion or exchange. Therefore, depending upon the value of the underlying securities at maturity, if any, or such other time, the holder of a mandatorily convertible or exchangeable debt security may receive less than the principal amount of the debt security. If so indicated in the applicable prospectus supplement, the specified rate at which a mandatorily convertible or exchangeable debt security may be converted or exchanged may vary depending on the value of the underlying securities so that, upon conversion or exchange, the holder participates in a percentage, which may be less than, equal to, or greater than 100% of, the change in value of the underlying securities. Mandatorily convertible or exchangeable debt securities may include securities where we have the right, but not the obligation, to require holders of the debt securities to exchange their debt securities for the underlying securities.

Optional conversion or exchange

The holder of an optionally convertible or exchangeable debt security may, during a period, or at a specific time or times, convert or exchange the debt security for the underlying securities at a specified rate of conversion or exchange as set forth in the applicable prospectus supplement. If specified in the applicable prospectus supplement, we will have the option to redeem the optionally convertible or exchangeable note prior to maturity, if any. If the holder of an optionally convertible or exchangeable debt security does not elect to exchange the security prior to maturity, if any, or any applicable redemption date, the holder will receive the principal amount of the security plus any accrued interest at maturity, if any, or upon redemption.

Payments upon conversion or exchange

The applicable prospectus supplement will specify whether upon conversion or exchange, at maturity, if any, or otherwise, the holder of a convertible or exchangeable security may receive, at the specified exchange rate, either the underlying securities or the cash value of the underlying securities or a combination of both. The convertible or exchangeable debt securities may or may not provide for protection against fluctuations in the exchange rate between the currency in which that security is denominated and the currency or currencies in which the market prices of the underlying security or securities are quoted.

Other terms

Convertible or exchangeable debt securities may have other terms, which will be specified in the applicable pricing supplement or product supplement.

Guarantees

Qimonda AG will be the guarantor of debt securities issued by Qimonda Finance LLC. Qimonda AG will fully, unconditionally and irrevocably guarantee the payment of the principal of, premium, if any, and interest on the debt securities issued by Qimonda Finance LLC, including any additional amounts which may be payable by Qimonda Finance LLC in respect of its debt securities, as described in the applicable prospectus supplement. Qimonda AG will guarantee the payment of such amounts when such amounts become due and payable, whether at the stated maturity of the debt securities, by declaration or acceleration, call for redemption or otherwise.

In the distribution of the assets of any subsidiary of Qimonda AG upon the subsidiary’s liquidation or reorganization, any creditor of the subsidiary will have a right to participate in the distribution before the creditors of Qimonda AG, including holders of debt securities issued by Qimonda Finance LLC. The guarantees will be unsecured obligations of Qimonda AG.

Additional information about the guarantees, if any, will be described in the applicable prospectus supplement.

Consolidation, Merger or Sale

The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

Events of Default under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur to us.

If an event of default with respect to debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, on and accrued interest, if any, on the debt securities due and payable immediately.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indentures. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under the indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indentures at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the applicable indenture or to appoint a receiver or trustee, or to seek other remedies, if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt security of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

•	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indenture.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indenture, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of the debt securities;

•	reducing the principal amount, reducing the rate of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the minimum percentage of debt securities, the holders of which are required to consent to any amendment.

Discharge

The indenture provides that we may elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the applicable indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the securities for other securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the applicable indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will not require any payment for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information concerning the trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the relevant indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest payment.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee in New York City as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

PLAN OF DISTRIBUTION

We are registering the shares of common stock covered by this prospectus to permit us to offer and sell ADSs representing new shares we may issue as well as to permit the selling shareholders to conduct public secondary offerings of ADSs from time to time after the date of this prospectus. A selling shareholder may offer the shares of common stock for cash or other consideration, including in an exchange for other securities issued by a selling shareholder.

All of the shares offered in this offering will be delivered in the form of ADSs.

We may, and any selling shareholder may, sell all or a portion of the securities from time to time:

•	directly; or

•	through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts or commissions or agent’s commissions from the selling shareholder or from the purchasers of the securities for whom they may act as agent.

Underwriters, dealers and agents may be entitled under agreements with us to indemnification by us against some civil liabilities, including liabilities under the Securities Act. In addition, underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Underwriters

If we, or any selling shareholder, use underwriters for the sale of securities, they will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the applicable prospectus supplement, various conditions will apply to the underwriters’ obligation to purchase the securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

If we, or any selling shareholder, use dealers in connection with the sale of securities, unless we otherwise indicate in the applicable prospectus supplement, we, or any selling shareholder, will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents

We or any selling shareholder may designate agents who agree to use their reasonable efforts to solicit purchases of the securities during the term of their appointment to sell securities on a continuing basis.

Direct Sales

We or any selling shareholder may also sell securities directly without using underwriters, dealers or agents.

Loans of Securities

In addition, we or a selling shareholder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement. Such financial institution or third party may transfer its short position in our securities to investors.

Selling Restrictions

In any EEA Member State that has implemented Directive 2003/71/EC (together with any applicable implementing measures in any Member State, the “Prospectus Directive”), this communication is only addressed to and is only directed at qualified investors in that Member State within the meaning of the Prospectus Directive.

This prospectus has been prepared on the basis that all offers of the securities will be made pursuant to an exemption under the Prospectus Directive, as implemented in member states of the European Economic Area (“EEA”), from the requirement to produce a prospectus for offers of the securities. Accordingly any person making or intending to make any offer within the EEA of the securities which are the subject of the placement contemplated in this prospectus should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor any of the underwriters have authorized, nor do we or they authorize, the making of any offer of the securities through any financial intermediary, other than offers made by the underwriters which constitute the final placement of the securities contemplated in this prospectus.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any securities which are the subject of the offering contemplated by this prospectus (the “Securities”) may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Securities shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Securities to be offered so as to enable an investor to decide to purchase any Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

This prospectus is not being distributed pursuant to a public offer in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier), and as a result this prospectus has not been and will not be submitted to the Autorité des Marchés Financiers for approval in France. The Securities offered have not been offered or sold, and will not be offered or sold, directly or indirectly, to the public in France, and this prospectus and any other offering related material has not been distributed and will not be distributed to the public in France. Any offers, sales and distributions have only been and will only be made in France to qualified investors (investisseurs qualifiés), to a restricted group of investors (cercle restreint d’investisseurs) or to people providing portfolio management services for third party accounts (“personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers”). In each case, acting for their own account, all as defined in, and in accordance with, Articles L. 411-1, L. 411-2, D. 411-1 and D. 411-2 of the French Monetary and Financial Code. This prospectus is not to be further distributed or reproduced (in whole or in part) in France by the recipients hereof and this prospectus will be distributed on the understanding that any recipients will only participate in the issue or sale of the Securities for their own account and undertake not to transfer, directly or indirectly, the shares to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 and L. 411-2 of the French Monetary and Financial Code.

The Securities offered by this prospectus have not been and will not be offered to the public within the meaning of the German Sales Prospectus Act (Verkaufsprospektgesetz) or the German Investment Act (Investmentgesetz). Neither our shares nor the Securities have been or will be listed on a German exchange. No sales prospectus pursuant to the German Sales Prospectus Act has been or will be published or circulated in Germany or filed with the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) or any other governmental or regulatory authority in Germany. This prospectus does not constitute an offer to the public in Germany and it does not serve for public distribution of the Securities or shares in Germany. Neither this prospectus, nor any other document issued in connection with this offering, may be issued or distributed to any person in Germany except under circumstances which do not constitute an offer to the public within the meaning of the German Sales Prospectus Act or the German Investment Act.

This offering has not been registered with the Commissione Nationale per la Società e la Borsa (CONSOB) pursuant to Italian securities legislation. The securities offered by this prospectus may not be offered or sold, nor may the prospectus or any other offering materials be distributed in the Republic of Italy unless such offer, sale or distribution is:

(a) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of September 1, 1993 (Decree No. 385), Legislative Decree No. 58 of February 24, 1998, CONSOB Regulation No. 11971 of May 14, 1999 and any other applicable laws and regulations;

(b) made (i) to professional investors (operatori qualificati) as defined in Article 31, second paragraph of CONSOB Regulation No. 11422 of July 1, 1998, as amended, or Regulation No, 11522, (ii) in circumstances where an exemption from the rules governing solicitations to the public at large applies pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended or (iii) to persons located in the Republic of Italy who submit an unsolicited request to purchase the securities; and (c) in compliance with all relevant Italian securities and tax laws and regulations.

The underwriters will not offer or sell any of our Securities directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

The underwriters and each of their affiliates have not (i) offered or sold, and will not offer or sell, in Hong Kong, by means of any document, our Securities other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap.32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere any advertisement, invitation or document relating to our Securities which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

This prospectus or any other offering material relating to our Securities has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, and the Securities will be offered in Singapore pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly our Securities may not be offered or sold, or be the subject of an invitation for subscription or purchase, nor may this prospectus or any other offering material relating to our Securities be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, (b) to a sophisticated investor, and in accordance with the conditions specified in Section 275 of the

Securities and Futures Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

ENFORCING CIVIL LIABILITIES

Qimonda AG is a German stock corporation. The executive offices and a substantial portion of the assets of Qimonda AG are located outside the United States. In addition, the members of the Supervisory and Management Boards of Qimonda AG and the experts named herein may be residents of Germany and other jurisdictions other than the United States. As a result, it may be difficult for investors to effect service within the United States upon Qimonda AG, members of their Supervisory or Management Boards or experts or to enforce outside the United States judgments obtained against such persons in United States courts, or to enforce in United States courts judgments obtained against such persons in courts in jurisdictions outside the United States, in any action, including actions predicated upon the civil liability provisions of the U.S. securities laws. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, liabilities predicated upon the U.S. securities laws.

LEGAL MATTERS

The validity of the securities and certain other legal matters with respect to German, U.S. federal and New York law will be passed upon by Cleary Gottlieb Steen & Hamilton LLP, German and U.S. counsel to the selling shareholders, Qimonda AG and Qimonda Finance LLC.

Certain other legal matters with respect to Delaware law will be passed upon by Richards, Layton, & Finger, P.A., special Delaware counsel to Qimonda Finance LLC.

EXPERTS

The combined and consolidated financial statements of Qimonda AG and subsidiaries as of September 30, 2005 and 2006, and for each of the years in the three-year period ended September 30, 2006, have been incorporated by reference herein in reliance upon the report of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm, Ganghoferstrasse 29, 80339 Munich, Germany, incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing. To the extent that KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft audits and reports on financial statements of Qimonda AG issued at future dates, and consents to the use of its report thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon its report and said authority.

The financial statements of Inotera Memories, Inc. as of and for the years ended December 31, 2004, 2005 and 2006 have been incorporated by reference herein in reliance upon the reports of KPMG Certified Public Accountants, independent registered public accounting firm, 6F, Sec. 3 Misheng E. Road, Songshon District, Taipei City 105, Taiwan, R.O.C., incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing. To the extent that KPMG Certified Public Accountants audits and reports on financial statements of Inotera Memories, Inc. issued at future dates, and consents to the use of its report thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon its report and said authority.

ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form F-3 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, and some parts have been omitted in accordance with the rules and regulations of the SEC. For further information about us and the securities, please refer to the registration statement, which you may access at the SEC’s website, www.sec.gov, or inspect in person, without charge, at the SEC’s Public Reference Room as described below.

We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities of the SEC located at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the SEC.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC in other documents, which means:

•	incorporated documents are considered part of this prospectus; we can disclose important information to you by referring you to those documents; and

•	information in this prospectus automatically updates and supersedes information in earlier documents that are incorporated by reference in this prospectus, and information that we file with the SEC after the date of this prospectus automatically updates and supersedes this prospectus.

We incorporate by reference our Annual Report on Form 20-F for the year ended September 30, 2006, which was filed with the SEC on November 21, 2006 and our Annual Report on Form 20-F/A for the year ended September 30, 2006, which was filed with the SEC on March 30, 2007. We incorporate by reference our report on Form 6-K dated July 27, 2007. We also incorporate by reference the section “Description of American Depositary Shares” in our prospectus filed pursuant to Rule 424(b)(1) of the Securities Act on August 10, 2006 with respect to the Registration Statement on Form F-1 (File No. 333-135913).

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus from now until we terminate the offering of the debt securities:

•	Annual Reports filed on Form 20-F; and

•	any future reports filed on Form 6-K that indicate that they are incorporated by reference in this prospectus.

Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus.

You may obtain a copy of any of the documents referred to above at no cost by contacting us at the following address or telephone number:

Qimonda AG
Gustav-Heinemann-Ring 212
81739 Munich, Germany
+(49)(89) 60088-0

Qimonda Finance LLC

Qimonda Finance LLC is our wholly-owned, consolidated subsidiary. Qimonda Finance LLC does not, and will not, file separate reports with the SEC.

Qimonda Finance LLC

$       % Senior Unsecured Convertible Notes due 2013
Guaranteed as to Payment of Principal and Interest by Qimonda AG

Qimonda AG

Up to        American Depositary Shares Each Representing One Ordinary Share

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